UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CARPENTER TECHNOLOGY CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CARPENTER TECHNOLOGY NOTICE OF 2021 Annual Meeting and Proxy Statement AEROSPACE & DEFENSE INDUSTRIAL & CONSUMER ENERGY MEDICAL TRANSPORTATION

CARPENTER TECHNOLOGY CarpenterTechnology.com CARPENTER TECHNOLOGY STRATEGY Distinctive product and process capabilities Our driving force is to leverage our core technical strength in engineered materials and process capabilities to solve our customers' current and anticipated challenges. We will grow in market segments where we can provide differentiated and value-added solutions to complex problems. We will solidify our position as the industry leader by being the preferred solutions provider and providing our customers a competitive advantage. Areas of excellence Technology development Respond quickly to customer technical questions Rapidly translate customer needs into solutions Develop proprietary and breakthrough products Establish and maintain process expertise and excellence Capture internal "know-how" Operational excellence Be safe and compliant Practice system thinking Develop and execute standard work Identify and eliminate waste Employ root cause problem solving Perform daily management Control key process variables Strategic marketing Think, act and execute in a future outcome manner Translate broad strategies into actionable plans Demonstrate market knowledge Segment and target markets based on potential value and growth Provide timely customer solutions Support the go-to-market approach and advantage Talent engagement Acquire talent on an ongoing basis Provide an attractive mix of rewards and recognition Sustain a high-performance environment Employ a living, strategic work plan Develop talent based upon criticality to the organization Anticipate changing requirements of a shifting workforce and marketplace Create compelling careers

September 16, 2022

Dear Stockholders:

You are cordially invited to attend the 2022 Annual Meeting of Stockholders of Carpenter Technology Corporation to be held on October 11, 2022, at 11:00 a.m. Eastern Daylight Time. This year’s Annual Meeting will again be completely virtual. You will be able to attend the Annual Meeting as well as vote and submit your questions during the live webcast of the meeting by visiting www.virtualshareholdermeeting.com/CRS2022. Details regarding admission to the meeting and the business to be conducted are provided in the accompanying Notice of Annual Meeting and Proxy Statement.

Fiscal year 2022 marked a turning point for Carpenter Technology in the post-COVID-19 recovery. Over the course of the year, we saw the return of a strong demand environment in each of the end-use markets we serve most significantly as the Aerospace industry and related supply chains began to ramp up their activity to meet build rates. The result was record backlogs and bookings with improving profitability. We expect that the momentum generated in the second half of fiscal year 2022 will carry into fiscal year 2023 and beyond.

A few highlights from the year:

▶

We achieved a Total Case Incident Rate (TCIR) of 1.0 for the year, which is significantly below industry averages. Our ultimate goal is to be a zero-injury workplace, and we continue to emphasize a safety culture, mindset and focus.

▶	We navigated through significant challenges including an unplanned outage of our Reading, PA press, continued COVID-19 isolations, a difficult hiring environment and other supply chain challenges.

▶	We maintained a strong liquidity position, and we extended our debt maturities profile with the completion of a notes refinancing offering during the year.

▶	We realized price gains through contract negotiations with customers across end-markets and increased base prices on transactional business multiple times over the course of the fiscal year.

▶

We advanced our ESG-related activities and disclosures, including our first Task Force on Climate-related Financial Disclosures (TCFD), detailing our strategy to address environmental risks, our target Green House Gas (GHG) emissions reduction, and our roadmap to achieve that goal.

▶	We demonstrated our continued commitment to provide direct returns to our stockholders as fiscal year 2022 marks our 115th straight year of uninterrupted dividend payments.

We continue to execute our strategy to be the preferred solutions provider in specialty materials with a reputation for zero injuries, unquestionable quality, intimate customer connections, innovative growth, creative technology and engaged talent. We look forward to building on our success and accelerating our growth in the coming year.

Thank you for your continued support and confidence in Carpenter Technology. I hope you can join us at the Annual Meeting.

Sincerely, Tony R. Thene President & Chief Executive Officer

Notice of Annual Meeting

of Stockholders

Carpenter Technology Corporation will hold its 2022 Annual Meeting of Stockholders virtually via live webcast at www.virtualshareholdermeeting.com

/CRS2022 on Tuesday, October 11, 2022, at 11:00 a.m. We will vote on the following matters:

1.	The election of four directors to three-year terms expiring in 2025;

2.	Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter Technology’s independent registered public accounting firm for fiscal year 2023;

3.	Approval of our named executive officers’ compensation, in an advisory vote;

4.	Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees; and

5.	Any other business that is properly presented at the meeting.

The 2022 Annual Meeting of Stockholders of Carpenter Technology Corporation will be held in a virtual meeting format only, via live webcast. We believe that holding the Annual Meeting virtually will allow us to increase stockholder accessibility and to broaden participation.

Only stockholders who were record owners of our common stock at the close of business on August 12, 2022, may vote at the meeting. A list of those stockholders will be available during the meeting on the internet at www.virtualshareholdermeeting.com/CRS2022. Carpenter Technology’s Board of Directors solicits this proxy.

How to Vote:

It is important that you vote your shares. We encourage you to take advantage of the easy and cost-effective internet and telephone voting that Carpenter Technology offers.

Internet: Visit the website listed on your proxy card. You will need the control number that appears on your proxy card when you access the web page.	Mail: Complete and sign the proxy card and return it in the enclosed postage pre-paid envelope.

Telephone:

If your shares are held in the name of a broker, bank, or other nominee: Follow the telephone voting instructions, if any, provided on your proxy card. If your shares are registered in your name: Call 1-800-690-6903 and follow the telephone voting instructions. You will need the control number that appears on your proxy card when you call.

At the Meeting: You may attend the Annual Meeting virtually and vote during the live webcast at www.virtualshareholdermeeting.com /CRS2022.

Important notice regarding the availability of proxy materials for the Annual Meeting to be held on October 11, 2022. This Proxy Statement and our Annual Report to Stockholders for the fiscal year ending June 30, 2022, are available electronically at www.proxyvote.com.

Selected information from Carpenter Technology’s 2022 Annual Report on Form 10-K, including financial statements, is being delivered along with this Proxy Statement, but is not incorporated as part of the Proxy Statement and is not to be considered part of the proxy solicitation material.

This Proxy Statement and the accompanying Notice of Annual Meeting of Stockholders are being sent to stockholders on or about September 16, 2022.

On behalf of the Board of Directors,

James D. Dee

Senior Vice President, General Counsel and Secretary

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Forward-Looking Statements: This Proxy Statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Words such as “guidance,” “believe,” “expect,” “anticipate,” “project” and similar expressions may identify forward-looking statements. Please read these forward-looking statements in conjunction with our Annual Report on Form 10-K, which identifies factors that could cause future results to differ materially from forward-looking statements, expectations, and assumptions expressed or implied in this Proxy Statement.

Website References: No websites that are cited or referred to in this Proxy Statement shall be deemed to form a part of, or to be incorporated by reference into, this Proxy Statement or any of our filings with the Securities and Exchange Commission.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Proxy Summary

Annual Meeting of Stockholders Meeting Date: October 11, 2022 Time: 11:00 a.m. Held Virtually at: www.virtualshareholder meeting.com/CRS2022 Record Date: August 12, 2022

This summary gives you an overview of selected information in this year’s proxy. Please read the entire proxy before voting.

Agenda and Voting Matters

Proposal	Board Recommendation	Page Reference
1. Election of four directors to three-year terms expiring in 2025	For all nominees	10
2. Ratification of PricewaterhouseCoopers LLP as our independent auditors for fiscal year 2023	For	37
3. Advisory vote to approve the compensation of our named executive officers	For	41
4. Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees	For	43

Director Nominees: Terms to Expire 2025

Name	Director Since	Experience and Qualifications	Board Committees	Board Tenure
Dr. Viola L. Acoff	2019	Metallurgical, Advanced Materials, and Innovation Experience	▶ Corporate Governance ▶ Human Capital Management ▶ Science and Technology	3 years
Dr. Kathy Hopinkah Hannan	2022	Accounting and Financial Expertise, Strategy and Leadership Experience	▶ Audit/Finance ▶ Strategy	5 months
I. Martin Inglis	2003	Chief Operating Officer and Chief Financial Officer Experience		19 years
Stephen M. Ward, Jr.	2001	Chief Executive Officer and Chief Information Officer, Innovation and Digital Transformation Experience	▶ Corporate Governance (Chair) ▶ Human Capital Management ▶ Science and Technology	21 years

6	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Proxy Summary • Governance Highlights

Governance Highlights

Our commitment to good corporate governance is illustrated by the following practices:

▶	Board independence (10 out of 11 directors are independent)

▶	Strong corporate governance guidelines and policies

▶	Diversity of Board skills and experience

▶	Robust stock ownership guidelines for Directors and Executive Management

▶	Directors attended all Board and Committee meetings in fiscal year 2022

▶	Separate Chairman and Chief Executive Officer

▶	Succession planning process
▶	Majority voting with Director resignation policy for uncontested elections

▶	Stockholder outreach program

▶	Director training and education

▶	Annual Board and Committee evaluations

▶	Mandatory retirement policy

▶	Board risk oversight and assessment

▶	Independent Directors meet in executive sessions without management present

Compensation Governance Practices

Our executive compensation program reflects the Board’s strong commitment to good governance.

What we do

Balanced portfolio: The program design provides a balanced mix of cash and equity, annual and long-term incentives, and performance metrics (financial and operational goals).

Double-trigger benefits: We have a double-trigger for change-in-control separation benefits. This means that a change-in-control of Carpenter Technology alone does not trigger any severance obligations to our Named Executive Officers (“NEOs”) under our Change in Control Severance Plan or vesting of awards.

Clawback policy: We have a clawback policy that applies to both annual cash bonuses and short- and long-term cash incentives, as well as equity awards for NEOs and other senior executives.

Key practices: The Human Capital Management Committee (formerly the Compensation Committee) analyzes performance against robust and diversified performance metrics, ensures substantial equity ownership guidelines, annually reviews compensation peer groups, and provides and oversees limited perquisites.

Equity ownership guidelines: We maintain equity ownership guidelines that require Corporate Vice Presidents and above to achieve an equity ownership level, over a five-year period, equal to a certain multiple of base salary. For the CEO, the level is 5x base salary; for Senior Vice Presidents, 3x base salary; and for Corporate Vice Presidents, 2x base salary.

Independent compensation consultants: We engage independent compensation consultants who provide information to support the Human Capital Management Committee’s work, including a peer group analysis, market compensation data, and an analysis of various compensation instruments and metrics.

Risk assessment: The Human Capital Management Committee reviews an annual assessment by the independent compensation consultant to confirm that metrics and goals are appropriate to drive high performance without encouraging risk-taking beyond established risk parameters.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	7

Proxy Summary • Compensation Governance Practices

What we don’t do

Excise tax gross-ups: The compensation program does not include any change in control tax gross-ups to our executives.

Dividend payments or accruals on unearned restricted stock units (“RSUs”): We do not pay or accrue dividends on unearned RSUs. Dividend equivalents are paid on time-based RSU awards granted prior to October 8, 2019, and will only be paid upon satisfaction of the terms and conditions applicable to the underlying RSUs on time-based RSU awards granted on or after October 8, 2019. Additionally, no dividend equivalent rights are granted on shares underlying stock options.

Excessive perquisites: We do not provide excessive perquisites to our NEOs. Those offered are primarily financial and tax counseling, tax preparation, medical examinations, individual disability income protection plans, relocation expenses and parking fees at our Philadelphia headquarters.

Hedging/pledging of company stock: Our policy prohibits hedging or pledging of Carpenter Technology stock by NEOs.

Option repricing: Our long-term incentive plan does not permit repricing of stock options without stockholder approval. Additionally, the plan does not permit Carpenter Technology to offer a cash buyout of underwater options.

Employment contracts: We do not provide employment contracts to our NEOs.

8	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Proxy Summary • Stockholder Engagement and Advisory Say-On-Pay Vote

Pay for Performance

Our compensation program targets market median positioning but is strongly focused on delivering a substantial portion of that compensation through performance-based compensation elements. This ensures proper alignment with our stockholders and ties the ultimate value delivered to NEOs (above/below target) to Carpenter Technology’s performance.

Target Direct Compensation Mix – CEO

Target Direct Compensation Mix – NEOs*

*	Represents target pay mix for Messrs. Dee, Graf, Lain and Malloy.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	9

Proposal 1:

Election of Directors

Carpenter Technology has a strong Board, bringing diverse experience and perspectives in areas vital to our business of manufacturing, fabricating and distributing specialty metals, including products for critical industries in aerospace, defense, medical, energy, transportation, and industrial and consumer end-use markets.

Our Board has eleven directors that serve in three classes, with each class serving for three-year terms. The term of office of one class of directors expires each year at the Annual Meeting. Dr. Viola L. Acoff, Dr. Kathy Hopinkah Hannan, I. Martin Inglis and Stephen M. Ward, Jr., have been re-nominated for election at the 2022 Annual Meeting of Stockholders to serve for an additional term. If elected, their terms will expire at the 2025 Annual Meeting.

Unless otherwise directed by the stockholders, the shares represented by proxies will be voted for the four nominees. Each nominee has consented to being nominated as a director and is expected to serve as a director if elected.

Majority voting standard: Generally, directors will be elected by a majority of the votes cast. In the event of a contested election, where the number of candidates exceeds the number of directors to be elected, directors will be elected by a plurality of the votes cast.

Resignation policy: If an incumbent director fails to obtain the required majority vote in an uncontested election, that director must promptly tender a resignation to the Board. The Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation. The Board will then decide whether to accept or reject the resignation and publicly disclose its decision within 90 days following certification of the election results.

Mandatory retirement policy: All non-management directors must retire at the Annual Meeting of Stockholders that occurs after the director attains age 72 unless the Board determines there are extraordinary circumstances that warrant a longer tenure. A management director (officer of Carpenter Technology) must retire from the Board at the earlier of attaining age 65 or retiring as an officer of Carpenter Technology.

Dr. Jeffrey Wadsworth has attained the mandatory retirement age and will retire from the Board at this year’s Annual Meeting of Stockholders.

Mr. Inglis will attain age 72 on October 2, 2022. The Board has determined by resolution that his tenure be extended until expiration of his elected term in 2025 due to his outstanding leadership and extensive financial and operational management experience.

Nomination Process and Criteria for Selection

The Board’s Corporate Governance Committee is responsible for identifying and recommending qualified individuals to become members of the Board of Directors. Candidates are considered for nomination based upon various criteria, including their general training and experience in business, science, engineering, finance or administration, and their personal integrity and judgment. The Corporate Governance Committee will review and consider any candidates for director recommended by a stockholder of record who is entitled to vote at an annual meeting and who satisfies the notice, information and consent provisions set forth in Carpenter Technology’s By-Laws. The Corporate Governance Committee will use the same evaluation criteria and process for director nominees recommended by stockholders as it uses for other director nominees. The Corporate Governance Committee functions pursuant to a written charter that was adopted and is reviewed annually by the Board. A copy of the charter is posted on Carpenter Technology’s website at www.carpentertechnology.com.

In evaluating candidates to recommend to the Board of Directors, the Corporate Governance Committee considers whether a candidate enhances the diversity of the Board. The Corporate Governance Committee considers a number of characteristics, including each candidate’s professional background and capabilities, knowledge of specific industries, and experience working outside the United States. We believe the foremost responsibility of a Carpenter Technology director is to represent the interests of stockholders, which requires directors to have time available to devote to Board activities. Accordingly, Carpenter Technology seeks to attract and retain highly qualified directors who have sufficient time to attend to their substantial duties and responsibilities to Carpenter Technology. Carpenter Technology believes there should be mostly independent directors on the Board, and it is our policy to avoid nominating outside professionals, such as lawyers, investment bankers, or accountants, whose firms provide services to Carpenter Technology.

10	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Proposal 1: Election of Directors

Director Skills Summary

Our Board of Directors brings diverse experience and perspectives to areas critical to our business. Their collective knowledge ensures appropriate management and risk oversight and supports our strategy of long-term sustainable stockholder value creation.

Director Name	CEO Experience	Key Industry Experience	Operational Manufacturing Experience	Financial Experience	Strategy Experience	International Experience	R&D or Innovation Experience
Dr. Viola L. Acoff		⬛					⬛
Dr. Kathy Hopinkah Hannan		⬛		⬛	⬛	⬛
Dr. A. John Hart		⬛					⬛
I. Martin Inglis		⬛	⬛	⬛	⬛	⬛	⬛
Steven E. Karol	⬛	⬛	⬛	⬛	⬛	⬛
Kathleen Ligocki	⬛	⬛	⬛	⬛	⬛	⬛
Charles D. McLane, Jr.		⬛		⬛	⬛
Tony R. Thene	⬛	⬛	⬛	⬛	⬛	⬛
Dr. Jeffrey Wadsworth	⬛	⬛		⬛	⬛		⬛
Stephen M. Ward, Jr.	⬛	⬛		⬛	⬛	⬛	⬛
Ramin Younessi		⬛	⬛	⬛	⬛	⬛	⬛

FOR	The Board of Directors recommends that you vote FOR the election of Dr. Viola L. Acoff, Dr. Kathy Hopinkah Hannan, I. Martin Inglis and Stephen M. Ward, Jr

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	11

Proposal 1: Election of Directors

Nominees

Terms to Expire 2025

Dr. Viola L. Acoff

Dr. Acoff is currently the Associate Dean for Undergraduate and Graduate Programs at The University of Alabama College of Engineering, a position she has held since 2014. Dr. Acoff joined the faculty at The University of Alabama in 1994. Since 2004, she has been a full professor in the University’s Department of Metallurgical and Materials Engineering, where she served as Department Head from 2009 to 2014. Dr. Acoff also led the Department of Chemical and Biological Engineering. She received a Doctor of Philosophy in Materials Engineering and holds graduate and undergraduate degrees in the same field. All degrees were earned at the University of Alabama at Birmingham.

Dr. Acoff also serves on the TMS Foundation Board of Directors, the Executive Board of Boy Scouts of America (Black Warrior Council), the Board of Trustees for TMS Foundation, and the Four Little Girls Memorial Fund. She holds multiple awards, honors, and publications.

Associate Dean for Undergraduate and Graduate Programs at The University of Alabama College of Engineering

AGE                    DIRECTOR SINCE

55                2019

COMMITTEES

▶  Corporate Governance

▶  Human Capital Management

▶  Science and Technology

CURRENT NON-CARPENTER TECHNOLOGY
PUBLIC DIRECTORSHIPS 0

Qualifications
▶ Innovation Experience ▶ Research and Development ▶ Intellectual Property

Dr. Acoff’s qualifications include, among other things, her expertise in additive manufacturing, advanced materials, welding metallurgy, physical metallurgy and materials characterization. Additionally, Dr. Acoff’s strong background as a professor in the metallurgical and materials area enables her to contribute valuable knowledge to our Board.

Dr. Kathy Hopinkah Hannan

Dr. Hannan is a former partner with KPMG, where she held several global leadership roles during her distinguished 30-year career. Her roles included Global Lead Partner & National Managing Partner for Diversity & Corporate Responsibility, Vice Chairman of Human Resources, and as a leader in KPMG’s tax practice. In addition, she served on KPMG’s U.S. and Americas Management Committees and as a member of the Board of Trustees of The KPMG Foundation.

Dr. Hannan currently serves on the Boards of Otis Worldwide Corporation, Annaly Capital Management, Inc., and Ginkgo Bioworks. She also serves on the Board of Trustees of the Smithsonian National Museum of the American Indian (NMAI). Dr. Hannan holds a bachelor’s degree in Accounting from Loras College, and a PhD in Leadership/Ethics from Benedictine University. She is a Certified Public Accountant.

Former Partner with KPMG

AGE                     DIRECTOR SINCE

61                2022

COMMITTEES

▶  Audit/Finance

▶  Strategy

CURRENT NON-CARPENTER TECHNOLOGY
PUBLIC DIRECTORSHIP 3

▶  Otis Worldwide Corporation

▶  Annaly Capital Management, Inc.

▶  Ginkgo Bioworks

Qualifications
▶ Financial Experience ▶ Strategic Experience ▶ Leadership Experience

Dr. Hannan’s qualifications include, among other things, her extensive accounting and financial expertise. Dr. Hannan’s strategy and leadership experience enable her to share valuable perspectives on a variety of issues.

12	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Proposal 1: Election of Directors

I. Martin Inglis

Mr. Inglis joined Battelle, a research and development enterprise headquartered in Columbus, Ohio, in 2004, and served as Executive Vice President and Chief Operating Officer, retiring in July 2014. Through July 2013, he also served as Chief Financial Officer. Previously, he had retired as Group Vice President, Business Strategy for Ford Motor Company. He joined Ford of Europe in London in 1971 and held various finance and operations positions in international and domestic markets. He was named head, Global Products and Business Strategy, and elected a corporate Vice President in 1996; President, Ford South America, in 1999; head, Ford North America, in 2000; and Chief Financial Officer in 2001. Mr. Inglis also served on the Advisory Board of three venture funds (Reservoir Ventures, Battelle Ventures, and Fletcher Spaght), stepping down in mid-2015 from the first two.

Mr. Inglis is active in local charities and serves on the Board of Breckenridge Creative Arts where he is the Chairman. He served as the Chairman of the Columbus Symphony Orchestra for six years through 2014. He holds a bachelor’s degree in business economics from Strathclyde University, Glasgow, Scotland.

Chairman, Carpenter Technology
Corporation; Retired Chief Operating
Officer, Battelle; Previous Chief
Financial Officer, Ford Motor Company

AGE                     DIRECTOR SINCE

71                2003

CURRENT NON-CARPENTER TECHNOLOGY
PUBLIC DIRECTORSHIPS 0

Qualifications
▶ Financial Experience ▶ Strategic Experience ▶ Labor Relations

Mr. Inglis’ qualifications include, among other things, his extensive financial expertise and background as a Chief Financial Officer in both the public and private sectors. Additionally, Mr. Inglis’ substantial operational and labor relations experience and broad international knowledge enable him to provide valuable perspective to support Carpenter Technology’s growth strategies.

Stephen M. Ward, Jr.

Mr. Ward is the retired President and Chief Executive Officer of Lenovo Corporation, the international computer company formed by the acquisition of IBM’s PC business by Lenovo. Mr. Ward is a member of the founding team of C3.ai, the leading developer of Artificial Intelligence enterprise platforms and serves as a board member and Compensation Committee Chairperson.

Prior to joining Lenovo, Mr. Ward was senior vice president and general manager of IBM’s Personal Systems Group, responsible for the Personal Computing Division, the Retail Store Solutions Division, and the Printing Systems Division. In his 26-year career with IBM, he also served as IBM’s Chief Information Officer, and IBM Vice President of Business Transformation, directing business process and information technology investments. Mr. Ward was also general manager of IBM’s Global Industrial Sector, responsible for the marketing, sales, and service of IBM products and services to all manufacturing and industrial companies worldwide and General Manager of the IBM ThinkPad product lines. Mr. Ward began his career at IBM as an engineer in the Storage Products Division. He held various management positions in manufacturing, production control, and project development for disk drive, tape, and optical storage projects and software development, and was also an assistant to the IBM chairman.

Previously, he held positions on the boards of Lenovo, E-Ink, E2open, where he was a co-founder, QDVision, KLX Aerospace, KLXE Energy, and Vonage Holdings Corp. Mr. Ward earned a BS degree in mechanical engineering from California Polytechnic State University at San Luis Obispo.

Retired President and Chief Executive
Officer, Lenovo Corporation

AGE                      DIRECTOR SINCE

67                2001

COMMITTEES

▶  Corporate Governance (Chair)

▶  Human Capital Management

▶  Science and Technology

CURRENT NON-CARPENTER TECHNOLOGY
PUBLIC DIRECTORSHIPS 1

▶  C3.ai

Qualifications
▶ Chief Executive Officer ▶ Chief Information Officer ▶ Information Technology and Digital Transformation ▶ Innovation Experience ▶ International Experience ▶ Financial Experience

Mr. Ward’s qualifications include, among other things, his broad executive experience and focus on General Management, Digital Transformation, Cyber, and Product and Services innovation, which enable him to share with the Board valuable perspectives on a variety of issues relating to management, strategic planning, tactical capital investments, and international growth.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	13

Proposal 1: Election of Directors

Terms to Expire 2023

Steven E. Karol

Mr. Karol is Managing Partner and founder of Watermill Group, a private investment firm specializing in strategic and operational management. He serves on the Boards of private companies owned by the Watermill Group, including Quality Metalcraft, Inc., Experi-Metal, Inc., Cooper and Turner, LTD., Beck Industries, Weston Industries, ILS, Inc. and ENBI Global, Inc. Additionally, Mr. Karol is Chairman of the Board and CEO of HMK Enterprises, Inc., a privately-held investment company. From 2006 through February 2012, Mr. Karol served as a Director of Latrobe Specialty Metals, Inc. (“Latrobe”), a manufacturer and distributor of high-performance materials, which was partially owned by the Watermill Group during this time period and was acquired by Carpenter Technology in February 2012.

Mr. Karol is currently a member of the Board of Advisors of The Walter Group. He has also served as Chairman of the Board at Mooney Aircraft Company, Director and Chairman of the Audit Committee at StockerYale, and as a Director for Jeepers! Inc., Intelligent Energy Limited, Inter-Tel Corp., Superior Tubes, and Fine Tubes.

Mr. Karol is currently a member of the Young President’s Organization-Gold and has served as a member of the leadership team for this organization. During this time, Mr. Karol served on the International Board of Directors (1991—2001), Chairman of Strategic Planning (1993—1996), and as International President (1998—1999). He is currently a trustee of Tufts University and is Chairman of the Committee on Trustees. He received the 2009 Tufts Distinguished Service Award. He is also past Chairman of the Board of Trustees of Vermont Academy, and a Director Emeritus at the National Brain Tumor Society. In addition, he is a co-founder and President of the Herbert M. Karol Cancer Foundation. He formerly served as a member of the Board of Overseers of the Boston Symphony Orchestra, and he is a Trustee Emeritus of the Boston Ballet.

Managing Partner, Watermill Group; Chairman and Chief Executive Officer, HMK Enterprises, Inc.

AGE                     DIRECTOR SINCE

68                2012

COMMITTEES

▶  Strategy (Chair)

▶  Corporate Governance

▶  Human Capital Management

CURRENT NON-CARPENTER TECHNOLOGY PUBLIC DIRECTORSHIPS 0

Qualifications

▶ Chief Executive Officer ▶ Deep Industry Knowledge ▶ Strategic Experience ▶ Financial Experience

Mr. Karol’s qualifications include, among other things, his extensive business experience and experience as a Chief Executive Officer and Chairman of the Board, which enable him to contribute to the Board’s operational and growth initiatives. In addition, Mr. Karol’s experience as a Director of Latrobe (a wholly owned subsidiary of Carpenter Technology) enhances his contributions to the Board, particularly with respect to his industry knowledge and expertise.

14	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Proposal 1: Election of Directors

Charles D. McLane, Jr.

Mr. McLane served as the Executive Vice President and Chief Financial Officer of Alcoa Corporation from 2007 to 2013. As Chief Financial Officer, he had accountability for Alcoa’s Finance organization, which included Treasury, Controllership, Pension, Investor Relations, Tax, Audit and Financial Planning & Analysis. He was also responsible for the Global Business Service group, which provides IT, purchasing and business support services globally.

Mr. McLane joined Alcoa in 2000 as Director of Investor Relations, following Alcoa’s acquisition of Reynolds Metals Company. Two years later, he was appointed Vice President and Corporate Controller, which also had responsibility for Alcoa Business Support Services. He also had accountability for Alcoa’s transactional service functions, including procurement, financial shared services, environment, health and safety services, and corporate aircraft operations. Prior to joining Alcoa, Mr. McLane worked for Reynolds Metals for 27 years serving in a series of financial assignments, including Division Controller, Director of Finance and Administration for Reynolds’ Global Can business unit, Assistant Controller and Assistant Treasurer.

Mr. McLane has served on the board of directors of the Alcoa Foundation, Alcoa World Alumina, and the National Board of Directors for the Girl Scouts of the USA. Previously, he was a member of the Conference Board’s Council of Financial Executives Institute and a member of the CFO Board Academy, as well as a member of the board of Sapa AB. Mr. McLane earned both a bachelor’s and a master’s degree in accounting from Virginia Commonwealth University. He also attended the Executive Program at the University of Virginia’s Darden School of Business and the Wharton School of Business at the University of Pennsylvania.

Former Executive Vice President and Chief Financial Officer – Alcoa Corporation

AGE                     DIRECTOR SINCE

69                2020

COMMITTEES

▶  Audit/Finance (Chair)

▶  Strategy

CURRENT NON-CARPENTER TECHNOLOGY PUBLIC DIRECTORSHIPS 0

Qualifications

▶ Deep Industry Knowledge ▶ Strategic Experience ▶ Financial Experience	Mr. McLane’s qualifications include, among other things, his extensive accounting and financial expertise and background as a Chief Financial Officer in the public sector.

Tony R. Thene

Mr. Thene was appointed to serve as Carpenter Technology’s President and Chief Executive Officer in July 2015, when he was also appointed to the Board of Directors. He previously served as Carpenter Technology’s Senior Vice President and Chief Financial Officer from January 2013 until June 2015. Prior to joining Carpenter Technology, Mr. Thene served as the Chief Financial Officer of the Engineered Products and Solutions Business Group at Alcoa, Inc. from 2010 until 2013. Previously, he served as Vice President, Controller and Chief Accounting Officer of Alcoa. He also previously held various other positions during his 23-year career at Alcoa, including Director, Investor Relations; Chief Financial Officer for the Flat Rolled Products Group; Chief Financial Officer for Alcoa World Alumina and Chemicals; and manufacturing manager for the Alumina Chemicals business.

Mr. Thene earned his undergraduate degree in Accounting from Indiana State University and his MBA from Case Western Reserve University, Cleveland, Ohio. He is also a Certified Public Accountant.

Mr. Thene serves on the Board of Directors of Mativ Holdings, Inc., formed on July 6, 2022, by merger of Schweitzer-Mauduit International Inc., and Neenah, Inc., two leading global manufacturers of specialty materials. Previously he served on the Board of Directors of Neenah, Inc. from 2018 until 2022. He also served on Furman University’s Board of Trustees.

President and Chief Executive Officer, Carpenter Technology Corporation AGE DIRECTOR SINCE 61 2015 COMMITTEES ▶ Strategy CURRENT NON-CARPENTER TECHNOLOGY PUBLIC DIRECTORSHIPS 1 ▶ Mativ Holdings, Inc.
Qualifications
▶ Chief Executive Officer ▶ Financial Experience ▶ Key Industry Experience ▶ Operational Manufacturing Experience	Mr. Thene’s qualifications include his extensive financial knowledge, operational and manufacturing experience, and his leadership skills.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	15

Proposal 1: Election of Directors

Terms to Expire 2024

Dr. A. John Hart

Dr. Hart is a Professor of Mechanical Engineering at the Massachusetts Institute of Technology (“MIT”). He is also the Director of the MIT Laboratory for Manufacturing and Productivity (LMP), and the MIT Center for Additive and Digital Advanced Production Technologies (APT). From 2013 to 2020, he was an Associate Professor of Mechanical Engineering at MIT. Dr. Hart has worked extensively with industry via his research and as a consultant, and is a co-founder of Desktop Metal, Inc. and VulcanForms, Inc.

Dr. Hart earned his master’s and Ph.D. degrees from MIT, and his undergraduate degree from the University of Michigan. He has received numerous awards for his research and teaching accomplishments.

Professor of Mechanical Engineering at

the Massachusetts Institute of

Technology

AGE                     DIRECTOR SINCE

43                2019

COMMITTEES

▶  Audit/Finance

▶  Science and Technology

CURRENT NON-CARPENTER TECHNOLOGY
PUBLIC DIRECTORSHIPS 0

Qualifications
▶ Research and Development ▶ Key Industry Experience ▶ Innovation Experience

Dr. Hart’s qualifications include, among other things, his extensive work in the areas of additive manufacturing, advanced materials, machine design, and automation. His industry expertise and his background as a professor in these areas add valuable support to both the Board and Carpenter Technology.

Kathleen Ligocki

Kathleen Ligocki is a serial CEO, an experienced board member and an advisor for growth companies. During her operating career from 2015 to 2019, Ms. Ligocki served as the CEO of Agility Fuel Solutions, a leader in sustainable clean energy storage and propulsion solutions for commercial vehicles around the world. From 2014 to 2015, she served as the Chief Executive Officer of Harvest Power, one of the leading organics management companies in North America with a mission to create a more sustainable future by transforming organic wastes into bioenergy and soil amendment products. From 2012 to 2014, she worked as an Operating Partner at Kleiner Perkins Caufield & Byers, one of Silicon Valley’s top venture capital providers. From 2010 to 2012, Ms. Ligocki served as Chief Executive Officer of Next Autoworks, an auto company with a unique low-cost business model. From 2008 to 2009, Ms. Ligocki served as Chief Executive Officer of GS Motors, a Mexico City based auto retailer owned by Grupo Salinas, a large Mexican conglomerate. From 2003 to 2007, she served as Chief Executive Officer of Tower Automotive, a Fortune 1000 global auto supplier. Ms. Ligocki also founded her own firm, Pine Lake Partners, a consultancy firm focused on start-ups and turnarounds. She has held executive positions at Ford and United Technologies, where she led operations in the Americas, Europe, Africa, the Middle East, and Russia. She started her career at General Motors in manufacturing leadership, sales and strategy/program management.

Ms. Ligocki earned a BA with highest distinction from Indiana University Kokomo and holds an MBA from the Wharton School at the University of Pennsylvania where she was a GM fellow. She also has been awarded honorary doctorate degrees from Indiana University Kokomo, Central Michigan University, and Oakland University. In addition to Carpenter, she currently serves as an Independent Director on the public boards of Lear Corporation (Fortune 200 auto supplier) and PPG Industries (Fortune 500 coatings company) and as the Chair of the Board for Farmers Business Network, a venture capital-backed firm in the ag-tech sector. Ms. Ligocki is a board member at Indiana University Foundation and serves on the Advisory Board of Lime Rock New Energy, an investment fund focused on energy transition, and as an Operating Advisor for Assembly Ventures, an investment fund focused on new mobility technologies.

Former CEO of Agility Fuel Solutions

AGE                     DIRECTOR SINCE

65                2017

COMMITTEES

▶  Human Capital Management (Chair)

▶  Corporate Governance

▶  Strategy

CURRENT NON-CARPENTER TECHNOLOGY
PUBLIC DIRECTORSHIPS 2

▶  Lear Corporation

▶  PPG Industries

Qualifications
▶ Chief Executive Officer ▶ International Experience ▶ Key Industry Experience ▶ Operational Manufacturing Experience ▶ Financial Experience

Ms. Ligocki’s qualifications include, among other things, her Chief Executive Officer experience and leadership skills. Her international knowledge and operational manufacturing experience bring valuable insight to the Board.

16	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Proposal 1: Election of Directors

Ramin Younessi

Mr. Younessi served as Group President, Construction Industries Group, of Caterpillar, Inc. before retiring in December 2020. As Group President of Caterpillar’s Construction Industries Group, he was responsible for Earthmoving, Excavation, Building Construction Products, China Operations and Global Construction & Infrastructure Divisions, Global Rental and Used Equipment Services, and Strategic Procurement. Mr. Younessi joined Caterpillar in 2013 and has also served as Caterpillar’s Group President of Energy & Transportation and Vice President of Industrial Power Systems. Prior to joining Caterpillar, Mr. Younessi held a number of senior executive positions at Daimler AG and Navistar Inc. In addition, Mr. Younessi has been an investor and Senior Advisor to Madison Dearborn Partners (MDP), a leading private equity investment firm, and board member on several portfolio companies since 2013.

Mr. Younessi holds a bachelor’s degree in Electrical Engineering from Rochester Institute of Technology, a master’s degree in Electrical Engineering from Syracuse University and a master’s degree in Engineering Management from the University of Maryland. Mr. Younessi is a registered professional engineer in the state of Illinois and a member of SAE International.

Retired Group President – Caterpillar Inc. AGE DIRECTOR SINCE 57 2021 COMMITTEES ▶ Audit/Finance ▶ Science and Technology CURRENT NON-CARPENTER TECHNOLOGY PUBLIC DIRECTORSHIPS 0
Qualifications
▶ Operational Manufacturing Experience ▶ Financial Experience ▶ International Experience ▶ Research and Development	Mr. Younessi’s qualifications include, among other things, his extensive, operational manufacturing experience, research and development, financial and global business experience.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	17

Proposal 1: Election of Directors

Term to Expire 2022 – Dr. Jeffrey Wadsworth is retiring from the Board at the 2022 Annual Meeting of Stockholders, having attained the mandatory retirement age.

The Board of Directors and management of the Company express their sincerest gratitude to Dr. Wadsworth for his many years of service on the Board of Directors. Dr. Wadsworth’s expertise and leadership, particularly in the research and development arena has been invaluable to the Company during his tenure as a director.

Dr. Jeffrey Wadsworth

Dr. Wadsworth, now retired, was President and Chief Executive Officer of Battelle, a research and development enterprise headquartered in Columbus, Ohio from January 2009 to September 2017. He formerly was Executive Vice President, Global Laboratory Operations at Battelle, Director of Oak Ridge National Laboratory, Chief Executive Officer and President of UT-Battelle LLC, and Senior Vice President for U.S. Department of Energy Science Programs at Battelle. Previously, he was Director of Homeland Security Programs at Battelle and part of the White House Transition Planning Office during the formation of the U.S. Department of Homeland Security. From 1992 to 2002, Dr. Wadsworth was at the Lawrence Livermore National Laboratory in Livermore, California, where from 1995 he was Deputy Director for Science and Technology. Prior to that, he was with Lockheed Missiles and Space Company, Research and Development Division.

Dr. Wadsworth was elected to the U.S. National Academy of Engineering in 2005, has been elected Fellow of three technical societies, and holds numerous awards and honors. He also served on the Board of Directors of 3D Systems Corporation. Dr. Wadsworth holds a bachelor’s degree in metallurgy, and Ph.D., D.Met and D.Eng. degrees, all from Sheffield University, England.

Retired President and Chief Executive Officer, Battelle AGE DIRECTOR SINCE 72 2006 COMMITTEES ▶ Science and Technology (Chair) ▶ Audit/Finance CURRENT NON-CARPENTER TECHNOLOGY PUBLIC DIRECTORSHIPS 0
Qualifications
▶ Chief Executive Officer ▶ Research and Development ▶ Key Industry Experience ▶ Financial Experience

Dr. Wadsworth’s qualifications include, among other things, his strong background in Carpenter Technology’s primary area of focus—metallurgy. Additionally, Dr. Wadsworth’s significant leadership experience in the research and development arena enriches his contributions to the Board, particularly with respect to innovation and strategy matters.

18	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Corporate Governance

Carpenter Technology’s business, property and affairs are managed under the direction of its Board of Directors in accordance with the General Corporation Law of the State of Delaware and Carpenter Technology’s Certificate of Incorporation and By-Laws. While Carpenter Technology’s non-employee directors are not involved in day-to-day operating details, they are kept informed of Carpenter Technology’s business through written reports and documents provided to them regularly, as well as by operating, financial and other reports presented by Carpenter Technology’s officers during meetings of the Board of Directors and its committees.

Board Information

Majority Voting Standard for Election of Directors

The By-Laws provide that directors will be elected by a majority of the votes cast except in the event of a contested election, where the number of candidates for election exceeds the number of directors to be elected. In a contested election, directors will be elected by a plurality of the votes cast.

Board Independence

In determining independence, each year the Board evaluates whether directors have a “material relationship” with Carpenter Technology. To assess the “materiality” of a director’s relationship with Carpenter Technology, the Board considers all relevant facts and circumstances, including the individuals or organizations with which the director has an affiliation. When a director is affiliated with one of Carpenter Technology’s service providers or customers, the Board considers how often or regularly services are provided, whether the services are being carried out at arm’s length in the ordinary course of business, and whether the services are being provided substantially on the same terms as those prevailing at the time for unrelated parties in comparable transactions.

Mr. Thene was appointed Carpenter Technology’s President and Chief Executive Officer (“CEO”) and a member of Carpenter Technology’s Board of Directors effective July 1, 2015. With the exception of Mr. Thene, all other members of the Board of Directors qualify as independent directors under the applicable requirements of the Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange (the “NYSE”). Board committees also satisfy applicable requirements for certain of their members to qualify as independent directors.

Board Leadership Structure

At Carpenter Technology, the roles of Chairman and Chief Executive Officer are split into two separate positions. The Board believes this split is the most appropriate leadership structure for Carpenter Technology to clearly distinguish the functions of the Board and management. The separation of the Chairman and Chief Executive Officer positions allows our Chief Executive Officer to concentrate on operational and strategic issues while the Chairman focuses on governance and Board leadership.

Meetings of the Board, Committees, and Independent Directors

Carpenter Technology expects attendance and active participation by directors at Board and committee meetings. Each director attended at least 75% of the total number of meetings of the Board and the committees on which the director served during fiscal year 2022.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	19

Corporate Governance • Board Information

As required by Carpenter Technology’s Corporate Governance Guidelines, the independent directors of the Board meet in an executive session at least twice per year to review the performance of the Chief Executive Officer and to address any other matters of concern. Gregory A. Pratt, former Chairman of the Board, or I. Martin Inglis, current Chairman of the Board, presided over all executive sessions in fiscal year 2022.

Board/Committee	# Meetings Held
Full Board	Total: 5
Audit/Finance	10
Corporate Governance	5
Human Capital Management	6
Science and Technology	5
Strategy	5
Total Meetings	Total: 36
Executive Sessions (Independent directors meet without management present)	5
Annual Meeting of Stockholders	1
Average Director Attendance	100%
All directors, with the exception of Dr. Kathy H. Hannan, who joined the Board in April 2022, attended last year’s Annual Meeting and all directors are expected to attend in 2022

Board Committees

The Board of Directors has three standing committees: Audit/Finance, Corporate Governance and Human Capital Management. The Board currently has two additional committees: Strategy and Science & Technology. The Board periodically establishes ad hoc committees, on an interim basis, to assist the Board with specific matters when prudent and advisable. Summary information about each committee is shown in the following table.

20	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Corporate Governance • Board Information

Significant Functions of the Committee

Audit/Finance Committee

▶   Assists the Board in its oversight of the integrity of Carpenter Technology’s financial statements:

•   qualifications, independence and performance of Carpenter Technology’s independent registered public accounting firm;

•   performance of Carpenter Technology’s internal audit personnel; and

•   overall compliance with accounting, legal, regulatory, ethical and business conduct requirements.

▶   Selects the independent registered public accounting firm and provides a recommendation to the Board with respect to including the Company’s audited financial statements in the Annual Report on Form 10-K.

▶   Reviews and provides recommendations to the Board relating to major financial matters affecting the Company.

MEMBERS Charles D. McLane, Jr., Chair A. John Hart Kathy H. Hannan Jeffrey Wadsworth Ramin Younessi ▶ All members are independent ▶ All members are financially literate under NYSE standards

Corporate Governance Committee

▶   Functions as a nominating committee with respect to directors:

•   assists the Board in identifying qualified individuals to become directors; and

•   recommends the overall composition of the Board and its committees.

▶   Assists the Board in developing, implementing and monitoring a set of corporate governance principles for the Company, and overseeing processes to assess the performance and effectiveness of the Board, its committees and Carpenter Technology’s management.

▶   Ensures orderly succession at the Board and management levels.

▶   Leads the Environmental, Social and Governance program for the Board.

MEMBERS Stephen M. Ward, Jr., Chair Viola L. Acoff Steven E. Karol Kathleen Ligocki ▶ All members are independent

Human Capital Management Committee (formerly the Compensation Committee)

▶   Establishes the philosophy for executive compensation.

▶   Designs and oversees administration of Carpenter Technology’s equity and incentive compensation plans.

▶   Reviews and approves compensation of Carpenter Technology’s executive officers.

▶   Reviews and approves annually the corporate goals and objectives relevant to compensation of the CEO and evaluates the CEO’s performance in light of those goals and objectives.

▶   Reviews succession plans for Carpenter Technology’s CEO and executive officers.

▶   Assists the Board with other human resource matters, including overseeing management’s work to promote organizational effectiveness, leadership development, and diversity, equity, and inclusion, and the design and administration of employee benefits programs.

▶   Oversees the Social aspects of the Environmental, Social and Governance program.

MEMBERS Kathleen Ligocki, Chair Viola L. Acoff Steven E. Karol Stephen M. Ward, Jr. ▶ All members are independent

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	21

Corporate Governance • Board of Directors’ Role in Risk Oversight

Significant Functions of the Committee

Science and Technology Committee

▶   Reviews and monitors major scientific or technological developments that could affect Carpenter Technology’s current business or operations or implicate significant strategic planning or considerations for the future.

▶   Makes periodic recommendations to the Board concerning major developments or potential business opportunities for Carpenter Technology with respect to scientific or technological matters.

▶   Oversees the Environmental aspects of the Environmental, Social and Governance program.

MEMBERS Jeffrey Wadsworth, Chair Viola L. Acoff A. John Hart Stephen M. Ward, Jr. Ramin Younessi ▶ All members are independent

Strategy Committee

▶   Ensures that Carpenter Technology has developed a relevant operative strategy for the Company’s industry and markets.

▶   Reviews and monitors implementation and maintenance of the corporate strategy.

▶   Reviews implementation of the corporate strategy through capital investments and corporate developments, including acquisitions, divestitures, joint ventures, strategic alliances and facility utilization.

MEMBERS Steven E. Karol, Chair Kathy H. Hannan Kathleen Ligocki Charles D. McLane, Jr. Tony R. Thene ▶ All members are independent except Mr. Thene, Carpenter Technology’s President and CEO

Board of Directors’ Role in Risk Oversight

As a part of its oversight function, the Board monitors management’s processes for operating Carpenter Technology’s business, including risk management. The Board’s oversight of risk includes monitoring management’s work to identify risks and manage risk parameters, including those relating to enterprise, financial, operational, cybersecurity, business and reputation risks.

In addition to the formal compliance program, the Board encourages management to promote a corporate culture that understands and is committed to risk management and also incorporates business integrity into Carpenter Technology’s overall corporate strategy and day-to-day business operations.

Oversight of Carpenter Technology’s risk management processes is an important part of Board and committee work throughout the year.

22	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Corporate Governance • Stockholder Engagement and Communication with the Board

Risk Oversight Role and Responsibilities

Full Board

The full Board oversees management’s processes for managing significant strategic and business risks, such as those relating to our products, markets, capital investments, and cybersecurity.

Audit/Finance Committee	Corporate Governance Committee	Human Capital Management Committee	Science and Technology Committee	Strategy Committee
Oversees management’s processes for managing business and operational risks that could have a financial impact, such as those relating to internal controls, liquidity or raw materials	Oversees management’s processes for managing the risks associated with governance issues, such as the independence of the Board and key executive succession

Sets incentive metrics and the mix of incentive pay for executive compensation plans and policies; strives to drive high performance while avoiding an inadvertent incentive to take risks beyond the established risk parameters

Oversees management’s processes for managing the risks associated with major scientific or technological developments that could affect business, operations or strategic planning

Oversees management’s processes for the continual development, implementation and maintenance of Carpenter Technology’s corporate strategy, and ensures that the annual business plan is aligned with and supports the corporate strategy

Management

Carpenter Technology’s risk management processes include continuous work to assess and analyze the most likely areas of future risk and to address them in our long-term planning process and in our daily risk management activities.

Stockholder Engagement and Communication with the Board

Carpenter Technology has long supported a robust investor relations program to communicate regularly with investors about economic, financial, operational and strategic matters. As a result of institutional investors’ changing practices, the Board worked with management to establish further engagement with investors’ governance personnel to discuss leadership, compensation, social responsibility and other governance matters. James D. Dee, Carpenter Technology’s SVP, General Counsel and Chief Governance Officer, and John Huyette, Carpenter Technology’s VP, Corporate Development and Investor Relations, assist the Board in understanding stockholders’ priorities and views on an ongoing basis. Messrs. Dee’s and Huyette’s roles are to communicate with stockholders throughout the year about investor relations, governance, compensation and social responsibility developments; to solicit feedback from stockholders and disseminate that information to the Board and management; to keep the Board and others in management apprised of stockholder views and priorities; and to arrange appropriate direct interactions for stockholders with the CEO, management, and directors. The Board also requested that the Corporate Governance Committee regularly interact with the Chief Governance Officer, and that the Audit/Finance Committee regularly interact with the Chief Financial Officer (“CFO”) to help the Board stay well informed of stockholder views.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	23

Corporate Governance • Transactions with Related Parties

Any stockholder who wishes to interact with the Board directly should send a request to our Chief Governance Officer, who will work with the Corporate Governance Committee to arrange appropriate interactions. Stockholders can contact Mr. Dee at jdee@cartech.com or 610-208-3423. Also, stockholders can contact Mr. Huyette at JHuyette@cartech.com or 610-208-2061 regarding Investor Relations matters.

How to Communicate with our Board of Directors

Stockholders can communicate with the Board of Directors by sending a letter addressed to Carpenter Technology’s Board of Directors, c/o Corporate Secretary, 1735 Market Street, 15th Floor, Philadelphia, PA 19103. Carpenter Technology’s Corporate Secretary will review the correspondence and forward it to the Chairman of the Board or to the Chair of the appropriate Board committee or to any individual director or directors to whom the communication may be specifically directed. If the communication is unduly hostile, threatening or illegal, does not reasonably relate to Carpenter Technology or its business, or is similarly inappropriate, the Corporate Secretary will not forward the communication, and will notify the sender if and as appropriate. Stockholders and other interested parties may also communicate with the non-employee directors, the non-executive Chairman, or the Audit/Finance Committee by sending an email to boardauditcommittee@cartech.com.

Transactions with Related Parties

A “related party transaction” is a transaction with Carpenter Technology in an amount exceeding $120,000 in which a related person has a direct or indirect material interest. A related person includes an executive officer, director, or five percent stockholder of Carpenter Technology and any immediate family member of such a person. If Carpenter Technology management identifies a related party transaction, the transaction is brought to the attention of the Audit/Finance Committee for its approval, revision, or rejection after considering all the relevant facts and circumstances.

Any proposed transactions with executive officers, directors, substantial stockholders, or the family members or affiliates of any of those parties, require approval by the Audit/Finance Committee and will be disclosed as required by the SEC. Carpenter Technology’s Code of Business Conduct and Ethics requires that Carpenter Technology’s officers and directors avoid conflicts of interest, as well as the appearance of conflicts of interest, and disclose to Carpenter Technology’s General Counsel any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest between private interests and the interests of the Company. Carpenter Technology checks for any potential related party transactions primarily by circulating a Directors and Officers Questionnaire to each member of the Board of Directors and each NEO annually.

Fiscal Year 2022 Related Party Transactions

During fiscal year 2022, there were no related party transactions.

Compensation Committee Interlocks and Insider Participation

No member of the Human Capital Management Committee was a current or former officer or an employee of Carpenter Technology or any of its subsidiaries during fiscal year 2022, or had any relationship requiring disclosure by Carpenter Technology under the SEC’s proxy rules.

Delinquent Section 16(a) Reports

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires Carpenter Technology’s directors and executive officers, and persons that own more than 10% of Carpenter Technology common stock, to file with the SEC and the NYSE reports of ownership and changes in ownership. Directors, executive officers, and greater than 10% stockholders are required by SEC regulations to give Carpenter Technology copies of all Section 16(a) forms they file.

Based solely on the review of the reports furnished to Carpenter Technology and other company records or information otherwise provided, Carpenter Technology believes that all applicable Section 16(a) reports were timely filed by its directors, executive officers, and more than 10% stockholders during fiscal year 2022, except that, due to administrative errors, Dr. Hannan filed a late Form 3 and a late Form 4, reflecting an award of Director Stock Units and an award of Director Stock Options, and Marshall Akins filed a late Form 3.

24	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Corporate Responsibility and Sustainability

Environmental, Social and Governance (“ESG”) Overview

Carpenter Technology’s Environmental, Social and Governance (ESG) Program is built upon our Vision and Core Values and aligns with our business strategy for growth. We will address the challenges ahead by relying on our vision: to partner with our customers to solve their most challenging material problems. And we aim to achieve our goals as we always do, by living up to our Core Values.

Carpenter Technology’s sustainability strategy focuses on four areas of our operations: environmental stewardship; the health and safety of our employees and community; social responsibility; and corporate governance. Highlights of Carpenter Technology’s ESG efforts include that:

▶	Our material solutions play an important role in the global efforts to address climate change;

▶	Our manufacturing operations are more environmentally sustainable than many other global metal manufacturers;

▶	We are one of the safest industrial manufacturing companies in the United States with a TCIR of 1.0 in fiscal year 2022; and

▶	We are committed to creating an inclusive workplace for our employees and to serving the communities in which we live and work.

Carpenter Technology’s Board of Directors maintains overall responsibility for ESG-related matters, including climate-related risks and opportunities. Our Board and its Committees oversee ESG-related aspects of our corporate strategy, plans of action, risk management policies, annual budgets, business plans and the Company’s performance objectives. The Board and its Committees work closely with management to ensure that the Company is properly addressing ESG considerations.

Management has implemented an ESG Steering Committee to ensure the Company’s sustainability strategy is aligned across the enterprise and to define annual and midterm targets that inform our public reporting. The Steering Committee meets quarterly and reports progress to the Company’s Leadership Team. The ESG Steering Committee, which reports to Carpenter Technology’s President and Chief Executive Officer, includes the Company’s Senior Vice President and General Counsel; the Senior Vice President and Chief Financial Officer; the Vice President and Chief Human Resources Officer; the Vice President of Corporate Environmental, Health & Safety; and the Vice President of Investor Relations and Corporate Development.

The latest information on our ESG Program is available at www.carpentertechnology.com/sustainability.

Environmental

Carpenter Technology is committed to protecting the environment and recognizes the need to minimize our impact through a managed sustainability program. The Environmental, Health and Safety (“EH&S”) team oversees our environmental management system with technical experts in all facilities where we operate. Like most organizations in our industry, we are subject to domestic and international environmental laws and regulations and consider the regulatory landscape a relevant factor when assessing climate-related risks and opportunities.

Through our ESG materiality assessment, Carpenter Technology has identified, evaluated and prioritized relevant climate-related risks and opportunities with potential meaningful impact on our business. We presently are addressing the following areas:

EH&S Management System

Our EH&S Management System includes mechanisms for regularly evaluating environmental compliance and managing changes in business operations while assessing actual and potential environmental impacts. In 2022, we received ISO 14001 Certification for our Reading, PA, Latrobe, PA, Athens, AL, and Liverpool, UK facilities.

Greenhouse Gas Emissions & Energy Management

Our operations are more environmentally sustainable than many other global metal manufacturers.

▶	Our specialty alloys do not require the coking or iron ore operations that are found in carbon steels, which require carbon-intensive inputs like coal;

▶	We use Electric Arc Furnaces and Vacuum Induction Melting processes to melt alloys, as opposed to traditional blast furnaces;

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	25

Corporate Responsibility and Sustainability • Environmental

▶	We source carbon-free, nuclear energy to power our melting operations; and

▶	We have a sustainable sourcing model, with more than 70% of our material inputs from reclaimed or recycled steel and alloys.

We have set the goal of reducing the intensity of Scope 1 and 2 CO2 emissions per ton of material by 30% by 2035. We are using 2019 CO2 emissions as our baseline year, as it was the last full year of operation before the COVID-19 pandemic. We intend to achieve this goal through four main activities:

▶	Recycle waste heat from our furnaces to improve efficiency of furnace operations;

▶	Convert natural gas fueled boilers and furnaces to electric;

▶	Increase the share of carbon-free grid-electricity, using renewable and nuclear-based energy; and

▶	Improve our operational efficiencies.

In addition, we will pursue other initiatives that will help us to further reduce our CO2 emissions.

Air Emissions

We closely monitor and report air emissions from our major manufacturing sites. Emissions tracked include GHGs, nitrogen oxides, sulphur oxides, volatile organic compounds and hazardous air pollutants. We seek to have all of our manufacturing facilities strictly comply with applicable regulatory requirements regarding emissions limits and hold valid air permits where required. We have implemented many measures to reduce emissions, including capture and control systems for dust, mist, and fume pollution. Additionally, we continue to reduce air emissions through regular equipment repair and upgrades.

Waste Management

We are committed to reducing waste generated by our operations. Our waste management approach aims to reduce environmental risk and operational costs by prioritizing waste prevention in our manufacturing processes. We track the amounts and types of waste generated by each facility and regularly review third-party audits that inspect waste management partners. We are currently analyzing all nonhazardous waste produced to determine recyclability.

Water Management

To minimize the impact of our operations on local water supplies, we implement best practices in water use. For example, we have reduced the nitrates in the treated water discharge from our Reading, PA, facility by nearly 64% since 1997. And in 2021, we began installing new treatment systems at our largest facility in Reading, PA, that are estimated to reduce water consumption and discharge volume by up to 80% when fully implemented.

Sustainable Sourcing

Carpenter Technology utilizes as much recycled or reclaimed material as possible in the production of our products. We rely heavily on the use of reclaimed metal in our production of highly specialized metal alloys.

As a responsible participant in the metals supply chain, we take seriously our responsibility to ensure materials used in our products are sourced in an ethical manner and in compliance with applicable laws and regulations, including the Security Exchange Commission’s (“SEC”) “Conflict Minerals” rules. Every year we audit our suppliers for Conflict Mineral Compliance to ensure the integrity of our supply chain. Our most recent Conflict Minerals Disclosure can be found on EDGAR, the SEC’s filing database, along with our most recent annual filings.

In addition, Carpenter Technology is a member of the Responsible Minerals Initiative, an international organization that seeks to mitigate the social and environmental impacts of extraction and processing of minerals in supply chains.

You can find additional environmental information and data at www.carpentertechnology.com/sustainability including: our Sustainability Accounting Standards Board Index (SASB) disclosure, the Task Force on Climate-related Financial Disclosures (TCFD) Report and our annual Sustainability Report.

26	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Corporate Responsibility and Sustainability • Safety

Safety

Carpenter Technology’s Safety Vision

Above all else, the safety of our employees is Carpenter Technology’s top priority. It is our number one Core Value. We believe that every employee shares the responsibility to actively participate in all aspects of the safety program and to strive for our ultimate goal of a zero injury workplace. The hallmarks of our safety program are:

▶	Dedicated leadership, accountability, and employee engagement and empowerment;

▶	Continual improvement plans (Plan-Do-Check-Act);

▶	Tools, resources, and education to improve total workplace safety and health; and

▶	A skilled, technology-driven workforce that proactively assesses risks, strives to eliminate hazards, and integrates learning from incidents and near-misses to prevent further occurrences.

Carpenter Technology tracks the Human Performance Rate (HPR) metric, a method of evaluating safety culture. This internal metric tracks implementation of proactive measures across a number of dimensions to help prevent injuries. We improved our score from 157.4 in fiscal year 2021 to 363.0 in fiscal year 2022, reflecting our increased focus on safety initiatives like our STOP program and employee engagement activities. We will continue to track this safety metric as a part of the Executive Incentive Bonus Compensation Plan.

Safety and COVID-19

Carpenter Technology’s commitment to safety has not waivered during the COVID-19 pandemic. The actions and procedures that we implemented at the start of the pandemic created a strong foundation for our continued operations. Our response has been dynamic; we have altered our approach as we learned more about COVID-19 and have cascaded any changes or alterations to our protocols company-wide. We provide regular communications to our employees to ensure the safety procedures and protocols that have been put in place are understood and adhered to.

Council for Employee Wellbeing

Carpenter Technology understands that the safety of our employees goes beyond just physical wellness. This year we launched a new Council for Employee Wellbeing which is tasked with integrating mental and emotional wellness into our existing safety program. The Council collaborates closely with our Environmental, Health & Safety team to ensure efforts are integrated throughout our Health & Safety program. The Council also works closely with Carpenter Technology’s benefits team and Employee Assistance Program to provide resources and materials that support employee wellness.

Social

Community Relations

We believe that part of being a responsible corporate citizen is improving the communities where our employees live and work. We aim to strengthen our communities through volunteer activities and donations made on behalf of Carpenter Technology. Through our Carpenter Cares Program and community partnerships, we encourage our employees to participate in volunteer opportunities that are meaningful to them and support their efforts.

Our annual “Impact Awards” provides a unique opportunity to celebrate performance and support our local communities. Each year, we recognize outstanding achievements of our employees in the course of their job. We then make donations on behalf of the winners to their selected charities. More than 40 nonprofits have benefitted from these donations. Past nonprofits that have received donations include Moffitt Cancer Center Foundation; Center for Victims; Make-A-Wish Philadelphia, Delaware & Susquehanna Valley; Philadelphia Children’s Foundation; Wounded Warrior Project; The Children’s Hospital of Philadelphia; Lifeline of Berks; St. Jude’s Children’s Hospital; Four Diamonds; YMCA of Darlington, South Carolina; Cradles to Crayons; Helping Harvest Fresh Food Bank; The Delaware Valley Chapter of the Alzheimer’s Association; and Berks County Community Foundation.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	27

Corporate Responsibility and Sustainability • Governance Policies and Practices

Diversity

Our Diversity Mission

Carpenter Technology has a culture that builds on the different backgrounds, experiences and perspectives from all employees. Our commitment to diversity, inclusion, and belonging is woven into our Core Value of dignity and respect. Our policies require that everyone is treated equally regardless of their race, age, religion, gender identity, different physical and mental abilities, military status, creed, or sexual orientation. By embracing our diverse perspectives, we accelerate the creation of innovative solutions that deliver value to our customers.

Diversity, Inclusion and Belonging Committee

Our Diversity, Inclusion and Belonging (“DIB”) Committee plays a critical role in advancing us to the next level of awareness and engagement. The team is comprised of volunteers from all levels and sites throughout the Company who are focused on further cultivating an environment where equality thrives. The team is empowered to foster a culture of belonging where every employee feels at home.

Since its inception, the DIB Committee has spearheaded several important Company initiatives. The DIB Committee continued its work this year by focusing on training employees on unconscious bias to help better understand how these biases may impact the workplace.

Human Rights

Carpenter Technology is committed to maintaining a culture rooted in respect for fundamental human rights, consistent with the Company’s Core Values. As such, Carpenter Technology seeks to conduct its business in accordance with the highest standards of ethical conduct and in compliance with all applicable laws, rules, and regulations. Our Human Rights Policy (the “Policy”) reflects Carpenter Technology’s approach to ensuring socially responsible business practices including the prohibition of human trafficking and forced labor, health and safety of our employees and worksites and fair labor and working hours. All Carpenter Technology employees are required to adhere to the Policy, and we expect our suppliers, vendors and customers to act in accordance with the Policy. A copy of our policy can be found at: https://www.carpentertechnology.com/hubfs/CRS_human_rights_policy.pdf.

Governance Policies and Practices

Corporate Governance Guidelines and Charters

Carpenter Technology’s Corporate Governance Guidelines, as well as the charters for all the Board committees and our Code of Business Conduct and Ethics, are available on Carpenter Technology’s website at www.carpentertechnology.com. Copies will be mailed to stockholders upon written request to the Corporate Secretary, Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA 19103.

Code of Ethics

The Board of Directors has adopted a Code of Ethics for Carpenter Technology’s CEO and senior financial officers. There were no waivers of the Code of Ethics for fiscal year 2022 or through the date of this Proxy Statement.

Ethics Hotline: Carpenter Technology utilizes an independent web-based ethics hotline for both employees and non-employees to voice any concerns they may have in a confidential manner. A Board approved corporate staff member reviews any reports and, if necessary, involves the legal, finance, asset protection, human resources or other department, as applicable.

Annual Board Performance Self-Evaluation

The Board conducts an annual self-evaluation to determine whether the Board and its committees are functioning effectively. The Corporate Governance Committee oversees the self-evaluation process. Results of the self-evaluation process are discussed with the Board as soon as practicable. The Corporate Governance Committee also evaluates individual directors as each is considered for re-election to the Board.

28	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Corporate Responsibility and Sustainability • Governance Policies and Practices

Director Training and Education

We have an orientation process for new directors that involves meeting with senior management and visiting our manufacturing facilities. All directors are encouraged to attend outside educational seminars presented by accredited third-party organizations as well as internal programs organized by Carpenter Technology for the directors’ ongoing education.

Succession Planning

The Corporate Governance Committee is responsible for determining the process for evaluating our CEO succession planning. Carpenter Technology’s CEO presents an annual report to the Board on succession planning for the CEO position. The CEO also recommends, on a continuing basis, a suitable successor should the CEO be unexpectedly disabled or otherwise unavailable to perform the duties of that office.

The Human Capital Management Committee is responsible for monitoring succession planning and management development for positions other than that of the CEO.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	29

Security Ownership of

Principal Beneficial Owners

Principal Beneficial Owners

Listed below are the only individuals and entities known by Carpenter Technology (through their Section 13 filings) to own more than 5% of the Company’s outstanding common stock as of the record date of August 12, 2022. Except as noted below, these investment advisors and their investment vehicles have sole voting and investment power over these shares of Carpenter Technology stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)

BlackRock Fund Advisors 400 Howard Street San Francisco, CA 94105	7,554,173	(2)	15.64%

The Vanguard Group LLP P.O. Box 2600, V26 Valley Forge, PA 19482	5,542,840	(3)	11.47%

Dimensional Fund Advisors, L.P. (U.S.) 6300 Bee Cave Road Building One Austin, TX 78746	3,322,976	(4)	6.88%

State Street Corp One Lincoln Center Boston, MA 02211	2,979,404	(5)	6.17%

T. Rowe Price Group Inc. 100 East Pratt Street Baltimore, MD 21202	2,497,899	(6)	5.17%

(1)	The percentages are calculated on the basis of 48,304,311 shares of common stock outstanding as of August 12, 2022.

(2)

This information was based upon the BlackRock Inc. Section 13 filing reflecting shares owned as of June 30, 2022. BlackRock is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. BlackRock reports sole voting power with respect to 7,554,173 shares of Carpenter Technology stock. The investment companies and investment vehicles own all these shares.

(3)

This information was based upon The Vanguard Group, Inc. Section 13 filing reflecting shares owned as of June 30, 2022. Vanguard is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. Vanguard reports sole voting power with respect to 0 shares of Carpenter Technology stock, and shared voting power with respect to 42,432 shares of Carpenter Technology stock. The investment companies and investment vehicles own all these shares of Carpenter Technology stock.

(4)

This information was based upon the Dimensional Fund Advisors, L.P. (US) Section 13 filing reflecting shares owned as of June 30, 2022. Dimensional is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. Dimensional reports sole voting power with respect to 3,000,522 shares of Carpenter Technology stock. The investment companies and investment vehicles own all the shares. Dimensional disclaims beneficial ownership of these shares.

(5)

This information was based upon the State Street Corp. Section 13 filing reflecting shares owned as of June 30, 2022. State Street is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. State Street reports sole voting power with respect to 0 shares of Carpenter Technology stock, and shared voting power with respect to 2,381,552 shares of Carpenter Technology stock. The investment companies and investment vehicles own all these shares of Carpenter Technology stock.

(6)

This information was based upon the T. Rowe Price Group Inc. Section 13 filing reflecting shares owned as of June 30, 2022. T. Rowe Price is an investment advisor registered under the Investment Advisors Act of 1940. It furnishes investment advice to investment companies and serves as investment manager to certain other investment vehicles, including commingled group trusts. T. Rowe Price reports sole voting power with respect to 910,588 shares of Carpenter Technology stock, and shared voting power with respect to 0 shares of Carpenter Technology stock. The investment companies and investment vehicles own all these shares of Carpenter Technology stock.

30	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Directors, Nominees and

Management Stock Ownership

The following table shows the ownership of Carpenter Technology common stock as of August 12, 2022, by each director or nominee, the executive officers during fiscal year 2022 who are considered to be named executive officers (“NEOs”) under applicable SEC regulations, and Carpenter Technology’s directors and executive officers as a group. Except as noted below, the directors and executive officers have sole voting and investment power over their respective shares of common stock.

Name	Number of Shares Beneficially Owned(1)		Employee Restricted Stock Units(2)	Director Stock Units(3)	Shares and Units Beneficially Owned(1)		Percentage of Outstanding Shares(4)(5)

Acoff, V. L.	12,818		0	14,136	26,954		0.0%

Hannan, K. H.	0		0	1,324	1,324		0.0%

Hart, A. J.	12,818		0	14,136	26,954		0.0%

Inglis, I. M.	31,634	(6)	0	59,630	91,264	(6)	0.1%

Karol, S. E.	594,020	(6)(7)	0	32,783	626,803	(6)(7)	1.2%

Ligocki, K.	23,204		0	18,046	41,250		0.0%

McLane, Jr., C. D.	10,500		0	13,265	23,765		0.0%

Wadsworth, J.	25,097		0	47,248	72,345		0.1%

Ward, Jr., S. M.	46,425	(6)	0	67,582	114,007	(6)	0.1%

Younessi, R.	0		0	3,482	3,482		0.0%

Thene, T. R.	627,508		96,157	0	723,665		1.3%

Lain, T.	89,180		23,954	0	113,134		0.2%

Dee, J. D.	148,370		13,478	0	161,848		0.3%

Malloy, B. J.	117,496	(6)	16,276	0	133,772	(6)	0.2%

Graf, D.	10,710		10,623	0	21,333		0.0%
All directors and executive officers as a group (15 persons)	1,749,780	(6)(7)	160,488	271,632	2,181,900	(6)(7)	3.5%

(1)	The amounts include the following shares of common stock that the individuals have the right to acquire by exercising outstanding stock options within 60 days after August 12, 2022:

Acoff, V. L.	12,818	Ligocki, K.	14,704	Thene, T. R.	463,462

Hannan, K. H.	0	McLane, Jr., C. D.	10,500	Lain, T.	63,389

Hart, A. J.	12,818	Wadsworth, J.	24,897	Dee, J. D.	106,837

Inglis, I. M.	28,034	Ward, Jr., S. M.	24,897	Malloy, B. J.	85,390

Karol, S. E.	24,897	Younessi, R.	0	Graf, D.	6,586

All directors and executive officers as a group (15 persons): 879,229

(2)

These stock units convert to an equivalent number of shares of common stock when they become vested as per the terms of the relative agreement(s) and the plan. The stock unit values are equivalent to Carpenter Technology’s common stock values, but the units have no voting rights.

(3)

These stock units convert to an equivalent number of shares of common stock upon the director’s termination of service as allowed under the plan. The stock unit values are equivalent to Carpenter Technology’s common stock values, but the units have no voting rights.

(4)	Ownership is rounded to the nearest 0.1% and is 0% when less than 0.1%.

(5)

The percentages are calculated based on the number of shares of common stock outstanding plus the number of shares of common stock that would be outstanding if the individual’s options were exercised, but does not include any shares issuable upon the conversion of stock units.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	31

Directors, Nominees and Management Stock Ownership

(6)	Voting and investment power is shared with respect to the following shares of common stock:

Inglis, I. M.	400
Karol, S. E.	10,000
Malloy, B. J.	10,577
Ward, Jr., S. M.	21,528

(7)	The amount includes shares held by the following institutions, of which Mr. Karol is an affiliate:

SEK Limited	283,580
HMK Enterprises Inc.	45,000

32	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Director Compensation

The Board regularly reviews director compensation with the assistance of its outside advisor to ensure that it is appropriate and competitive in light of market circumstances and prevailing “best practices” for corporate governance. The compensation elements reflect the Board’s view that compensation to the non-employee directors should consist of an appropriate mix of cash and equity awards. Our director compensation approach provides for quarterly vesting of equity awards and allows elective deferral of the delivery of earned shares and cash.

Elements of Annual Director Compensation

Pay Element	Board Year 2022 Compensation

Annual Retainer (50% Cash/50% Stock Units)	Board Members:	$130,000 Cash/Stock Units

At least 50% of the annual retainer is paid in stock units, which aligns the directors’ personal interests with those of our stockholders.	Board Chair*:	$200,000 Cash/Stock Units
	*The roles of Chairman and CEO are separate, and the Chairman attends Board and committee meetings.

Committee Chair Retainers (Cash)	Audit/Finance Committee:		$25,000

	Human Capital Management Committee:		$17,500

	Corporate Governance, Strategy and Science and Technology Committees:		$12,500

Stock Options (Equity)	Directors receive an annual stock option award subject to the conditions stated below.

Non-Retainer Stock Units (Equity)	Directors receive additional awards of stock units subject to the conditions stated below.

Stock Options and Stock Units

We compensate our non-employee directors with equity-based compensation under our Stock-Based Compensation Plan for Non-Employee Directors (“Director Stock Plan”).

Initial Grant: Directors receive up to 4,000 stock options upon joining the Board.

Annual Stock Option Grant: In addition to any initial grant of stock options, each director is granted a number of stock options annually, on or about the date of Carpenter Technology’s Annual Meeting of Stockholders or on another date as the Board may determine. These options will have a fair value on the grant date, alone or in combination with the annual non-retainer stock units described below, of up to $90,000 (or such different number as determined by the Board).

Annual Non-Retainer Stock Units Grant: In addition to the grant of options or an award of retainer stock units, each director is granted an additional award of stock units annually having a fair value on the grant date, alone or in combination with the annual stock option grant described above, of up to $90,000 (or such different number as determined by the Board).

Grant Date: The grant date for the awards described above will be on or about the date of the Annual Meeting of Stockholders (or such other date as determined by the Board). The number of units and options is based on the last sale price of Carpenter Technology’s common stock on the date of grant.

Vesting: Subject generally to the director’s continued service, one-quarter of the stock options or stock units vest for every three months of service following the grant date, and are fully vested on the first anniversary of the grant date. All stock options have ten-year terms.

Upon a Change in Control: In the event of a change in control (as defined in the Director Stock Plan), all stock units vest immediately and are payable in shares of common stock, and stock options become immediately exercisable. A director may exercise vested options at any time during the original term.

Upon Death or Disability: In the event of separation from service due to Death or Disability (as defined in the Director Stock Plan), all stock units and stock options vest immediately.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	33

Director Compensation • Director Stock Ownership Policy

Deferral Policy: Directors may elect under the Director Stock Plan to have distribution of all or a portion of their stock units deferred until the later of their separation from service or a specific date/event. Carpenter Technology distributes a participating director’s deferred units, based on the director’s advance election, in a lump sum or in any number of annual installments up to a maximum of 15, beginning on the later of the director’s separation from service or the date/event elected.

Dividend Equivalents on Stock Units: In the event that the Company pays dividends on outstanding common stock, dividend equivalents are credited to each director who has outstanding stock units. Dividend equivalents are reinvested in the form of additional stock units, with the number of units credited determined by dividing the dividend dollar amount by the closing price of Carpenter Technology common stock on the NYSE on the dividend equivalent payment date. Stock units that are attributable to dividend equivalents vest on the same basis as the underlying stock unit award. No dividend equivalent rights are granted on shares underlying stock option awards.

Director Stock Ownership Policy

It is our policy that non-employee directors must maintain a reasonable equity interest in order to provide them with a proprietary interest in Carpenter Technology’s growth and performance, to generate an increased incentive to contribute to the Company’s future success and prosperity by their personal efforts, and generally to enhance the community of interest between directors and our stockholders.

The current policy requires each director to hold equity in Carpenter Technology with an aggregate fair market value equal to at least six times the annual cash retainer. There is a five-year phase-in period for satisfying the minimum equity holding requirements, and a director is expected to retain the equity for the duration of Board service. All current non-employee directors satisfy the minimum equity holding requirements or are on track to satisfy such requirements in the stated phase-in period.

Compensation for Non-Employee Directors

Directors have three options with respect to payment of the cash portion of their annual retainer and 100% of committee chair fees:

▶	Receive cash currently;

▶	Defer all or a portion until a future date/event and then receive cash under Carpenter Technology’s Deferred Compensation Plan for Non-Management Directors (“Director Cash Deferral Plan”); or

▶	Defer all or a portion until the later of their separation from service or a specific date/event and then receive common stock under the Director Stock Plan.

Under the Director Cash Deferral Plan, interest is credited semi-annually at Carpenter Technology’s “Five-Year Medium-Term Note Borrowing Rate,” a term defined in the Director Cash Deferral Plan. Carpenter Technology distributes a participating director’s deferred cash based on the director’s advance election, in a lump sum or in any number of annual installments up to a maximum of 15, beginning on a future date or upon the event elected.

34	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Director Compensation • Fiscal Year 2022 Director Compensation Table

Fiscal Year 2022 Director Compensation Table

This table shows the compensation paid or awarded to each non-employee director during fiscal year 2022. Our CEO is not compensated for his Board service.

Name	Fees Earned or Paid in Cash (includes Chair Retainer) ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Change in pension value and nonqualified deferred compensation earnings(3) ($)	All Other Compensation(4) ($)	Total ($)

Acoff, Viola L.	$65,000		$115,033	$35,014	$ 0	$ 9,771	$224,818

Hannan, Kathy H.	$14,107		$ 53,877	$82,597	$ 0	$ 0	$150,581

Hart, A. John	$65,000		$115,033	$35,014	$ 0	$ 9,771	$224,818

Inglis, I. Martin	$97,500		$200,046	$60,030	$ 0	$44,595	$402,171

Karol, Steven E.	$77,500		$115,033	$35,014	$ 0	$24,457	$252,004

Ligocki, Kathleen	$82,500		$115,033	$35,014	$ 0	$12,850	$245,397

McLane, Jr., Charles D.	$83,750	(5)	$115,033	$35,014	$ 0	$ 8,568	$242,365

Pratt, Gregory A.	$50,000		$ 0	$ 0	$ 0	$24,967	$ 74,967

Wadsworth, Jeffrey	$77,500		$115,033	$35,014	$ 0	$35,849	$263,396

Ward, Jr., Stephen M.	$77,500		$115,033	$35,014	$1,361	$51,103	$280,011

Younessi, Ramin	$48,750		$115,033	$84,574	$ 0	$ 1,380	$249,737

(1)

The grant date fair value of stock units granted to our directors in fiscal year 2022 was computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation – Stock Compensation. Assumptions made in this valuation are set forth in Note 16 to the financial statements contained in Carpenter Technology’s 2022 Annual Report on Form 10-K. Annual stock units granted and credited to each director’s account are subject to partial forfeiture if the director separates from Board service prior to the first anniversary of the grant date for any reason other than Death or Disability.

Each director, with the exception of Messrs. Pratt and Inglis, and Dr. Hannan, was credited with 3,441 stock units for fiscal year 2022 on October 12, 2021, representing a grant date fair value of $115,033. Retainer stock units credited to each director represent $65,022 of the annual retainer. The remaining stock units credited represent an annual award of additional stock units as described above with a grant date fair value of $50,011.

Mr. Inglis, who serves as Chairman, was credited with 5,984 stock units for fiscal year 2022 on October 12, 2021, representing a grant date fair value of $200,046. Of this total number, 2,992 stock units represent $100,023 of his annual retainer. The remaining stock units credited represent an annual award of additional stock units with a grant date fair value of $100,023.

Mr. Pratt retired from the Board on October 12, 2021, and did not receive a stock unit grant.

Dr. Hannan joined the Board on April 13, 2022, and was credited with 1,324 stock units for fiscal year 2022 on that date, representing a grant date fair value of $53,927. Of this total number, 748 stock units represent $30,452 of her prorated annual retainer. The remaining stock units credited represent a prorated annual award of additional stock units with a grant date fair value of $23,425.

The total number of stock units credited to each director under Carpenter Technology’s Stock-Based Compensation Plan for Non-Employee Directors as of June 30, 2022, including stock units that were credited with respect to prior fiscal years and reinvested dividend equivalents, was: V. Acoff – 14,136; K. H. Hannan – 1,324; A. J. Hart – 14,136; I. M. Inglis – 59,630; S. Karol – 32,783; K. Ligocki – 18,046; C. McLane, Jr. – 13,265; G. Pratt – 12,561; J. Wadsworth – 47,248; and S. Ward, Jr. – 67,582; R. Younessi—3,482.

(2)

The grant date fair value of option awards granted to our directors in fiscal year 2022 was computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. Assumptions made in this valuation are set forth in Note 16 to the financial statements contained in Carpenter Technology’s 2022 Annual Report on Form 10-K.

Each director, with the exception of Messrs. Pratt and Inglis, and Dr. Hannan, received an annual award of 2,826 stock options for fiscal year 2022 on October 12, 2021, representing a grant date fair value of $35,014.   Mr. Younessi received an additional award of 4,000 stock options upon joining the Board on October 12, 2021, representing a grant date fair value of $49,560. Mr. Inglis received an annual award of 4,845 stock options for fiscal year 2022 on October 12, 2021, representing a grant date fair value of $60,030. Mr. Pratt retired from the Board on October 12, 2021, and did not receive a stock option grant.

Dr. Hannan joined the Board on April 13, 2022, and was credited with 991 stock options for fiscal year 2022 on that date representing a grant date fair value of $16,397. She also received an additional award of 4,000 stock options upon joining the Board, representing a grant date fair value of $66,200.

The total number of shares subject to stock options credited to each director that remains outstanding as of June 30, 2022, including stock options that were granted in prior fiscal years, was: V. Acoff –15,644; K. H. Hannan – 4,991; A. J. Hart – 15,644; I. M. Inglis – 32,879; S. Karol – 27,723; K. Ligocki – 17,530; C. McLane, Jr. – 13,326; G. Pratt – 39,776; J. Wadsworth – 27,723; S. Ward, Jr. – 27,723; and R. Younessi – 6,826.

(3)	Reflects above-market earnings equal to 101% above 120% of the AFR Long-Term Rate on compensation deferred that is not tax qualified.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	35

Director Compensation • Fiscal Year 2022 Director Compensation Table

(4)

Includes the aggregate dollar amount of dividend equivalents paid in fiscal year 2022 on the stock unit balance credited to each director’s account with respect to dividends paid on outstanding common stock during fiscal year 2022. Dividend equivalents are reinvested in the form of additional stock units, with the number of units credited being determined by dividing the dividend dollar amount by the closing price on the NYSE on the dividend equivalent payment date.

(5)	Includes fees deferred in the form of stock units pursuant to an advance deferral election for compensation earned in 2022.

36	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Proposal 2:

Approval of Appointment of Independent

Registered Public Accounting Firm

The Audit/Finance Committee has selected PricewaterhouseCoopers LLP (“PwC”), subject to approval by the stockholders at the Annual Meeting, to serve as Carpenter Technology’s independent registered public accounting firm for fiscal year 2023. PwC would be engaged to audit and report upon Carpenter Technology’s financial statements and internal controls over financial reporting for fiscal year 2023. PwC, or one of its predecessor firms, has served as Carpenter Technology’s independent registered public accounting firm since 1918. The Audit/Finance Committee and the Board of Directors believe PwC is well qualified to act in this capacity. A representative of PwC is expected to attend the Annual Meeting of Stockholders and be available to respond to appropriate questions from stockholders.

Vote Required for Approval

The affirmative vote of a majority of the shares in person or represented by proxy at the meeting and entitled to vote is required to approve the appointment of PwC as the Company’s independent registered public accounting firm.

Audit Fees

The aggregate fees billed by PwC for professional services rendered for the annual audit of Carpenter Technology’s consolidated financial statements and internal controls over financial reporting for fiscal year 2022, the reviews of the financial statements included in Carpenter Technology’s quarterly reports on Form 10-Q, audit and attestation services related to statutory or regulatory filings required by certain foreign locations, issuance of comfort letters, and review of registration statements, were $2,060,000 in fiscal year 2022 as compared to $2,070,000 in fiscal year 2021.

Audit-Related Fees

PwC billed $10,000 in audit-related fees in fiscal year 2022, the same as those in fiscal year 2021. The fees in both fiscal year 2022 and 2021 were related to agreed upon procedures related to Carpenter Technology’s compliance with certain federal and state environmental reporting requirements.

Tax Fees

The aggregate fees billed by PwC for tax services were $410,000 for fiscal year 2022, compared to $553,405 in fiscal year 2021. Fees in both fiscal years were primarily for domestic and international tax compliance services and other tax projects.

All Other Fees

The aggregate fees billed by PwC for all other services were $4,000 in fiscal year 2022, compared to $449,600 in fiscal year 2021. The fees in 2021 related primarily to a pre-implementation review of a new SAP ERP system implementation. The fiscal year 2022 fees and the remaining services in fiscal year 2021 are for subscriptions to certain PwC reference tools.

Pre-Approval Policies and Procedures for Audit and Non-Audit Services

Policy Statement

The Audit/Finance Committee is required to specifically pre-approve the audit and non-audit services performed by the independent auditor to ensure that such services do not impair the auditor’s independence.

Delegation

The Chairman of the Audit/Finance Committee has the Committee’s delegated authority to pre-approve requests for services that were not approved at a scheduled meeting. The Chairman reports any pre-approval decisions to the Audit/Finance Committee at its next scheduled meeting. All services, regardless of fee amounts, are subject to restrictions to ensure the services will not impair the independence of the auditor. In addition, all fees are subject to ongoing monitoring by the Audit/Finance Committee.

Audit Services

The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit/Finance Committee. The Committee must approve any changes in terms, conditions and fees resulting from changes in audit scope. In addition to the annual audit services engagement, the Audit/Finance Committee may grant pre-approval for other audit services, which are those services that only the independent auditor reasonably can provide.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	37

Proposal 2: Approval of Appointment of Independent Registered Public Accounting Firm

Audit-Related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of Carpenter Technology’s financial statements as traditionally performed by its independent auditor. The Audit/Finance Committee believes the performance of audit-related services does not impair the independence of the auditor. All PwC audit-related fees for fiscal year 2022 were pre-approved by the Audit/Finance Committee.

Tax Services

The Audit/Finance Committee believes the independent auditor can provide tax services to the Company, such as domestic and international tax consulting and compliance services, without impairing the auditor’s independence. All PwC fees for tax services during fiscal year 2022 were pre-approved by the Audit/Finance Committee.

All Other Services

The Audit/Finance Committee may grant pre-approval of those permissible non-audit services classified as “all other services” that it believes are routine and recurring services that will not impair the independence of the auditor. All PwC fees for other services during fiscal year 2022 were pre-approved by the Audit/Finance Committee.

FOR	The Board of Directors recommends that you vote FOR the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm for fiscal year 2023.

38	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Audit/Finance Committee Report

The Audit/Finance Committee consists of five members, each of whom has been determined by the Board to be an independent director under applicable rules or other requirements of the NYSE and the SEC with respect to qualification of members of an audit committee. Each member is financially literate as required by NYSE standards, and each of Mr. McLane and Dr. Hannan, qualifies as an “audit committee financial expert” under applicable SEC standards. The Audit/Finance Committee functions pursuant to a written charter that was adopted and is reviewed annually by the Board. A copy of the charter is posted on Carpenter Technology’s website at www.carpentertechnology.com.

The Audit/Finance Committee’s primary responsibilities include appointing the independent registered public accounting firm to be retained to audit Carpenter Technology’s consolidated financial statements and recommending to the Board the inclusion of these financial statements in the Annual Report on Form 10-K. The Audit/Finance Committee is also responsible for approving any non-audit services to be provided by the independent registered public accounting firm. Additionally, the Audit/Finance Committee reviews the adequacy of Carpenter Technology’s financial reporting and internal controls over financial reporting, the integrity of Carpenter Technology’s financial statements, and the independence and performance of Carpenter Technology’s independent registered public accounting firm.

Management is primarily responsible for the preparation, presentation and integrity of Carpenter Technology’s financial statements; establishing, maintaining and evaluating the effectiveness of disclosure controls and procedures; establishing, maintaining and evaluating the effectiveness of internal controls over financial reporting; and evaluating any change in internal controls over financial reporting that has materially affected, or is reasonably likely to materially affect, internal control over financial reporting.

The independent registered public accounting firm is responsible for performing an independent audit of Carpenter Technology’s financial statements in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”) and expressing an opinion on whether those financial statements conform to U.S. generally accepted accounting principles, as well as expressing an opinion on the effectiveness of Carpenter Technology’s internal controls over financial reporting.

The Audit/Finance Committee reviewed and discussed with management and Carpenter Technology’s independent registered public accounting firm, PwC, Carpenter Technology’s audited financial statements and schedule for fiscal year 2022 and the report of PwC. The Committee also discussed other matters with PwC, such as the quality (in addition to acceptability), clarity, consistency and completeness of Carpenter Technology’s financial reporting and the matters required to be discussed by the applicable requirements of PCAOB and the SEC.

The Audit/Finance Committee met with management periodically during fiscal year 2022 to consider the adequacy of Carpenter Technology’s internal controls and discussed these matters and the overall scope and plans for the audit with PwC. The Audit/Finance Committee also discussed with management and PwC Carpenter Technology’s disclosure controls and procedures and the certifications by Carpenter Technology’s CEO and CFO. In particular, the Audit/Finance Committee was kept apprised by management of the progress of the evaluation of Carpenter Technology’s system of internal control over financial reporting and provided oversight and advice to management during the process. In connection with this oversight, the Audit/Finance Committee received periodic updates provided by senior management and PwC at several meetings during the fiscal year. At the conclusion of the process, management provided the Audit/Finance Committee with, and the Audit/Finance Committee reviewed, a report on the effectiveness of Carpenter Technology’s internal controls over financial reporting. The Audit/Finance Committee also reviewed PwC’s report on Carpenter Technology’s internal controls over financial reporting.

The Audit/Finance Committee has considered whether the independent registered public accounting firm can maintain independence while also providing non-audit services, and has received from PwC written disclosures and a letter concerning the firm’s independence from Carpenter Technology, as required by applicable requirements of the PCAOB. These disclosures have been reviewed by the Audit/Finance Committee and discussed with PwC.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	39

Audit/Finance Committee Report

Based on the reviews and discussions described in this report, the Audit/Finance Committee has recommended to the Board that Carpenter Technology’s audited consolidated financial statements be included in Carpenter Technology’s 2022 Annual Report on Form 10-K for filing with the SEC.

Submitted by the Audit/Finance Committee of the Board of Directors,

CHAIR: Charles D. McLane, Jr.

Members:

Dr. A. John Hart

Dr. Kathy H. Hannan

Dr. Jeffrey Wadsworth

Ramin Younessi

40	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Proposal 3:

Advisory Vote to Approve the Compensation

of Our Named Executive Officers

Each year since 2012, we have asked our stockholders to vote to approve, on an advisory basis, the compensation of our named executive officers (“NEOs”) as disclosed in this Proxy Statement, including the Compensation Discussion and Analysis (“CD&A”), the Compensation Tables, and any related material as required pursuant to Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our NEO compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. We expect to continue conducting the say-on-pay vote annually.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Human Capital Management Committee or the Board of Directors. However, the Board of Directors and the Human Capital Management Committee value our stockholders’ opinions. If there is a significant vote against the NEO compensation, the Human Capital Management Committee will evaluate whether any actions are necessary to address stockholder concerns.

Our Pay-for-Performance Compensation

Our executive compensation programs are designed to provide compensation levels benchmarked to attract, motivate and retain exceptional managerial talent for the present and future, to reward executives for achieving financial and strategic company goals, and to align their interests with the interests of stockholders.

We believe the compensation of our NEOs is reasonable, competitive and strongly focused on pay-for-performance principles. We emphasize compensation opportunities that appropriately reward executives for delivering financial results that meet or exceed pre-established goals, and executive compensation varies depending upon the achievement of those goals.

Through stock ownership requirements and equity incentives, we believe we have aligned the interests of our NEOs with those of our stockholders and the long-term interests of the Company.

We believe that the compensation policies and procedures articulated in this Proxy Statement are effective in achieving Carpenter Technology’s goals, and that the executive compensation reported was appropriate and aligned with fiscal year 2022 results. Before voting, we encourage you to read the CD&A and “Executive Compensation” sections of this Proxy Statement for details about our executive compensation programs and NEO compensation in fiscal year 2022.

The Human Capital Management Committee continually reviews the compensation programs for our NEOs to ensure that they achieve the desired goal of offering total compensation consisting of base salary competitive with an identified peer group of companies and incentive opportunities that are performance-oriented and linked to the interests of stockholders. We are asking stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. We expect that we will hold a say-on-pay vote again at next year’s annual meeting.

FOR	The Board of Directors recommends that you vote FOR Proposal 3 to approve the compensation of the NEOs as disclosed in this Proxy Statement on an advisory basis.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	41

Human Capital Management Committee Report

The Human Capital Management Committee consists of four members, each of whom has been determined by the Board to meet the NYSE and SEC requirements for compensation committee members. The Human Capital Management Committee functions pursuant to a written charter that was adopted and is reviewed annually by the Board. A copy of the charter is posted on Carpenter Technology’s website at www.carpentertechnology.com.

The Human Capital Management Committee has reviewed and discussed the CD&A with management, legal counsel, and its independent compensation consultant. The Human Capital Management Committee also considered the results of prior say-on-pay votes and input from stockholder engagement during the last fiscal year when reviewing the CD&A.

Based on such review and discussion, the Human Capital Management Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our 2022 Annual Report on Form 10-K.

Submitted by the members of the Human Capital Management Committee,

Chair: Kathleen Ligocki

Members:

Dr. Viola L. Acoff

Steven E. Karol

Stephen M. Ward, Jr.

42	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Proposal 4:

Approval of the Amended and Restated Stock-Based Incentive Compensation Plan

for Officers and Key Employees

We are asking stockholders to approve the amended and restated Carpenter Technology Corporation Stock-Based Incentive Compensation Plan for Officers and Key Employees (the “Omnibus Plan”). Carpenter Technology Corporation’s Board of Directors (the “Board”) approved the adoption of the amended and restated Omnibus Plan to be effective October 11, 2022, subject to stockholder approval. The amended and restated Omnibus Plan increases the number of shares of common stock of Carpenter Technology Corporation (the “Company”) reserved for issuance by an additional 2,300,000 shares and automatically extends the term of the Omnibus Plan through the 10th anniversary of the date the amended and restated Omnibus Plan is approved by the stockholders, unless terminated earlier in accordance with the terms of the Omnibus Plan. Although stockholders approved the reservation of an additional 1,350,000 shares for issuance under the Omnibus Plan at the Company’s 2020 Annual Meeting of Stockholders, which we anticipated would be sufficient to last through our 2023 Annual Meeting of Stockholders, based on historical usage rates at the time of such approval, the impact of the COVID-19 pandemic and the volatility in the price of the Company’s common stock (the “Common Stock”) have increased our annual average equity expenditures, or “run rate,” and we could deplete our current share reserve more rapidly than anticipated. If we do not increase the number of shares available for issuance under the Omnibus Plan, based on our historical and expected usage rates (which are adjusted under our fungible design ratio of 2.0:1, whereby every one share granted pursuant to a “full-value” award (e.g. a restricted stock unit) reduces the shares available for issuance under the Omnibus Plan by two shares, we may not have a sufficient number of shares authorized under the Omnibus Plan to grant Awards through Fiscal Year 2024 consistent with our historical compensation practices. In such event, we would lose an important compensation tool aligned with stockholder interests to attract and retain qualified employees. The Board has determined that it is advisable to increase the share reserve under the Omnibus Plan at this time to ensure that we have sufficient shares to make equity-based awards over the next three fiscal years in amounts determined appropriate by the Human Capital Management Committee of the Board (the “HCM Committee”) and consistent with our historical compensation practices to promote retention and alignment of interests of key employees with those of our stockholders.

In connection with the amendment and restatement of the Omnibus Plan, the HCM Committee considered a number of factors, including the changes to our run rate due to the COVID-19 pandemic and volatility in the price of our Common Stock, the estimated dilution associated with the Omnibus Plan and the total number of shares of Common Stock outstanding under existing and future Awards relative to external guidelines.

▶

Historical Equity Award Granting Practices (Run Rate): In setting the number of shares authorized for issuance under the Omnibus Plan, the HCM Committee considered the historical number of equity awards granted in the past three full fiscal years. The following table sets forth information regarding awards granted and our annual run rate for each of the last three fiscal years.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	43

Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Fiscal Year	Options Granted*	Time- Based RSU Granted*	Performance- Based RSU Granted	Performance- Based RSU Earned**	Weighted Average Basic Common Shares	Run Rate***

2022	36,444	319,298	128,343	28,837	48,500,000	0.79%

2021	67,142	475,984	184,320	44,628	48,300,000	1.22%

2020	167,926	214,757	109,878	33,979	48,100,000	0.87%
				Three-Year Average		0.96%

*	Options and Time-Based RSUs include Director grants.
**	Performance-based earned within the respective fiscal year, regardless of original grant date.
***	Calculated as (options granted + time-based RSUs granted + performance-based RSUs earned) divided by weighted average basic common shares.

▶

Potential Dilution and Overhang: In setting the number of shares authorized for issuance under the Omnibus Plan, the HCM Committee also considered the dilution (based on total outstanding award shares) and overhang (based on total potential award shares) that would result from approval of the Omnibus Plan, including the policies of certain institutional investors and major proxy advisory firms.

As of August 30, 2022, approximately 1,663,361 shares remained available for issuance under the Omnibus Plan. Separately, we also had approximately 260,325 shares available for issuance under the Director Stock Plan. Also as of August 30, 2022, 3,783,443 shares were subject to outstanding Awards (as defined in the applicable plan) under all plans, including 1,919,180 options with a weighted average exercise price of $42.84 and weighted average remaining term of 3.9 years and 1,864,263 full-value awards. The Omnibus Plan provides for a fungible plan design in determining the number of shares of Common Stock subject to an award, described more fully below.

Assuming Approval of the Omnibus Plan
Options Outstanding as of August 30, 2022	1,919,180
Weighted Average Exercise Price of Options Outstanding	$42.84
Weighted Average Remaining Term of Options Outstanding	3.9 years
Time-Based RSU Awards Outstanding as of August 30, 2022	999,537
Performance-Based Awards Outstanding as of August 30, 2022, assuming maximum performance	864,726
Total Equity Awards Outstanding (Including Options, RSU Awards and Performance-Based Awards)	3,783,443
Common Stock Outstanding as of August 30, 2022	48,304,311
Dilution as a Percentage of Common Stock Outstanding, as of August 30, 2022(1)	7.8%
Shares Available for Future Grant (Omnibus Plan + Non-Employee Directors Plan)	1,923,686
New Share Request	2,300,000
Overhang, as a Percentage of Common Stock Outstanding, as of August 30, 2022(2)	16.6%

(1)	Dilution consists of the number of shares subject to equity awards outstanding as of August 30, 2022 divided by the number of shares of our common stock outstanding.
(2)

Overhang consists of the number of shares subject to equity awards available for issuance (assuming approval of the 2,300,000 new shares) + equity awards outstanding as of August 30, 2022, divided by the number of shares of common stock outstanding.

44	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Purpose of the Omnibus Plan—Why our Board recommends you vote to approve this proposal

The purpose of the Omnibus Plan is to attract and retain valued employees by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Common Stock. Our Omnibus Plan is designed to motivate our key employees to achieve superior performance as measured by financial and operating metrics as well as stock price appreciation.

We believe that equity granted under the Omnibus Plan is a critical component of our compensation program and pay-for-performance culture. Equity compensation contributes to long-term sustainable growth and aligns management’s interests with the interests of our stockholders.

The Board believes your vote to approve this proposal will help us to achieve superior performance in the future.

The Omnibus Plan as amended and restated if this proposal is approved is described in more detail below. If this proposal is not approved by our stockholders, the amendment and restatement of the Omnibus Plan will not become effective, but the Omnibus Plan will remain in effect in accordance with its present terms, unaffected by its proposed amendment and restatement.

Compensation Governance Highlights of the Omnibus Plan as Amended and Restated Designed to Protect Stockholders’ Interests

▶	Awards are subject to potential reduction, cancellation or forfeiture in certain circumstances

▶	No tax gross-ups

▶	No discounted options may be granted

▶	No repricing of stock options without stockholder approval other than appropriate adjustments to the exercise price consistent with a change in the Company’s capitalization

▶	Minimum one-year vesting requirement with respect to all Awards other than those that, in the aggregate, do not exceed five percent (5%) of the shares available under the Omnibus Plan

▶	Limited discretionary accelerated vesting

▶

Dividends on restricted stock and dividend equivalents on time-based and earned but unvested performance-based restricted stock units for Awards granted under the Omnibus Plan are paid subject to the vesting and payment terms applicable to the underlying Awards

▶	No dividend equivalent rights are granted on shares of the Common Stock underlying stock option awards

▶	Maximum term of each stock option Award that can be granted under the Omnibus Plan is ten years

▶

No automatic benefits upon a change in control, and change in control benefits under Awards pursuant to the Omnibus Plan cannot be triggered upon any event that does not result in an actual change in control of the Company

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	45

Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Key Elements of the Omnibus Plan

Administration	HCM Committee, which is made up entirely of independent directors.

Effective Date	The amended and restated Omnibus Plan would become effective upon approval by the Company’s stockholders.

Eligible Participants	Awards may be granted to any officer, management director or other key employee of the Company or a subsidiary who is selected by the Company to participate in the Omnibus Plan. As of August 30, 2022, approximately 3,733 employees were eligible to participate in the Omnibus Plan upon its approval. Of the total employees eligible to participate in the Omnibus Plan, approximately 370 received Awards under the Omnibus Plan during fiscal year 2022. Non-employee directors and consultants are not eligible to participate in the Omnibus Plan.

Total Shares Available for Awards Under Plan	2,300,000 shares recently approved by the Board, plus approximately 1,663,361 shares that remained available for issuance as of August 30, 2022 under the Omnibus Plan immediately prior to such approval, as well as shares that are subject to outstanding awards, some of which may be forfeited, canceled or expire unexercised and again become available for issuance of new Awards under the terms of the Omnibus Plan.

Unavailable for Issuance

The following will not again become available for issuance under the Omnibus Plan:

▶   any shares tendered or withheld to pay the exercise price of stock options;

▶   any shares withheld in respect of taxes; and

▶   any shares repurchased by the Company from an optionee with proceeds from the exercise of stock options.

Award Types	Stock Options, Restricted Stock and Restricted Stock Units; only Non-Qualified Options may be granted under the Omnibus Plan.

Performance Metrics	Performance Goals may be measured on an absolute or relative basis.

Nontransferability of Awards

In general, during a Participant’s lifetime, Awards are exercisable only by the Participant and are not transferable other than by will or laws of descent and distribution.

However, the HCM Committee may provide for limited lifetime transfers of Awards to certain family members, trusts for the benefit of family members, or partnerships in which such family members are the only partners. In addition, the HCM Committee may provide in any Award Agreement (as defined in the Omnibus Plan) terms and conditions under which the Participant must sell or offer to sell any vested Awards and any Common Stock acquired pursuant to an Award to the Company.

Amendments and Termination

Stockholder approval is required for any amendment which:

▶   increases the number of shares available for Awards under the Omnibus Plan (other than to reflect a change in the Company’s capital structure);

▶   constitutes a repricing or exchange of any Award or involves the buy-out by the Company of any previously granted Award;

▶   makes changes to the amendment provisions of the Omnibus Plan that require stockholder approval; or

▶   as otherwise required by applicable law, regulation, or rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

Unless terminated earlier by the Board, the Omnibus Plan will terminate and expire on the date which is ten years after the most recent stockholder approval of the Omnibus Plan or upon the date on which all outstanding Awards have expired, terminated, been paid or otherwise provided for, and no Awards under the Omnibus Plan shall thereafter be granted.

46	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Summary of the Omnibus Plan as Amended and Restated

The following general description of certain features of the Omnibus Plan is qualified in its entirety by reference to the Omnibus Plan, which is attached as Exhibit A. Capitalized terms not otherwise defined in this summary have the meanings given to them in the Omnibus Plan.

General. The Omnibus Plan authorizes the grant of Options, Restricted Stock, and Restricted Stock Units (collectively, “Awards”). Only Non-Qualified Options may be granted under the Omnibus Plan.

Number of Shares Reserved. The Company’s Board has reserved an additional 2,300,000 shares of Common Stock, in addition to 1,663,361 shares that remained available for issuance as of August 30, 2022, under the Omnibus Plan immediately prior to such increase, as well as shares that are subject to outstanding awards, some of which may be forfeited, canceled or expire unexercised and again become available for issuance of new Awards under the terms of the Omnibus Plan. The maximum number of shares that may be granted to any Employee under the Omnibus Plan during any calendar year shall not exceed 500,000.

The Omnibus Plan provides for a fungible plan design in counting the maximum number of shares that may be issued under the Plan. In determining the number of shares of Common Stock available for Awards under the Plan, a share of Common Stock subject to an award of Restricted Stock, Restricted Stock Unit, or any other full value share award shall count against the number of shares available for Awards under the Plan as two and one-half shares of Common Stock for Awards granted prior to October 13, 2020, and two shares of Common Stock for Awards granted on or after October 13, 2020, and a share of Common Stock subject to an Option shall count against the number of shares available for Awards under the Plan as one share of Common Stock.

To the extent any shares subject to an Award are forfeited or to the extent an Award otherwise terminates for any reason without an actual distribution of shares to the Participant, any shares counted against the number of shares available for issuance pursuant to the Omnibus Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for Awards under the Omnibus Plan. However, the following will not again become available for issuance under the Omnibus Plan: any shares withheld in respect of taxes; any shares tendered or withheld to pay exercise price of stock options; and any shares repurchased by the Company from an optionee with proceeds from the exercise of stock options.

In the event that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Omnibus Plan, then the HCM Committee will, in such manner as it may deem equitable, adjust any or all of the following:

▶	the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards;

▶	the number and kind of shares of Common Stock issuable in respect of outstanding Awards;

▶	the aggregate number and kind of shares of Common Stock available under the Omnibus Plan; and

▶	the exercise or Award-date price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award.

Administration. The HCM Committee administers the Omnibus Plan. Subject to the other provisions of the Omnibus Plan, the HCM Committee has the authority to:

▶	select the employees who will receive Awards pursuant to the Omnibus Plan;

▶	determine the type(s) of Awards to be granted to each Participant;

▶

determine the number of shares of Common Stock to which an Award will relate, the terms and conditions of any Award granted under the Omnibus Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof as described under “Termination of Employment” below, and waivers of or modifications to performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award;

▶	determine whether, to what extent, and under what circumstances an Award may be canceled, forfeited, or surrendered;

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	47

Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

▶	determine whether, and to certify that, Performance Goals to which the settlement of an Award is subject are satisfied;

▶

correct any defect or supply any omission or reconcile any inconsistency in the Omnibus Plan, and to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Omnibus Plan; and

▶	make all other determinations as it may deem necessary or advisable for the administration of the Omnibus Plan.

The HCM Committee may delegate to the Company’s CEO its authority under the first four items above, to grant Awards covering a pre-determined aggregate number of shares of Common Stock. Such delegation is limited to the authority to grant and amend Awards to Participants who are not subject to the requirements of Rule 16b-3 of the Exchange Act. Any Awards granted or amended by the CEO are to be subject to the terms of the Omnibus Plan. The CEO shall report to the HCM Committee, in a form and manner to be determined by the HCM Committee, at least annually on the disposition of shares subject to Awards granted or amended by the CEO. Any reference to the HCM Committee hereafter includes the CEO to the extent the HCM Committee has delegated the authority to grant or amend Awards.

Eligibility. Awards may be granted to any officer or other key employee of the Company or a subsidiary including a director who is such an employee, who is selected by the Company to participate in the Omnibus Plan. The maximum number of shares that may be awarded to any Participant as Awards in any calendar year may not exceed 500,000.

As of August 30, 2022, approximately 3,733 employees were eligible to participate in the Omnibus Plan and would be eligible to participate in the amended and restated Omnibus Plan upon its approval. Of the total employees eligible to participate in the Omnibus Plan, approximately 370 received Awards under the Omnibus Plan during fiscal year 2022. Non-employee directors and consultants are not eligible to participate in the Omnibus Plan.

Each Award granted under the Omnibus Plan will be evidenced by a written agreement between the Participant and the Company that describes the Award and states the terms and conditions applicable to such Award. The principal terms and conditions of each particular type of Award are described below.

Performance Goals. The Award Agreements may provide for vesting of the Award based on achievement of Performance Goals during a specified period. Performance Goals may be measured on an absolute or relative basis.

The Performance Goals may be applied to the Company, any affiliate or any business unit, either individually, alternatively or in combination.

Adjustments. The Committee may modify the Performance Goals previously established with respect to a particular grant of an Award to address accounting expenses of equity compensation; amortization of acquired technology and intangibles; asset write-downs; litigation-related events; changes in tax laws accounting principles or other laws or provisions affecting reported results; reorganization and restructuring programs; discontinued operations; and extraordinary or nonrecurring or infrequent events.

Types of Awards. The following table provides details about each type of Award under the Omnibus Plan.

48	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Award Type	Information Detail

Options

An Option is the right to purchase shares of Common Stock for a specified period of time at a fixed price (the “exercise price”).

Each Award Agreement will specify the exercise price, the term of the Option, and the date or dates when the Option will become exercisable.

Options shall only be transferable by will or under the laws of descent and distribution, and, during the Participant’s lifetime, may only be exercised by the Participant.

Only Non-Qualified Options may be granted under the Omnibus Plan.

Vesting. Subject to certain exceptions, Options shall not vest and are not exercisable sooner than one (1) year from the grant date of the Award.

Exercise Price. The HCM Committee will determine the exercise price of an Option at the time the Option is granted. The exercise price of an Option will not be less than 100% of the Fair Market Value of Common Stock on the date the Option is granted. For purposes of the Omnibus Plan, Fair Market Value is defined as the closing price of a share of Common Stock on the New York Stock Exchange, or, in the absence of a closing price on such date, the closing price on the last trading day preceding such date. However, the HCM Committee may use the closing price as of the indicated date, the average price or value as of the indicated date or for a period certain ending on the indicated date, the price determined at the time the transaction is processed, the tender offer price for shares of Common Stock, or any other method which the HCM Committee determines is reasonably indicative of the Fair Market Value of the Common Stock; provided, however, that for purposes of granting Options or Restricted Stock Units, Fair Market Value of Common Stock shall be determined in accordance with the requirements of Code Section 409A. Other than in connection with a change in capitalization, the exercise price of an Option may not be reduced without stockholder approval.

Consideration. The means of payment for shares issued upon exercise of an Option will be specified in each Award Agreement and generally may be made by the Participant in cash, by the surrender at Fair Market Value of Common Stock, by any combination of cash and shares of Common Stock, by “cashless exercise” arrangements such as through a broker or by net exercise, to the extent permitted by applicable law. The HCM Committee will determine the methods by which, or the time or times at which, Common Stock will be delivered or deemed to be delivered to the Participant upon the exercise of such Option. The Committee may not permit payment through any method that would constitute a prohibited extension of credit to those officers of the Company who are subject to the provisions of the Sarbanes-Oxley Act of 2002.

Term of the Option. The term of an Option granted under the Omnibus Plan will be no longer than ten years from the date of grant.

Reload Grants. Options shall not be granted in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	49

Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Award Type	Information Detail
No dividend equivalent rights. No dividend equivalent rights are granted on shares underlying stock option awards.

Restricted Stock

An Award of Restricted Stock is a grant to the recipient of a specified number of shares of Common Stock that are subject to forfeiture upon specified events during the Restriction Period.

Each grant of Restricted Stock is to specify the duration of the Restriction Period and any other conditions under which the Restricted Stock would be forfeitable to the Company, including any applicable Performance Goals, and will include restrictions on transfer to third parties during the Restriction Period.

Subject to certain exceptions, the Restriction Period for such Awards must be at least:

▶   three years for Awards that vest solely on the passage of time unless otherwise determined by the HCM Committee, and

▶   one year for Awards that are earned in whole or in part upon the attainment of Performance Goals.

During the Restriction Period, the HCM Committee may, but is not required to, authorize the payment of a dividend declared and paid on Common Stock to any Participant awarded Restricted Stock. Any dividend with respect to Restricted Stock will only be paid upon satisfaction of the performance, employment or other conditions and subject to the payment terms applicable to the Restricted Stock. Payment may be made in cash or deemed reinvested in Restricted Stock as determined by the Committee in its sole discretion. During the Restriction Period, the Participant will have the right to vote the shares of Restricted Stock.

Restricted Stock Units

A Restricted Stock Unit is a book-entry unit with a value equal to one share of Common Stock.

A grant of Restricted Stock Units will vest and become payable to the Participant upon other future events, including the achievement of Performance Goals established by the HCM Committee or the passage of time.

Each grant of Restricted Stock Units will specify the conditions, including the passage of time and Performance Goals, if applicable, that must be satisfied in order for payment to be made.

Payment of Restricted Stock Units may be made in cash, shares of Common Stock, or a combination of both, equal to the Fair Market Value of the shares of Common Stock to which the Award relates.

The HCM Committee may, but is not required to, authorize the payment of an amount equivalent to a dividend declared and paid on Common Stock to any Participant awarded Restricted Stock Units. Any dividend equivalent paid with respect to Restricted Stock Units subject to Awards granted under the amended and restated Plan will only be paid upon satisfaction of the terms and conditions and subject to the payment terms applicable to the Restricted Stock Units.

Such dividend equivalent will be in the form of:

▶   cash, or

▶   additional Restricted Stock Units that are subject to the provisions of the Award Agreement governing the Restricted Stock Units upon which the dividend is paid.

A Participant will not have voting rights with respect to Restricted Stock Units prior to payment of Common Stock in satisfaction of such Restricted Stock Units.

General Provisions

Vesting. Awards under the Omnibus Plan generally have a minimum Restriction Period or minimum vesting period of one year, unless the Award is a part of a pool of Awards representing no more than five percent (5%) of the shares of Common Stock available for Awards under the Omnibus Plan.

Nontransferability of Awards. In general, during a Participant’s lifetime, his or her Awards shall be exercisable only by the Participant and shall not be transferable other than by will or laws of descent and distribution. However, the HCM

50	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Committee may provide for limited lifetime transfers of Awards to certain family members, trusts for the benefit of family members, or partnerships in which such family members are the only partners.

In addition, the HCM Committee may provide in any Award Agreement terms and conditions under which the Participant must sell or offer to sell any vested Awards and any Common Stock acquired pursuant to an Award to the Company.

Termination of Employment. Each Award Agreement will provide rules for the exercise or vesting of such Award following termination of employment for any reason, which may include, but not be limited to, Death, Disability, termination for Cause or Retirement. The HCM Committee may take actions and provide in Award Agreements for such post-termination rights that it believes to be equitable under the circumstances or in the best interests of the Company with respect to Awards that are not fully earned, vested or exercisable, subject to the terms of the Plan. However, in the absence of specific HCM Committee resolution to the contrary, the following terms will apply to Awards following a Participant’s termination:

In the event of the Participant’s Death on or after the one-year anniversary of the grant of an Option, the Option will vest immediately and the Participant’s beneficiary may exercise the Option at any time before the expiration of the term of the Option. In the event of the Participant’s termination due to Disability or Retirement (unless the HCM Committee, or the CEO, if applicable, determines otherwise with respect to Retirement) on or after the one-year anniversary of the grant of an Option, the Option will vest immediately and will be exercisable for the remainder of the term. A Participant will have the lesser of three months following termination or the remainder of the unexpired exercise period for any reason other than Death, Disability or Retirement to exercise any Option, to the extent exercisable at the time of such termination.

In the event of the Participant’s Death, Disability, or Retirement prior to the payment of an Award of Restricted Stock or Restricted Stock Units, the Award will vest immediately (unless the Committee, or the CEO, if applicable, determines otherwise with respect to Retirement), except in the case of an Award based upon the Company’s achievement of Performance Goals. In that case, the Award will vest based upon the Company’s achievement of Performance Goals at the time the Award would have otherwise vested had the Participant’s employment continued. If the Participant’s Death, Disability, or Retirement occurred prior to the completion of the Performance Period, the Award may be pro-rated (unless the Committee determines otherwise with respect to Retirement).

Notwithstanding the foregoing, the HCM Committee retains the right to revoke or revise the terms of any unearned, unvested, or unexercised Award in the event of a Participant’s termination for Cause.

Change in Control. If the outstanding Awards under the Omnibus Plan are assumed or converted into awards under another plan of a successor entity or business in the event of a Change in Control and the Participant is terminated other than for Cause or resigns for Good Reason within two (2) years after such Change in Control, then the vesting shall fully accelerate, other restrictions applicable to such Award shall terminate, and any performance criteria shall be deemed satisfied, either on an absolute basis or at the pre-established target level as applicable. If the Award is assumed or converted in connection with a Change in Control and the Participant’s employment is not terminated or is terminated by the Company for Cause or by the Participant for reasons other than for Good Reason, then the otherwise applicable terms of this Plan and the Award continue to apply.

If an Award is not assumed or converted into awards under another plan of a successor entity or business, in the event of the Change in Control, the vesting of the Award shall fully accelerate, other restrictions applicable to such Award shall terminate, and any performance criteria shall be deemed satisfied, either on an absolute basis or at the pre-established target level as applicable.

For purposes of the Omnibus Plan, “Change in Control” is defined in Section 2.6 of the plan document, presented as Exhibit A hereto.

Effective Date, Amendments, and Termination of the Omnibus Plan. The amendment and restatement of the Omnibus Plan will be effective upon its approval by the Company’s stockholders. The Board has the authority to amend or terminate the Omnibus Plan at any time. However, stockholder approval is required for any amendment which:

▶	increases the number of shares available for Awards under the Omnibus Plan (other than to reflect a change in the Company’s capital structure);

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	51

Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

▶	constitutes a repricing or exchange of any Awards, or involves the buy-out, whether in cash or otherwise, of any previously granted Award with an exercise price that is greater than Fair Market Value;

▶	makes changes to the amendment provisions of the Omnibus Plan that require stockholder approval; or

▶	as otherwise required by applicable law, regulation, or rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted.

Unless earlier terminated by the Board, the Omnibus Plan will terminate and expire on the date which is ten years after the most recent stockholder approval of the Plan, or upon the date on which all outstanding Awards have expired, terminated, been paid or otherwise provided for, and no Awards under the Omnibus Plan shall thereafter be granted.

Certain Federal Income Tax Considerations

The following discussion is a summary of certain federal income tax considerations that may be relevant to Participants in the Omnibus Plan. The discussion is for general informational purposes only and is not intended to address specific federal income tax considerations that may apply to a Participant based on his or her particular circumstances, nor does it address state or local income tax, or other tax considerations that may be relevant to a Participant.

Participants are urged to consult their own tax advisors with respect to the particular federal income tax consequences to them of participating in the Omnibus Plan, as well as with respect to any applicable state or local income tax or other tax considerations.

Non-Qualified Options

A Participant realizes no taxable income and the Company is not entitled to a deduction when a Non-Qualified Option is granted. Upon exercise of a Non-Qualified Option, a Participant will realize ordinary income equal to the excess of the Fair Market Value of the shares received over the exercise price of the Non-Qualified Option, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A Participant’s tax basis in the shares of Common Stock received upon exercise of a Non-Qualified Option will be equal to the Fair Market Value of such shares on the exercise date, and the Participant’s holding period for such shares will begin at that time. Upon sale of the shares of Common Stock received upon exercise of a Non-Qualified Option, the Participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares, and the Participant’s tax basis in such shares.

Under the Omnibus Plan, Non-Qualified Options may, with the consent of the HCM Committee, be exercised in whole or in part with shares of Common Stock held by the Participant. Payment in Common Stock will be treated as a tax-free exchange of the shares surrendered for an equivalent number of shares of Common Stock received, and the equivalent number of shares received will have a tax basis equal to the tax basis of the surrendered shares. The Fair Market Value of shares of Common Stock received in excess of the number of shares surrendered will be treated as ordinary income and such shares have a tax basis equal to their Fair Market Value on the date of the exercise of the Non-Qualified Option.

Restricted Stock

Restricted Stock received pursuant to Awards will be considered subject to a substantial risk of forfeiture for federal income tax purposes. If a Participant who receives such Restricted Stock does not make the election described below, the Participant realizes no taxable income upon the receipt of Restricted Stock and the Company is not entitled to a deduction at such time. When the forfeiture restrictions with respect to the Restricted Stock lapse, the Participant will realize ordinary income equal to the Fair Market Value of the shares at that time, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction. A Participant’s tax basis in Restricted Stock will be equal to the Fair Market Value when the forfeiture restrictions lapse, and the Participant’s holding period for the shares will begin when the forfeiture restrictions lapse. Upon sale of the shares, the Participant will realize short-term or long-term gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the Participant’s hands.

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Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Section 83(b) Elections. Participants receiving Restricted Stock may make an election under Section 83(b) of the Code with respect to the shares. By making a Section 83(b) election, the Participant elects to realize compensation income with respect to the shares when the shares are received rather than at the time the forfeiture restrictions lapse. The amount of compensation income will be equal to the Fair Market Value of the shares when the Participant receives them (valued without taking the restrictions into account), and the Company will be entitled to a corresponding deduction at that time.

By making a Section 83(b) election, the Participant will realize no additional compensation income with respect to the shares when the forfeiture restrictions lapse and will instead recognize gain or loss with respect to the shares when they are sold. The Participant’s tax basis in the shares will be equal to their Fair Market Value when received by the Participant, and the Participant’s holding period for such shares begins at that time. If, however, the shares are subsequently forfeited to the Company, the Participant will not be entitled to claim a loss with respect to the shares to the extent of the income realized by the Participant upon the making of the Section 83(b) election. To make a Section 83(b) election, a Participant must file an appropriate form of election with the Internal Revenue Service and with the Company, each within 30 days after shares of Restricted Stock are granted, and the Participant must also attach a copy of his or her election to his or her federal income tax return for the year in which the shares are granted.

Generally, during the restriction period, dividend equivalents and distributions paid with respect to Restricted Stock will be treated as compensation income (not dividend income) received by the Participant. Dividend payments received with respect to shares of Restricted Stock for which a Section 83(b) election has been made will be treated as dividend income, assuming the Company has adequate current or accumulated earnings and profits.

Restricted Stock Units

A Participant typically realizes no taxable income and the Company is not entitled to a deduction when Restricted Stock Units payable in the future and subject to conditions such as the passage of time or achievement of Performance Goals are granted. When Restricted Stock Units vest and become payable as a result of the satisfaction of the terms and conditions on such Award, including, if applicable, achievement of Performance Goals, the Participant will realize ordinary income equal to the amount of cash received or the Fair Market Value of the shares received minus any amount paid for the shares, and, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding deduction.

A Participant’s tax basis in shares of Common Stock received upon payment will be equal to the Fair Market Value of such shares when the Participant receives them. Upon sale of the shares, the Participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year at the time of sale. Such gain or loss will be equal to the difference between the amount realized upon the sale of the shares and the tax basis of the shares in the Participant’s hands.

The HCM Committee may, but need not, permit a Participant to defer receipt of payment in satisfaction of Restricted Stock Units, provided that any such deferral shall be administered in compliance with Section 409A of the Code and the guidance thereunder. The HCM Committee is authorized to take such action as it deems necessary and reasonable to avoid the application of the additional tax described in Section 409A(a)(1)(B) of the Code to any Award deferred hereunder.

Section 162(m) Limitations

Section 162(m) of the Code limits the deductibility of compensation paid to certain executive officers.

Withholding

The Company is entitled to deduct from the payment of any Award (whether made in stock or in cash) all applicable income and employment taxes required by federal, state, local or foreign law to be withheld, or may require the Participant to pay such withholding taxes to the Company as a condition of receiving payment of the Award. The HCM Committee may allow a Participant to satisfy his or her withholding obligations by directing the Company to retain the number of shares necessary based on the maximum individual federal and state statutory tax rates in the applicable jurisdiction to satisfy the withholding obligation, or by delivering shares held by the Participant to the Company in an amount necessary to satisfy the withholding obligation.

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Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides information as of June 30, 2022, regarding the number of shares of Common Stock that may be issued under the Company’s equity compensation plans:

Equity Compensation Plan Information
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))(1) (c)
Equity compensation plans approved by security holders	1,962,589	$42.96	2,807,832
Equity compensation plans not approved by security holders	-	-	-
Total	1,962,589	$42.96	2,807,832

(1)

Includes 2,547,507 shares available for issuance under the Omnibus Plan for Officers and Key Employees (which provides for the issuance of stock options, restricted stock, and restricted stock units) and 260,325 shares available under the Director Stock Plan (which provides for issuance of stock options, stock and units).

New Plan Benefits

Because our HCM Committee has discretion to grant future equity awards of a type and amount determined in its discretion, it is not possible at present to determine the persons to whom awards will be granted under the Omnibus Plan for the fiscal year ending June 30, 2023, or the amounts and types of any such individual grants. Alternatively, because the amendment and restatement of the Omnibus Plan, if approved, would be similar to the Omnibus Plan’s terms now in effect, the below table instead sets forth the grants made in the fiscal year ended June 30, 2022, under the Omnibus Plan.

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Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

Stock-Based Incentive Compensation Plan for Officers and Key Employees

Name and Position	Number of Time-Based Restricted Stock Units	Number of Performance- Based Restricted Stock Units(1)	Number of Stock Options

Thene, Tony R. President and Chief Executive Officer	45,970	91,940	-

Lain, Timothy Sr. Vice President and Chief Financial Officer	11,545	23,090	-

Dee, James D. Sr. Vice President, General Counsel and Secretary	6,298	12,596	-

Malloy, Brian J. Sr. Vice President and Group President—SAO	9,096	18,192	-

Graf, David Vice President and Group President—PEP	6,298	12,596	-

Executive Group (NEOs)	79,207	158,414	-

Non-Executive Director Group	-	-	-

Non-Executive Officer Employee Group	37,158	32,892	-

All employees as a group who are not part of the executive group (NEOs) or the non-executive officer employee group	165,599	65,380	-

(1)	Represents the maximum (200% of Target) number of units the Participant could have received based upon attainment of Performance Goals approved at the time the Award was granted.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	55

Proposal 4: Approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees

In accordance with SEC rules, the following table lists all Options granted to the individuals and groups indicated below since the adoption of the Omnibus Plan, through June 30, 2022. The option awards listed below for the covered executives include the Options listed in the executive compensation tables beginning on page 81 of this Proxy Statement and are not additional awards. As of June 30, 2022, the closing price of a share of our Common Stock was $27.91 per share.

Name and Position	Number of Stock Options

Thene, Tony R. President and Chief Executive Officer	510,817

Lain, Timothy Sr. Vice President and Chief Financial Officer	64,621

Dee, James D. Sr. Vice President, General Counsel and Secretary	122,040

Malloy, Brian J. Sr. Vice President and Group President—SAO	85,390

Graf, David Vice President and Group President—PEP	6,586

Executive Group (NEOs)	789,454

Non-Executive Director Group	-

Non-Executive Officer Employee Group	163,280

All employees as a group who are not part of the executive group (NEOs) or the non-executive officer employee group	9,905,211

Vote Required for Approval

The affirmative vote of a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on such proposal is required to approve the proposed amendment and restatement of the Omnibus Plan. If not approved, the Omnibus Plan will continue in its pre-amended form.

FOR	The Board of Directors recommends that you vote FOR Proposal 4 to approve the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees.

56	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Compensation Discussion and Analysis

This Compensation Discussion and Analysis (“CD&A”) describes our compensation philosophy and the key criteria the Human Capital Management Committee (formerly the Compensation Committee) (“Committee”) uses to set compensation levels, determine actual compensation, and establish future compensation opportunities for our executives. In implementing the fiscal year 2022 executive compensation program, the Committee considered prior say-on-pay votes, stockholder feedback, and advice from the Committee’s independent compensation consultant.

Our Named Executive Officers Our Named Executive Officers (“NEOs”) for fiscal year 2022 are:

Tony R. Thene, President and Chief Executive Officer Timothy Lain, Senior Vice President and Chief Financial Officer

James D. Dee,

Senior Vice President, General Counsel and Secretary

Brian J. Malloy,

Senior Vice President and Group President – Specialty Alloys Operations (SAO) (effective April 25, 2022)

David Graf,

Vice President and Group President – Performance Engineered Products (PEP) (effective April 25, 2022)

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	57

Executive Summary

The Committee is committed to ensuring the Carpenter Technology executive compensation program promotes the alignment of executives’ and stockholders’ interests. We have designed the program to attract and retain outstanding leaders, to motivate and reward them for achieving specified business and financial goals, and to support the creation of sustainable stockholder value. The Committee believes the fiscal year 2022 executive compensation decisions reward Carpenter Technology executives appropriately for their performance during the fiscal year and encourage them to focus on long-term value creation.

The COVID-19 pandemic continued to have an impact on our fiscal year 2022 financial results, the overall economy, and the end-use markets we serve. Similar to fiscal year 2021, the impact of COVID-19 on Carpenter Technology’s operations and business conditions was carefully considered in the Committee’s executive compensation decisions and strategy for fiscal year 2022. In fiscal year 2021, the Committee adjusted the long-term incentive (LTI) design to use a three-year average measurement period, with individual year’s targets established at the beginning of each fiscal year, rather than a three-year cumulative period with targets set at the beginning of the measurement period, as it had done prior to the pandemic. A detailed description of our fiscal year 2022 executive compensation program can be found below under “Executive Compensation Philosophy and Framework,” “Elements of our Fiscal Year 2022 Compensation Program,” and “Annual Compensation.” In addition, due to the continuing market uncertainty caused by the pandemic, the Committee continued with the modified long-term incentive design for fiscal year 2023 described above (individual year’s targets set at the beginning of each fiscal year and using a three-year average measurement period as opposed to a three-year cumulative measurement period) as a temporary measure. The Committee continues to closely monitor the impact of the COVID-19 pandemic on the business and reserves the right to re-evaluate compensation decisions as the situation evolves.

Summary of Fiscal Year 2022 Performance

Fiscal year 2022 has been a challenging but successful year for Carpenter Technology. We navigated several disruptive conditions including an unplanned outage of our Reading press, continued COVID-19 isolations, a difficult hiring environment, and other supply chain challenges. But in addressing each of them, we are emerging from it stronger and well-positioned for growth. As we head into fiscal year 2023, we have significant momentum and extremely strong market conditions. Our backlog of customer orders increased 191% year-over-year, and we have seen customer orders continue to increase in each of the last 6 consecutive quarters as we have come out of the height of the COVID-19 pandemic. In navigating the pandemic, we have strengthened our Company to best capitalize on the demand recovery that we are seeing now.

Operating loss in fiscal year 2022 was $24.9 million, or a loss of $34.0 million adjusted to exclude COVID-19 costs, the release of an acquisition-related contingent liability, COVID-related employee retention credits, and a historical environmental site charge. Operating loss was $248.6 million in fiscal year 2021, or $105.5 million when adjusted to exclude non-cash LIFO decrement charges, COVID-19 costs, goodwill impairment charges, and restructuring and asset impairment charges. Free cash flow was negative $122.3 million as compared to positive $132.0 million for the same period a year prior. Operating cash flow in the current fiscal year reflects the impact of higher earnings after non-cash adjustments to net income, offset by increases in inventory compared to the year prior.

Our core business was strong prior to the COVID-19 pandemic, and the long-term outlook for our markets remains robust. We have meaningfully expanded and strengthened key customer relationships and have worked closely with our customers to address their changing material needs and production schedules. We have demonstrated that Carpenter Technology is both a critical solution provider as well as a valued business partner. Our manufacturing teams also continue to implement the Carpenter Technology Operating Model across the entire organization to enhance production efficiencies. We also expect to benefit from our Athens, AL facility and the incremental capacity it offers the Aerospace market as production levels rise and industry capacity begins to tighten.

Carpenter Technology is and will remain a trusted solutions provider of critical applications. Both demand recovery from the pandemic, as evidenced by our record order backlogs, and positive macro trends in the end-use markets we serve, have positioned our material solutions for both near-term and long-term growth. While maintaining our focus on our core business, we also continued to strengthen our growing leadership position in emerging areas such as electrification and additive manufacturing.

58	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Compensation Discussion and Analysis

Financial Metrics

*

Fiscal year 2022 excludes impact of special items ($5.9 million of COVID-19 costs; $2.4 million for a historical environmental charge; $30.0 million of Reading press outage/COVID-19 production impacts; $12.7 million benefit for employee retention credits; $4.7 million benefit for release of acquisition-related contingent liability). Fiscal year 2021 excludes impact of special items ($52.2 million of non-cash LIFO decrement charges; $17.3 million of COVID-19 costs; $4.2 million of inventory write-downs from restructuring; $16.6 million of restructuring and asset impairment charges; $52.8 million of goodwill impairment charges).

**

Fiscal year 2022 excludes $5.9 million of COVID-19 costs and $47.2 million of IRS tax refunds. Fiscal year 2021 excludes $8.0 million of COVID-19 costs and $20.0 million of proceeds from sale of the Amega West business.

***	Excludes impact of special items excluded from operating income and net pension benefit.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	59

Compensation Discussion and Analysis • Stockholder Engagement

Stockholder Engagement

Stockholder Engagement on Compensation and Advisory Vote on Executive Compensation (“Say-on-Pay”)

Carpenter Technology has provided stockholders with an annual say-on-pay advisory vote on the compensation of its NEOs since 2012. Additionally, we have an active stockholder outreach program, and the Board has tasked the General Counsel and Chief Governance Officer and VP, Corporate Development and Investor Relations with communicating with stockholders throughout the year about governance and compensation matters. They also solicit feedback from stockholders throughout the year and disseminate that information to the Committee and management to keep them apprised of stockholder views and to arrange direct interactions between stockholders and the CEO, management and directors. The Committee considers the results of the annual say-on-pay advisory vote, as well as input received from stockholders, when designing our executive compensation program.

At the 2021 Annual Meeting of Stockholders, approximately 97% of the votes cast were in favor of the say-on-pay advisory vote to approve the executive compensation program. In light of the stockholder feedback received, and in consideration of prior 2021 say-on-pay advisory vote results, the Committee made limited changes to the Company’s compensation programs for fiscal year 2022 as discussed below.

At the 2022 Annual Meeting of Stockholders, Carpenter Technology will again hold an annual advisory vote to approve executive compensation. We will continue to engage with our stockholders throughout the year and consider the results from this year’s and future advisory say-on-pay votes on executive compensation, as well as feedback from our stockholders.

Incentive Program – Changes made to Fiscal Year 2022

As described in the “Summary of Fiscal Year 2022 Performance” section, the COVID-19 pandemic continued to have an impact on the Company’s operations and fiscal year 2022 financial performance. Aerospace, our largest end-use market, has been severely impacted by COVID-19 and has not yet returned to pre-pandemic levels. The aerospace industry is in the early stages of recovering to pre-pandemic levels, which impacts our ability to reasonably predict goals for a three-year cumulative measurement period. The pandemic has also adversely impacted global economic conditions creating more uncertainty. We had to balance the unpredictability of the pandemic’s impact on the Company’s performance, particularly over a three-year timeframe, against the need to provide reasonable incentives with attainable goals that will reward executives when the pandemic subsides and stability returns to our end-use markets. As noted in the prior year, we continued to believe that changes to our long-term incentive compensation program were required to properly fulfill our compensation philosophy, and our decisions help to align executive’s interests with those of stockholders.

Specifically, as previously disclosed during fiscal years 2020 and 2021, we modified the measurement of all outstanding performance-based RSUs by switching from a three-year cumulative measurement period to a three-year average measurement period. This was done without adjusting any of the already achieved attainment for the past fiscal years. The metrics for each new fiscal year are established at the beginning of that fiscal year. The average of the attainment over a three-year period is used to determine the total payout percentage. We buttressed this approach by applying a 100% cap on the fiscal year 2020 awards such that the performance share attainment average percentage for a given three-year period does not exceed 100%. For the fiscal year 2022 and 2021 performance-based restricted stock unit awards, we continued to use a three-year average measurement period but did not apply the 100% cap. Thus, the 100% cap was in place for awards that were previously three-year awards that were modified to move to awards with targets set each fiscal year. The 100% cap was not applied to any new awards. More details on this approach are in the “Goals for Performance-Based RSUs” section.

For purposes of attainment of the annual cash incentive program, the Committee excluded the impact of certain unplanned items on operating income and free cash flow described in detail below.

Executive Compensation Philosophy and Framework

Our Guiding Principles

The overarching goal of our executive compensation program is to drive long-term high performance and stockholder value creation through our pay programs. As a result, there are strong ties to performance in many aspects of the compensation program, including pay levels, incentive payouts and pay opportunities.

60	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Compensation Philosophy and Framework

The Committee structures the executive compensation program to reward our NEOs when performance achieves or exceeds goals. A significant component of our incentive structure is weighted towards overall leadership team performance against targeted goals (rather than individual performance), so that if we meet or exceed our goals, the team earns target or above awards. Conversely, if the team fails to meet the minimum thresholds, components of performance-based compensation will not be awarded.

In general, the Committee targets total NEO compensation at the median of market practices.

Goals

We design our compensation program to achieve the following:

1 Motivate and reward our executives to achieve or exceed Carpenter Technology’s financial and operating performance objectives.	2 Propel our business forward through a focus on operational excellence and execution of our business strategy.	3 Link executives’ compensation with specific business objectives that are designed to drive stockholder value in both the short- and long-term.

4 Link executives’ compensation with the interests of our stockholders by tying a significant portion of total compensation opportunity to the value of our stock.	5 Reward individual performance and accomplishments while reinforcing accountability and collaboration.	6 Ensure we retain a deep and talented leadership team that can successfully drive and implement our growth and operational excellence strategies.

Our Compensation Policies and Practices

Our executive compensation program reflects the Board’s strong commitment to good governance practices with respect to executive compensation. During fiscal year 2022, we continued with the practices described below.

What We Do

Balanced portfolio: The Committee ensures a balanced mix of cash and equity, annual and long-term incentives, and performance metrics, including operating income, free cash flow, safety, Adjusted ROIC, Adjusted EBITDA and TSR.

Double-trigger benefits: We have a double-trigger for change-in-control separation benefits. This means that a change in control of Carpenter Technology alone does not trigger any severance obligations to our NEOs under our Change-in-Control Severance Plan or vesting of awards.

Clawback policy: We have a clawback policy that applies to both annual cash bonuses and short- and long-term cash incentives, as well as equity awards for NEOs and other senior executives.

Key practices: The Committee analyzes performance against robust and diversified performance metrics, ensures substantial equity ownership guidelines, annually reviews compensation peer groups, and provides and oversees limited perquisites.

Equity ownership guidelines: We maintain equity ownership guidelines that require Corporate Vice Presidents and above to achieve an equity ownership level, over a five-year period, equal to a certain multiple of base salary. For the CEO, the level is 5x base salary; for Senior Vice Presidents, 3x base salary; and for Corporate Vice Presidents, 2x base salary.

Independent compensation consultants: We engage independent compensation consultants who provide information to support the Committee’s work, including a peer group analysis, market compensation data, and an analysis of various compensation instruments and metrics. The Committee retains its own compensation consultant.

Risk assessment: The Committee reviews an annual assessment by an independent compensation consultant to confirm that metrics and goals are appropriate to drive high performance without encouraging risk-taking beyond established risk parameters.

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Compensation Discussion and Analysis • Executive Compensation Philosophy and Framework

What We Don’t Do

Excise tax gross-ups: The compensation program does not include any change in control tax gross-ups to our executives.

Dividend payments or accruals on unearned restricted stock units (RSUs): We do not pay or accrue dividends on unearned restricted stock units. Dividend equivalents are paid on time-based RSU awards granted prior to October 8, 2019, and will only be paid upon satisfaction of the terms and conditions applicable to the underlying RSUs on time-based RSU awards granted on or after October 8, 2019. Additionally, no dividend equivalent rights are granted on shares underlying stock options.

Excessive perquisites: We do not provide excessive perquisites to our NEOs. Those offered are primarily financial and tax counseling, tax preparation, medical examinations, individual disability income protection plans, relocation expenses and parking fees at our Philadelphia headquarters.

Hedging/pledging of Company stock: Our policy prohibits hedging or pledging of Carpenter Technology stock by NEOs.

Option repricing: Our long-term incentive program does not permit repricing of stock options without stockholder approval. Additionally, the program does not permit Carpenter Technology to offer a cash buyout of underwater options.

Employment contracts: We do not provide any employment contracts to our NEOs.

62	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Compensation Discussion and Analysis • Elements of our Fiscal Year 2022 Compensation Program

Elements of our Fiscal Year 2022 Compensation Program

Our compensation program is designed to be competitive and to align the interests of our executive officers and other senior leaders with Company performance and stockholder returns. For our NEOs, this is accomplished through a mix of base salary and time- and performance-based rewards, including cash incentives and equity awards. We also provide minimal perquisites, retirement plans, and post-employment benefits that are not intended to be the focus of the program. Performance-based compensation (annual and long-term) continues to constitute a significant portion of total compensation. A brief overview of each element of compensation is provided in the chart below, with further details provided later in this CD&A.

Overview of Key Compensation Elements

Compensation Element	Description	Rationale
Base Salary	▶ Fixed component of pay targeted at the median of the market.	▶ Provides fixed compensation for executive to perform job functions.
Annual Cash Incentive

▶  Delivered in cash annually.

▶  Tied to achievement of financial and operational goals (operating income, free cash flow and safety metrics).

▶  Executives can earn 0-200% of their target award based on achievement of pre-established targets.

▶ Rewards achievement of key drivers of our annual operating plan. ▶ Provides tangible, achievable goals and reinforces key priorities of the organization.
Adjusted ROIC-Based Restricted Stock Units (25% of LTI)

▶  Executives can earn 0-200% (in response to COVID-19, this has been capped at 100% for FY20 awards) of their target award based upon Adjusted ROIC achieved vs. target over a three-year period with a TSR modifier of +/- 20%.

▶  Vests at the end of the three-year period, if earned.

▶  Dividend equivalents are not accrued or paid on these RSUs.

▶ Critical to incent management to invest and manage assets to deliver the greatest return. ▶ Vesting period is consistent with market practice and assists with retention.
Adjusted EBITDA-Based Restricted Stock Units (25% of LTI)

▶  Executives can earn 0-200% (in response to COVID-19, this has been capped at 100% for FY20 awards) of their target award based upon Adjusted EBITDA achieved vs. target over a three-year period with a TSR modifier of +/- 20%.

▶  Vests at the end of the three-year period, if earned.

▶  Dividend equivalents are not accrued or paid on these RSUs.

▶  Focuses executives on achievement of our Adjusted EBITDA goal, which is strongly tied to stockholder value creation.

▶  Provides tangible, achievable goal as senior leaders have the greatest ability to drive Adjusted EBITDA.

▶  Vesting period is consistent with market practice and assists with retention.

Time-Based Restricted Stock Units (50% of LTI)

▶  Vests in one-third annual increments over three years, subject to continued employment on the vesting date.

▶  Dividend equivalents are accrued on awards granted on or after October 8, 2019, and will only be paid upon satisfaction of the terms and conditions applicable to the underlying RSUs.

▶ Vesting period is consistent with market practice and assists with retention.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	63

Compensation Discussion and Analysis • Elements of our Fiscal Year 2022 Compensation Program

Target Compensation Strategy and Pay Mix

The Committee developed fiscal year 2022 compensation levels through a framework that aligns the long-term interests of our leadership with those of our stockholders. The Committee benchmarked against the Comparator Group and survey data.

NEO pay is generally targeted to be within a competitive range around market median.

Pay Mix

A substantial portion of target total compensation is delivered through variable performance-based incentives that are at risk. Variable performance-based incentives constitute 50% of our CEO compensation mix and 44% of our compensation mix for our other NEOs.

Target Direct Compensation Mix - CEO

Target Direct Compensation Mix - NEOs*

*	Represents target pay mix for Messrs. Dee, Graf, Lain and Malloy.

CEO Target Total Direct Compensation

The Committee targets CEO total direct compensation (salary plus target annual incentive and target long-term incentives) at the market median. The Committee sets pay by taking into account a number of factors, such as experience in the position, Company performance, individual performance and future potential.

In setting target total direct compensation for the CEO, the Committee considers peer group data and supplements this information with CEO pay data from compensation surveys using revenue and industry comparators appropriate for Carpenter Technology. The Committee believes the blend of proxy data with survey data more accurately reflects CEO market pay levels.

The Committee determined that Mr. Thene’s base salary was within competitive range of the market.

The Committee took the following actions regarding Mr. Thene’s pay in fiscal year 2022:

▶	Base salary was increased 3.1% based on market data and performance;

▶	Annual bonus under the Executive Bonus Compensation Plan was paid at 50.0% of Target, consistent with operating results and other executives; and

▶

Annual long-term incentive award was increased by 13%. The annual long-term incentive award was denominated 50% in time-based RSUs, 25% in Adjusted ROIC-based RSUs, and 25% in Adjusted EBITDA-based RSUs. This is consistent with other executives and balances the goals of driving retention, absolute operational performance, relative stock price performance, and alignment with stockholders.

64	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Compensation Discussion and Analysis • Annual Compensation

Target Total Direct Compensation

The Committee believes that a compensation program that targets market median positioning, but delivers a significant portion of that compensation through performance-based compensation elements, ensures proper alignment with our stockholders and ties the ultimate value delivered to NEOs (above/below target) to Company performance.

The Committee may further differentiate the compensation of individual NEOs through multiple mechanisms. The Committee retains discretion to adjust performance-based cash and performance-based equity payouts, in appropriate circumstances.

Annual Compensation

Base Salaries

The Committee reviews base salaries annually and may also do so in connection with a promotion or other major change in responsibilities. In performing such a review, the Committee usually considers, among other factors, the person’s job duties, critical skills, performance and achievements, and the level of pay relative to comparable individuals at relevant companies reviewed by the Committee. This review includes our Comparator Group.

Executive Incentive Bonus Compensation Plan

Carpenter Technology maintains an Executive Incentive Bonus Compensation Plan (“EIBCP”) because we believe that a significant portion of our NEOs’ potential compensation should be contingent on Company business results and successful leadership of our business. This is what will ultimately drive long-term value for our stockholders. The Committee oversees the EIBCP and establishes the metrics that will be used each year, with input from management and outside compensation consultants. For fiscal year 2022, the metrics, the respective weightings, and the rationale for the selection of each metric for the NEOs are detailed in the following table.

Executive Bonus Compensation Plan Metrics Summary

Metric	Definition	Rationale
Operating Income Weighting: 45%	Net Sales minus Operating Expenses includes: ▶ cost of sales, and selling, general and administrative expenses.

▶  Focuses management on driving top line growth and managing expenses.

▶  Drives tangible goal achievement and focuses on factors most in the organization’s control.

▶  When considered in conjunction with Adjusted EBITDA (used for long-term incentive), focuses management on the overall profitability of the organization.

Free Cash Flow Weighting: 45%

Cash flows provided from operating activities,

less:

▶  cash paid for purchases of property, plant, equipment and software, acquisitions of businesses and dividends paid.

plus:

▶  cash received from the disposal of property, plant and equipment.

▶ Focuses management on achievement of positive free cash flow through increased earnings and management of working capital levels and capital expenditures.

Safety Metrics Weighting: 10%	▶ Measured using a Human Performance Rate metric* (prior years were measured using TCIR).	▶ Emphasizes that our employees’ safety is our top priority.

*	Human Performance Rate (HPR) metric is comprised of closed Bradley Actions and STOPS per 100 full-time workers during a one-year period.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	65

Compensation Discussion and Analysis • Annual Compensation

Executive Incentive Bonus Compensation Plan Opportunity

The Committee sets performance goals for each metric at threshold, target and maximum levels. The NEOs’ potential annual incentive awards for overall achievement toward these goals are expressed as a percentage of their respective base salaries, as follows:

The overall attainment is based on the total weighted attainment of all of the individual metrics.

In order to verify EIBCP awards, the Audit/Finance Committee reviews the performance data relative to Carpenter Technology’s operating results for financial reporting purposes. The Committee then makes its award determinations.

Executive Incentive Bonus Compensation Plan Metrics and Attainment

The primary objective for setting the fiscal year 2022 annual incentive metrics was to encourage cash flow generation and optimized operating performance as we navigated and recovered from the challenges of the pandemic. The Committee selected these specific targets after an in-depth review of our operating plan and the industry within which Carpenter Technology operates, including certain external analysis as well as peer company practices. After reviewing all available information and analysis, the Committee applied judgment to define appropriate targets to align the relationship between pay and performance.

Targets are based on Carpenter Technology’s fiscal year 2022 annual operating plan, and the annual operating plan is set each year based on certain assumptions. The following assumptions were considered in developing the fiscal year 2022 annual operating plan:

▶

A bottoms-up assessment of the timing and speed of market growth recovery from the impacts of the pandemic was considered for each end-use market. Targets were provided for each market related to expectations for price increases, net share gains, and new product sales. As a result of the overall assessment, net sales were expected to increase 19% in fiscal year 2022 compared to actual fiscal year 2021 results.

▶

Operating cost savings were targeted both as a result of specific portfolio restructuring and cost savings initiatives undertaken by the Company as well aggressive deployment of the Carpenter Operating Model to increase efficiency and productivity and drive capacity enhancements.

▶

Approved spending was reduced related to certain investments in strategic areas such as commercial, research and development, and information technology in order to preserve cash flow and enhance liquidity during the pandemic.

▶	A decrease in free cash flow in fiscal year 2022 resulting from slight increases to inventory compared to targeted reductions in inventory in fiscal year 2021.

66	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Compensation Discussion and Analysis • Omnibus Stock Plan

For fiscal year 2022, the achievement targets for the Operating Income, Free Cash Flow, and Safety metrics, and actual year-end attainment adjusted as described below, were as follows:

EIBCP Metrics and Attainment

Certain unplanned developments throughout the year, including the operating income and free cash flow impacts of COVID-19 related costs, historical environmental charges, charges related to the Reading press outage/COVID-19 production impacts, a benefit for employee retention credits, and a benefit for the release of an acquisition-related contingent liability were considered by the Board’s Audit/Finance Committee to determine adjustments to a particular bonus metric attainment. These adjustments were reviewed and approved by the Committee.

The overall attainment of 50.0% for fiscal year 2022 reflects maximum attainment of safety performance and a partial attainment for operating income. Free cash flow performance lagged primarily as a result of an inventory build to support the growing demand conditions.

Omnibus Stock Plan

Long-Term Equity Incentives (LTI)

We use the Omnibus Plan to provide equity compensation to NEOs and other key personnel. The Omnibus Plan uses a combination of time-based and performance-based equity vehicles to attract and retain executives who can drive our performance and to create alignment between our executives and our stockholders. The Committee believes such awards focus executives on Carpenter Technology’s longer-term interests and strategic business decisions and encourage retention.

To determine the mix of equity vehicles for the long-term incentive program, the Committee considered current industry trends, practice among our Comparator Group, and the behaviors the awards are intended to promote. The overall mix of incentive vehicles under the Executive Stock Plan for fiscal year 2022 is shown below:

Fiscal Year 2022 NEO Target LTI Opportunities

For fiscal year 2022, the Committee relied on benchmarking and each executive’s contributions toward corporate goals to determine the following target values of incentives under the LTI program:

NEO	Total LTI Opportunity	Time-Based RSU 50% of LTI	3-Year Performance- Based RSU (Adjusted ROIC) 25% of LTI	3-Year Performance- Based RSU (Adjusted EBITDA) 25% of LTI

Tony R. Thene	$3,285,000	$1,642,500	$821,250	$821,250

Timothy Lain	$ 825,000	$ 412,500	$206,250	$206,250

James D. Dee	$ 450,000	$ 225,000	$112,500	$112,500

Brian J. Malloy	$ 650,000	$ 325,000	$162,500	$162,500

David Graf	$ 450,000	$ 225,000	$112,500	$112,500

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	67

Compensation Discussion and Analysis • Omnibus Stock Plan

Goals for Performance-Based RSUs

We have two types of performance-based RSUs: those tied to achievement of Adjusted ROIC goals over a three-year performance period, and those tied to achievement of Adjusted EBITDA goals over a three-year performance period. The performance-based RSUs include a Total Stockholder Return (“TSR”) modifier. The number of shares to be awarded under both Adjusted ROIC and Adjusted EBITDA measures may be modified up to 20% either positively or negatively depending on TSR performance relative to the Russell RSCC Materials & Processing Growth Index over the three-year performance period. TSR is used as a modifier to continue to promote alignment with stockholder value. The goals and attainment results for these fiscal year 2022 awards will conclude at the end of fiscal year 2024.

Before modifications approved by the Committee in fiscal year 2021, the Adjusted ROIC targets for our historical performance-based RSUs were based on the cumulative three-year Adjusted EBITDA noted hereafter with no changes in long-term debt or capital structure. Moreover, the Adjusted EBITDA targets for our historical performance-based RSUs were based on a cumulative three-year compound annual growth rate based on a bottoms-up assessment of market growth potential for each end-use market over a three-year period, which included expected price increases, net share gains, and new product sales.

Due to difficulties in setting three-year performance goals during the COVID-19 pandemic and the need to motivate our executives with attainable goals that will reward them when the pandemic subsides and stability returns to our industry sectors, we temporarily modified the measurement of performance-based RSUs to drive high performance and, in the process, better align executive compensation with the interests of our stockholders. Instead of measuring RSUs for fiscal years 2020. 2021 and 2022 on a three-year cumulative basis, we measure the awards one year at a time with individual years targets set at the beginning of each fiscal year and measure the average over three years for a total payout percentage. To strengthen alignment with stockholders, we have capped the performance share attainment percentage for the given three-year period at 100% for the fiscal year 2020 awards. We have not applied this cap to the fiscal year 2021 or 2022 awards. In fiscal year 2021 and going forward, we establish performance goals for each fiscal year balancing the significant market volatility due to COVID-19 while continuing to drive the Company’s performance.

As an example, the measurement period for fiscal year 2021 performance-based RSUs is fiscal years 2021, 2022 and 2023. We established the targets for fiscal years 2021, 2022 and 2023 at the beginning of each fiscal year, factoring into the analysis the impact of the pandemic. We then average the performance share attainment for fiscal years 2021, 2022, and 2023. The fiscal year 2021 awards have a maximum payout potential of 200% of Target.

The measurement period for fiscal year 2022 performance-based RSUs is fiscal years 2022, 2023 and 2024. Following the same approach, we set the established targets for fiscal years 2022 and 2023 at the beginning of each fiscal year, factoring into the analysis the current status of the pandemic. We will establish performance goals for fiscal year 2024 at the beginning of that fiscal year. We will then average the performance share attainment for fiscal years 2022, 2023 and 2024. The fiscal year 2022 awards have a maximum payout potential of 200% of Target.

Aerospace, our largest end-use market, has been severely impacted by COVID-19 and has not yet returned to pre-pandemic levels. The aerospace industry is in the early stages of recovering to pre-pandemic levels which impacts our ability to reasonably predict goals for a three-year cumulative measurement period.

We believe these modifications to performance-based RSUs that were made in fiscal year 2020 will allow this compensation to be calibrated more accurately to our volatile industry sector that has been impacted by the COVID-19 pandemic while still encouraging strong, focused performance within reasonably attainable levels. This is consistent with our overarching goal of rewarding executives for achieving corporate growth, aligns executive’s interests with those of stockholders, and fulfills our compensation philosophy.

68	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Compensation Discussion and Analysis • Omnibus Stock Plan

Results of the Fiscal Year 2020-2022 Program

The goals and attainment results for the three-year performance-based RSU awards granted in fiscal year 2020, with a three-year performance cycle concluding at the end of fiscal year 2022, are detailed below. As stated above, no adjustments were made to the attainment for fiscal year 2020; however, the targets for fiscal years 2021 and 2022 were established at the beginning of those fiscal years, factoring into the analysis the impact of the pandemic. In addition, actual results for fiscal years 2021 and 2022 were adjusted for attainment purposes consistent with the adjustments approved for the annual EIBCP. The attainment for fiscal years 2020, 2021 and 2022 were averaged to determine the attainment for the three-year performance period.

The three-year performance-based RSU metrics resulted in a payout of 35.5% of Target for these awards with a cycle concluding in fiscal year 2022. Each of the equity awards carries performance-based criteria, and payouts were commensurate with financial performance. We believe the performance periods are appropriate to motivate longer-term thinking while not so remote as to stagnate performance incentives in the immediate term.

Adjusted ROIC ($ in millions)		30%	50%	100%	200%	Result	Attainment	Total Attainment FY20-22
	FY20	N/A	7.5%	7.9%	8.3%	4.9%	0%	36%
	FY21	(3.3%)	(2.9%)	(2.0%)	0.0%	(3.3%)	30%
	FY22	(0.9%)	(0.6%)	0.2%	0.9%	(0.1%)	79%

Adjusted EBITDA ($ in millions)		30%	50%	100%	200%	Result	Attainment	Total Attainment FY20-22
	FY20	N/A	$368	$383	$396	$294	0%	35%
	FY21	$23	$37	$72	$142	$24	31%
	FY22	$115	$126	$152	$173	$138	74%

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	69

Compensation Discussion and Analysis • Compensation Program Risk Assessment

Compensation Program Risk Assessment

The Committee retains an independent compensation consultant to confirm that Carpenter Technology’s compensation policies and practices do not encourage excessive or unnecessary risk taking and assess whether the executive compensation program contains a reasonable amount of risk. In its most recent review of Carpenter Technology’s compensation program, the compensation consultant concluded that it was not reasonably likely that our compensation policies and practices would have a materially adverse effect on the Company.

Consultant Analysis of Risk Concepts in Carpenter Technology Compensation Design

Compensation Element	Balanced Approach	Balance Achieved

Performance Metrics	Growth	Profitability	Compensation program does not inappropriately emphasize performance along one metric.
Returns	Stockholders’ Experience
Target Setting	Internal Perspective	External Perspective	Objectives are meaningful and appropriate. Pay outcomes make sense.
Measurement Approach	Absolute Performance	Relative Performance	Enables executive team to unite behind shared absolute goals and performance standards. Recognizes external conditions impacting industry.
Form of Compensation	Cash	Equity	Individual pay mix balances an executive’s (group’s) impact on Company results, link to stockholders’ experience, and risk/reward profile.

Annual	Long-Term

Time Horizon	Short-term (1 year)	Intermediate (2 to 4 years)	Long-term (>5 years)	Less emphasis on attaining short-term goals. Varying time horizons help mitigate risk.

Sustainable Performance

Additionally, the Committee considers the following features of our compensation program and our Company generally to be important in discouraging excessive risk:

▶	Code of Business Conduct and Ethics

We are a performance-based company and hold each other accountable to high standards of excellence in all that we do. Our Code of Business Conduct and Ethics reflects our corporate culture. The Committee believes that Carpenter Technology’s values-oriented culture is a key factor in reducing risky behavior.

▶	Performance Goals and Variable Pay Mix

We set our performance goals at levels that are high enough to encourage strong performance, but within reasonably attainable levels to discourage risky business strategies or actions. Consistent with market practices, the NEO total pay program has a heavy emphasis on long-term incentives that encourage our executives to engage in business strategies or actions that promote long-term growth over actions that may produce risky short-term outcomes. In addition, incentive awards are capped.

70	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Compensation Discussion and Analysis • Fiscal Year 2022 NEO Compensation

▶	Stock Ownership Guidelines

Our NEOs are required to hold substantial amounts of equity. We believe that stock ownership encourages appropriate decision-making that aligns with the long-term interests of our stockholders.

▶	Peer Group Compensation Benchmarking

Annual benchmarking of compensation program target levels ensures consistency with our peer group.

Fiscal Year 2022 NEO Compensation

Pay-for-Performance Framework

Our executive compensation program includes strong ties between pay and performance, spurring team accomplishment and attracting and retaining executives who can drive overall Company performance. Each NEO’s total compensation is targeted to the market median while actual compensation is linked to performance. Carpenter Technology’s performance-driven compensation program has maintained a strong alignment between Company performance, as measured by stockholder value creation and key financial metrics, and total direct compensation.

How our Pay Supports our Strategy

Our compensation program is one of the most powerful tools for shaping our executives’, as well as our organization’s, behavior and influencing our company performance. Our system is designed to drive performance, retain top performers, promote responsible behavior and impact our return to stockholders. Our articulated philosophy provides the ability to react to the changing circumstances of our markets and serves as an asset to Carpenter Technology.

Our system promotes the type of executive behavior we need to meet our overall vision in an efficient way. It can contribute to our organizational objectives through our mix of base pay and performance pay and the specific ways we deliver these components. Our pay structure drives behavior consistent with our values and the business challenges we face in our operating environment. It recognizes our rapidly changing business environment with complex technologies and sources that differentiate us from our competitors. The pay program for our executives provides for common goals via a mix of team-based, individual, and company-wide components.

As detailed in other sections, we proactively assess and adjust our reward system to ensure that it continues to support our human resources and business strategies in the most efficient and effective way.

Individual and Company Pay-for-Performance Criteria

Our incentive programs take into account both individual and Company performance, and actual pay will fluctuate above and below target pay based upon performance.

INDIVIDUAL PERFORMANCE CRITERIA

▶   Successful execution of key strategic goals

▶   Leadership capability

▶   Individual contribution to both short- and long-term business results

▶   Ethical conduct and regulatory compliance

COMPANY PERFORMANCE METRICS ▶ Operating Income ▶ Free Cash Flow ▶ Safety (HPR) ▶ Adjusted ROIC ▶ Adjusted EBITDA ▶ TSR

We believe that Carpenter Technology’s fiscal year 2022 incentive programs were aligned with our operational performance as well as our total stockholder return performance.

Compensation Decisions

Fiscal Year 2022 Base Salary Compensation Decisions

Changes to NEO base salary compensation in fiscal year 2022 consisted of the following:

▶	Mr. Thene’s base salary increased by 3.1% based on market data and performance (see explanation under “CEO Target Total Direct Compensation”).

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	71

Compensation Discussion and Analysis • Fiscal Year 2022 NEO Compensation

▶

Mr. Lain’s base salary increased by 7.0%, based on market data, performance and a stepped increase strategy to recognize additional experience gained in the role of Senior Vice President and Chief Financial Officer.

▶	Mr. Dee’s base salary increased by 4.0% based on market data.

▶	Mr. Malloy’s base salary increased by 6.5% to recognize performance and increased job responsibilities.

▶

Mr. Graf’s base salary increased by 15.0% based on market data and a material change of job responsibilities when he assumed the role of Vice President and Group President – Specialty Alloys Operations (SAO) effective July 1, 2021. Mr. Graf is now Vice President and Group President – Performance Engineered Products (PEP) effective April 25, 2022.

Fiscal Year 2022 Annual and Long-Term Incentive Decisions

Pay Element	Fiscal Year 2022 Compensation Decisions

Annual Incentives	Executive Incentive Bonus Compensation Plan resulted in attainment at 50.0% of Target incentive.

Long-Term Incentives (“LTI”)	LTI with a performance cycle concluding at the end of fiscal year 2022 resulted in attainment at 35.5% of Target for performance-based RSUs.

72	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Compensation Practices

Executive Compensation Practices

Our Process

We have a rigorous review process for determining executive compensation using both internal and external resources. The various roles in our compensation process are detailed below.

Role of Human Capital Management Committee

The Human Capital Management Committee assists the Board of Directors in its overall responsibility for oversight of compensation matters. To that end, the Human Capital Management Committee:

▶   reviews and approves goals and objectives relevant to compensation of the CEO, evaluates the CEO’s performance in light of those goals and objectives, and sets the CEO’s compensation level based on such evaluation;

▶   reviews and approves corporate goals, objectives and awards relevant to compensation of the NEOs;

▶   administers Carpenter Technology’s incentive compensation programs and plans;

▶   reviews benchmarking and pay recommendations from the outside compensation consultant(s);

▶   approves compensation plans and related targets for any management-proposed changes in benefits or perquisites;

▶   oversees activities relative to incentive stock plans; and

▶   ensures executive compensation programs are properly coordinated and achieving their intended purpose.

In addition, the Human Capital Management Committee reviews our compensation programs to ensure they do not incorporate practices that would encourage excessive risk.

Role of the Full Board

While the Human Capital Management Committee has the authority to make all decisions concerning executive compensation, it actively seeks input from and frequently discusses executive compensation matters with the full Board. The Board determines what drives long-term performance, and the Human Capital Management Committee considers input from the Board in linking performance to compensation.

The Human Capital Management Committee considers input from all directors, each of whom has a variety of experience and expertise, and from time-to-time will seek out those with expertise in the industry when determining what will drive long-term high performance or what might encourage excessive risk-taking. The Human Capital Management Committee may consult with one or more directors with particular expertise in certain areas when considering an executive’s performance (i.e., consult with Audit/Finance Committee members when considering CFO performance).

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	73

Compensation Discussion and Analysis • Executive Compensation Practices

Role of Management

As part of its decision-making process, the Human Capital Management Committee invites and considers the input of certain officers (but not with respect to such officer’s own compensation), including the CEO, General Counsel, and Chief Human Resources Officer, particularly about how specific metrics and goals might drive high performance without encouraging undue risk-taking, or in negotiating compensation packages with prospective executives other than the CEO.

The Human Capital Management Committee also considers input from the CEO as to the performance of other executives and other executives’ contributions to overall performance. At times, the Human Capital Management Committee may request that senior management obtain information on its behalf to assist with decision-making relating to the compensation program. Pursuant to the Human Capital Management Committee’s charter, it may also delegate authority to members of management in appropriate circumstances.

In formulating recommendations, management reviews information from a variety of sources, including input provided by outside compensation consultants. During fiscal year 2022, Willis Towers Watson served as management’s outside compensation consultant. In this capacity, Willis Towers Watson provided market data and other information, including a pay level assessment for senior executives and a review of incentive plan design practices (overall approach, competitive target levels, and share utilization).

Roles of Compensation Consultants

The Human Capital Management Committee engaged Korn Ferry, an independent compensation consulting firm, to provide the following services relating to fiscal year 2022 compensation determinations:

▶   conduct a competitive assessment of our compensation program for the NEOs;

▶   make NEO compensation recommendations;

▶   update and review peer group member companies;

▶   conduct the annual risk assessment for our compensation programs and provide advice and information on compensation trends and regulatory developments in the market;

▶   analyze impact of the COVID-19 pandemic on executive compensation strategy; and

▶   provide ongoing advice as needed to the Human Capital Management Committee, including guidance on our CEO compensation package.

Compensation Consultants

For fiscal year 2022 executive compensation determinations, the Committee engaged Korn Ferry (“KF”), an outside compensation consulting firm, to conduct a competitive assessment of our executive compensation program for the NEOs and to make recommendations for the Committee’s review and approval. KF updated and reviewed peer group member companies and provided ongoing advice as needed to the Committee, including guidance on our CEO compensation package and our executive compensation program for the NEOs for fiscal year 2022. KF was also engaged to conduct an annual risk assessment of Carpenter Technology’s compensation programs. A representative from the outside compensation consulting firm also regularly attends Committee meetings to provide advice and guidance on Carpenter Technology’s executive compensation program. The Committee’s decision to engage KF in fiscal year 2022 was not made or recommended by management.

The Committee and management believe that there was no conflict of interest between Carpenter Technology and KF during fiscal year 2022. In reaching this conclusion, the Committee and management considered the factors set forth by the SEC and NYSE regarding compensation advisor independence. Specifically, the Committee analyzed whether the work of KF as compensation consultant raised any conflict of interest, taking into consideration the following factors:

▶	Whether the consultant provides other services to Carpenter Technology;

▶	The amount of fees Carpenter Technology paid to the consultant as a percentage of the consultant’s total revenue;

▶	The policies and procedures of the consultant that are designed to prevent conflicts of interest;

▶	Any business or personal relationship of the consultant or its individual compensation advisors with an executive officer of the Company;

74	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Compensation Practices

▶	Any business or personal relationship of the individual compensation advisors with any member of the Committee; and

▶	Any Carpenter Technology stock owned by the consultant or its individual compensation advisors.

Additionally, Willis Towers Watson, an outside compensation consulting firm, was engaged by management to provide compensation market data, CEO pay ratio analyses and other information, including a pay level assessment for senior executives and a review of the stock plan and incentive plan design practices (overall approach, competitive target levels, and share utilization). This information was made available to the Committee.

How We Benchmark Compensation

In developing competitive compensation recommendations with respect to the NEOs, KF established a benchmark match for each position based on a broad perspective of the relevant market and detailed competitive survey data and proxy disclosures of peer companies, for each of the following elements of compensation:

▶	Base salary;

▶	Annual cash incentive;

▶	Total cash compensation;

▶	Long-term incentives; and

▶	Total direct compensation.

The Committee accepted the consultants’ recommendation to use a comparator group for competitive compensation analysis that consists of fourteen public companies that manufacture and sell specialty metals and related products and that draw upon similar executive talent (the “Comparator Group”). The Comparator Group for fiscal year 2022 consisted of the public companies shown below. These companies operate in various parts of the world and have a median revenue of $2,439 million (compared to Carpenter Technology’s fiscal year 2022 revenue of $1,836 million).

Comparator Group

These companies were selected for inclusion in the Comparator Group based on industry, size, and US-based headquarters, with a particular focus on companies with which Carpenter Technology competes for executive talent, customers, or investor capital.

($ in millions)
Company Name	Revenue(1)	Market Cap as of June 30, 2022
Avient Corporation	$ 5,018	$ 3,664
The Timken Company	$ 4,323	$ 3,933
Cabot Corporation	$ 4,113	$ 3,600
Valmont Industries, Inc.(2)	$ 3,948	$ 4,787
Kaiser Aluminum Corporation	$ 3,460	$ 1,252
Allegheny Technologies Incorporated	$ 3,285	$ 2,819
Century Aluminum Company	$ 2,851	$ 672
Minerals Technologies Inc.(3)	$ 2,026	$ 2,022
Kennametal Inc.	$ 2,013	$ 1,920
Materion Corporation(4)	$ 1,680	$ 1,512
SunCoke Energy, Inc.	$ 1,674	$ 568
Hexcel Corporation	$ 1,478	$ 4,397
Barnes Group Inc.	$ 1,270	$ 1,579
Rogers Corporation	$ 969	$ 4,928
Carpenter Technology Corp.	$ 1,836	$ 1,347

(1)	Reflects revenue for the period July 1, 2021, through June 30, 2022
(2)	Reflects revenue for the period June 27, 2021, through June 25, 2022
(3)	Reflects revenue for the period July 5, 2021, through July 3, 2022
(4)	Reflects revenue for the period July 3, 2021, through July 1, 2022

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	75

Compensation Discussion and Analysis • Executive Compensation Practices

Peer Group for Fiscal Year 2022

Our peer group consisted of 14 companies who accurately reflect Carpenter Technology’s specialty metals business.

W.	R. Grace & Co. was originally part of the Peer Group for fiscal year 2022 but has been excluded from the above chart due to its being acquired in September 2021.

Individual Performance Criteria

While the Committee uses benchmark data as a reference point, it is not the sole determining factor in making our executive compensation decisions. The Committee also considers each individual’s performance and importance to the organization.

Our individual performance criteria include:

▶	Successful execution of key strategic goals;

▶	Leadership capability;

▶	Contribution to both short- and long-term business results; and

▶	Ethical conduct and regulatory compliance.

The market data is used primarily to ensure that, in totality, our executive compensation program is competitive when the Company achieves targeted performance levels.

76	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Compensation Discussion and Analysis • Executive Compensation Practices

Equity Ownership Guidelines

Equity awards earned through Carpenter Technology’s long-term incentive program help NEOs and other executives meet the Company’s equity ownership guidelines. These guidelines require that Corporate Vice Presidents and above hold specific values of equity, expressed as a multiple of the executive’s base salary. Holdings may consist of either earned restricted or unrestricted stock or stock units, including shares held in retirement accounts. There is a five-year phase-in period after a NEO is elected for satisfying the minimum equity holding requirements. As of June 30, 2022, all NEOs were in compliance with the guidelines by either meeting their respective multiple or on track in the stated phase-in period. The Committee, with the input of outside consultants, reviews these requirements regularly and continues to believe these levels are competitive with the market.

Hedging/Pledging Policy

Executive officers (including NEOs) and directors are prohibited from hedging their ownership of Carpenter Technology stock, including short sales (a sale of securities that are not then owned) of Carpenter Technology securities, “a sale against the box” (a sale with delayed delivery of the Carpenter Technology securities), and the purchase of financial instruments (such as prepaid variable forward contracts, collars, equity swaps and exchange funds) that are designed to hedge or offset any decrease in the market value of Carpenter Technology stock. In addition, no NEO or director may trade in “puts” or “calls” (publicly-traded options to sell or buy stock) in Carpenter Technology securities or pledge Company stock as collateral for a loan.

Clawback Policy

We have a clawback policy that applies to both annual cash bonuses and short- and long-term cash incentives, as well as equity awards for NEOs and other senior executives. Our clawback policy permits the Company to recover such compensation in the event of a restatement of financial results due to material noncompliance with financial reporting requirements and the executive’s fraudulent behavior, material misrepresentation or willful misconduct caused or contributed to false or incorrect financial reporting which resulted in the restatement.

Minimal Perquisites

We provide a limited number of perquisites and other personal benefits to NEOs, which we believe are reasonable and consistent with market practices. Carpenter Technology believes each perquisite offered also provides a benefit to the Company as noted below:

▶	Annual tax preparation fees up to $1,500 and annual financial planning and tax planning expenses up to $8,500 encourage NEOs to keep up to date and in compliance with complex regulations;

▶	Annual medical examination up to $7,500 for NEOs to encourage proactive health management;

▶	Individual disability income protection plan;

▶	Employment relocation expenses to reduce the administrative burden of relocation in order to encourage new executives to focus on their job with us as soon as possible; and

▶	Parking fees at our Philadelphia headquarters.

Carpenter Technology believes these items are advantageous to our Company and our stockholders, and they keep executives focused on the legitimate interests of the business.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	77

Compensation Discussion and Analysis • Executive Compensation Practices

Carpenter Technology 401(k) Retirement Plans and Deferred Compensation Plan

Carpenter Technology employees and certain affiliates are eligible to participate in the Carpenter Technology Corporation 401(k) Retirement Plan (“Retirement Plan”), a tax-qualified profit-sharing plan. We also maintain a retirement plan for collectively bargained employees of Latrobe Steel Company (a wholly-owned subsidiary).

Pursuant to the Retirement Plan, credits are made to the account of every eligible participant with an annual employer contribution of 3% of base salary and an employer matching contribution of up to 6% (subject to Internal Revenue Service (IRS) limits on the maximum compensation that may be taken into account for this purpose). Eligible participants may contribute up to 100% of base salary to their individual accounts (subject to the same IRS limit on maximum compensation that can be taken into account for such purposes).

Participant contributions cannot exceed $20,500 in calendar year 2022. If the participant is or becomes age 50 or older during calendar year 2022, such limit is $27,000. The plans allow for immediate participation by all eligible employees and immediate vesting of all contributions.

As further described in the “Tax-Qualified Defined Contribution Pension Plans” section of this Proxy, if the Company’s contribution to a retirement plan for any executive is limited under the Code, the executive will receive any lost contributions under the Company’s deferred compensation plan discussed immediately below.

Carpenter Technology sponsors a non-qualified, deferred compensation plan for executives, including NEOs, to supplement these tax-qualified retirement plans. If the Company’s contribution to a retirement plan for any executive is limited under the Code, the executive will receive any lost contributions under this deferred compensation plan. Executives, including NEOs, may annually defer up to 35% of their base pay and up to 100% of their cash incentive payout. Executives are fully vested in all amounts deferred under this plan, including any Company contributions. These sums are deliverable to the executive either on a date selected by the participant or upon the occurrence of a specified event.

Health Benefits and Disability Insurance

Carpenter Technology currently provides its executive officers with the same health and disability insurance plans offered to all employees. In addition, each of our NEOs is entitled to participate in an individual disability income protection plan, the premiums of which are paid by Carpenter Technology. Carpenter Technology also encourages each NEO to have a periodic physical examination and reimburses executives for certain additional out-of-pocket health costs associated with those exams that are not covered by insurance. This reimbursement is tax deductible to the Company.

Severance and Employment Arrangements

Carpenter Technology maintains an executive severance plan to address certain terminations in the absence of a change in control. In addition, the Company also maintains a change-in-control severance plan, which provides certain payments and benefits in the event of a termination of employment in connection with a change in control. These plans are discussed in more detail in the “Potential Payments Upon Termination of Employment” section of this Proxy.

Retirement and Post-Employment Benefits

We believe retirement plans and other post-employment benefits serve to attract and retain talented personnel generally, but they should not be a significant part of the overall compensation program. Ours are largely legacy programs closed to new participants.

The General Retirement Plan for Employees of Carpenter Technology Corporation (“GRP”) is a tax-qualified plan that generally provides retirement benefits to employees at age 65 (with five years of service), from age 55 (with ten years of service), or at any age with 30 years of service. For most employees these benefits are based on either:

▶	A fixed monthly rate for each year of service; or

▶	The sum of:

•	the employee’s highest average annual earnings multiplied by 1.3% for each of the first 20 years of service, and

•	the employee’s highest average annual earnings multiplied by 1.4% for each year of service over 20.

78	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Compensation Discussion and Analysis • Tax Policies

This average is calculated from the highest five annual periods (within the last 20 years) ending on the earlier of the date of termination or the plan freeze. For purposes of this calculation, “earnings” generally includes salary, bonuses and other cash compensation.

The GRP was closed to new hires and rehires effective January 1, 2012, and therefore does not apply to Messrs. Graf, Malloy and Thene. Benefits under the GRP, including Messrs. Dee’s and Lain’s benefits, were frozen as of December 31, 2016.

Carpenter Technology has a restoration plan for those participants whose benefits under the GRP are reduced by limitations under the Code.

▶

The Benefits Restoration Plan (“BRP”) restores any benefits lost due to Code limitations on compensation and annual benefit limits under the GRP that may be considered in the calculation of benefits under the GRP.

In general, benefits under these plans were subject to the same administrative rules as the GRP.

Effective December 31, 2016, all benefit and service accruals were frozen for all BRP participants.

The Health Protection Account (“HPA”) provides retiree medical benefits for certain employees, including NEOs, who are eligible to receive an immediate retirement benefit from the GRP upon termination of employment. The benefits are equal to monthly credits that participants can use to pay for qualified medical expenses. The monthly credits are determined at retirement by multiplying a participant’s “earned percentage” by the applicable premiums for the Carpenter Technology sponsored retiree medical plan in the year of retirement, and vary before and after the age at which a participant or the participant’s dependents are eligible for Medicare. Monthly credits are capped at $528 per month pre-Medicare and $338 per month post-Medicare for single coverage, and at $922 per month pre-Medicare and $593 per month post-Medicare for family coverage. The earned percentage is equal to 3% per year of continuous service, but not less than 50% nor more than 90% of the cap. The HPA was closed to new hires effective January 1, 2012, and therefore does not apply to Messrs. Graf, Malloy and Thene.

Carpenter Technology also provides retiree life insurance benefits for some employees, including NEOs, who are eligible to receive an immediate retirement benefit from the GRP upon termination of employment. The face amount of the retiree life insurance benefit is equal to $5,000.

Benefits for NEOs under the above plans are discussed in detail in the “Executive Compensation” section of this Proxy Statement.

Tax Policies

To the extent the aggregate compensation subject to Code Section 162(m) paid to any NEO exceeds $1 million, it is not deductible by Carpenter Technology for federal income tax purposes unless it is grandfathered under the definition of “performance-based” compensation within the transitional provisions of Code Section 162(m) as amended by The Tax Cuts and Jobs Act of 2017 (the “Act”). The Act was enacted on December 22, 2017, and included changes to certain provisions of Code Section 162(m), including expanding the executives covered by the limitation to include the principal financial officer, as well as executives covered by the limitation in prior periods. Stock option awards granted under the Omnibus Plan on or before November 2, 2017 are treated as grandfathered and continue to constitute performance-based compensation excepted from the $1 million deduction limitation. With the exception of stock option awards, other awards issued under the Omnibus Plan before November 2, 2017 may not meet the grandfathering requirements because they are subject to reduction by the Committee. The tax laws do not require that all incentive compensation be deductible, and after considering the potential impact of the application of Code Section 162(m), the Committee may determine to provide compensation to executive officers that may not be tax deductible if it believes that providing that compensation is in the best interests of the Company and its stockholders.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	79

Executive Compensation

80	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Executive Compensation • Summary Compensation Table

Summary Compensation Table

The following table contains information concerning the compensation accrued or paid by Carpenter Technology for services rendered during the fiscal years that ended June 30, 2022, 2021 and 2020, by Carpenter Technology’s CEO, CFO and each of the other NEOs.

Name and Principal Position	Year	Salary	Bonus	Stock Awards(1)	Option Awards(2)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3)	All Other Compensation(4)	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Thene, Tony R.	2022	$924,272	$	$3,285,016	$0	$ 477,186	$ 0	$127,534	$4,814,008
President and Chief Executive Officer	2021	$880,131	$0	$2,900,812	$0	$1,123,927	$ 0	$114,520	$5,019,390
	2020	$897,388	$0	$2,320,665	$580,170	$ 179,478	$ 0	$153,129	$4,130,830

Lain, Timothy	2022	$483,578	$0	$825,006	$0	$ 186,834	$ 0	$ 54,277	$1,549,695
Sr. Vice President and Chief Financial Officer	2021	$440,942	$0	$750,034	$0	$ 366,004	$ 2,981	$ 42,427	$1,602,388
	2020	$424,615	$0	$400,083	$100,003	$ 55,200	$49,986	$ 45,314	$1,075,201

Dee, James D.	2022	$442,039	$0	$450,056	$0	$ 125,454	$ 0	$ 60,679	$1,078,228
Sr. Vice President, General Counsel and Secretary	2021	$417,853	$0	$415,022	$0	$ 293,479	$ 0	$ 57,669	$1,184,023
	2020	$426,046	$0	$332,078	$83,011	$ 46,865	$59,831	$ 59,715	$1,007,546

Malloy, Brian J.	2022	$457,314	$0	$650,000	$0	$ 153,171	$ 0	$ 57,863	$1,318,348
Sr. Vice President and Group President - SAO	2021	$423,692	$0	$415,022	$0	$ 351,686	$ 0	$ 44,764	$1,235,164
	2020	$432,000	$0	$332,078	$83,011	$ 47,520	$ 0	$ 58,072	$952,681

Graf, David	2022	$429,473	$0	$450,056	$0	$ 143,213	$ 0	$ 46,094	$1,068,836
Vice President and Group President - PEP	2021	$368,491	$0	$250,056	$0	$ 256,003	$ 0	$ 32,170	$906,720
	2020	$341,063	$0	$200,041	$50,001	$ 37,125	$ 0	$ 62,235	$690,465

(1)

The grant date fair value of stock awards granted to our NEOs in fiscal year 2022 was computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. The amounts were computed using the same assumptions used for financial statement reporting purposes described in Note 16 to the financial statements contained in Carpenter Technology’s 2022 Annual Report on Form 10-K.

The values shown include annual time-based restricted stock unit awards and three-year performance-based stock unit award opportunities. For the performance-based stock unit awards, the values in column (e) represent the probable award value on the grant date, which has been determined as if the relevant performance goals were achieved at target. The maximum values of the performance-based stock unit awards (200% of target) on the grant date were:

Fiscal Year 2022
Name	3 Year Maximum
Thene, Tony R.	$3,285,016
Lain, Timothy	$825,006
Dee, James D.	$450,056
Malloy, Brian J.	$650,000
Graf, David	$450,056

The Human Capital Management Committee subsequently modified the fiscal year 2020 performance-based awards, including a capped 100% maximum target payout due to unplanned extraordinary events, including the impact of the COVID-19 pandemic. Actual attainment for these awards will be determined at the end of fiscal year 2024 for the fiscal year 2022 performance-based awards and the end of fiscal year 2023 for the fiscal year 2021 performance-based awards.

(2)	No stock options were granted to our NEOs in fiscal year 2022.

(3)

Shows the aggregate change in the actuarial present value of accumulated benefits under all defined benefit plans (including non-qualified plans) from July 1 to June 30 of fiscal years 2022, 2021, and 2020. For Mr. Dee, the actual decline in value from 2021 to 2022 was $105,615, and the actual decline in value from 2020 to 2021 was $18,633. The amounts were computed using the same assumptions used for financial statement reporting purposes described in Note 12 to the financial statements contained in Carpenter Technology’s 2022 Annual Report on Form 10-K. Amounts paid under the plans use assumptions contained in the plans and may be different from those used for financial reporting purposes. For Mr. Lain, the actual decline in value from 2021 to 2022 was $100,973.

(4)	The amounts shown in this column for fiscal year 2022 are broken down in detail in the “All Other Compensation Table” below.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	81

Executive Compensation • All Other Compensation Table

All Other Compensation Table

The following table contains details for the values set forth in the Summary Compensation Table Column (i) for all other compensation accrued or paid by Carpenter Technology to the CEO, CFO and each of the other NEOs for the fiscal year ended June 30, 2022.

Name	Year	Perquisites and Other Personal Benefits ($)		Insurance Premiums ($)	Company Contributions to Retirement and 401(k)Plans ($)	Dividend Equivalents on Restricted Stock Units (1) ($)	Total ($)

Thene, Tony R.	2022	$10,000	(2)	$47,898	$46,931	$22,705	$127,534
President and Chief Executive Officer

Lain, Timothy	2022	$3,300		$11,722	$33,752	$5,503	$54,277
Sr. Vice President and Chief Financial Officer

Dee, James D.	2022	$9,800		$15,736	$31,895	$3,248	$60,679
Sr. Vice President, General Counsel and Secretary

Malloy, Brian J.	2022	$7,507		$13,730	$33,378	$3,248	$57,863
Sr. Vice President and Group President - SAO

Graf, David	2022	$4,045		$8,814	$31,190	$2,045	$46,094
Vice President and Group President - PEP

(1)

Cash dividend equivalents are paid on time-based RSU awards granted prior to October 8, 2019, and will only be paid upon satisfaction of the terms and conditions applicable to the underlying RSUs on time-based awards granted on or after October 8, 2019.

(2)	This amount represents reimbursement for financial planning/tax services.

82	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Executive Compensation • Fiscal Year 2022 Grants of Plan-Based Awards Table

Fiscal Year 2022 Grants of Plan-Based Awards Table

The following table contains information about fiscal year 2022 plan-based awards to NEOs under the Company’s equity and non-equity incentive plans, which are the Executive Incentive Bonus Compensation Plan (“EIBCP”) and Omnibus Plan described in the CD&A section of this Proxy Statement.

Name (a)	Grant Date (b)	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)		Exercise or Base Price of Option Awards ($ / Sh) (k)	Grant Date Fair Value of Stock and Option Awards(2) ($) (l)
			Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)

Thene, Tony R.	08/16/21	07/21/21	$391,293	$954,372	$1,908,744
President	08/16/21	07/21/21				13,791	45,970	91,940	(3)					$1,642,508
and Chief Executive Officer	08/16/21	07/21/21								45,970				$1,642,508
											0	(4)	$0	$0

Lain, Timothy	08/16/21	07/21/21	$153,204	$373,669	$ 747,338	3,464	11,545	23,090	(3)					$412,503
Sr. Vice President	08/16/21	07/21/21								11,545				$412,503
and Chief Financial Officer	08/16/21	07/21/21									0	(4)	$0	$0

Dee, James D.	08/16/21	07/21/21	$102,872	$250,908	$ 501,816	1,889	6,298	12,596	(3)					$225,028
Sr. Vice President,	08/16/21	07/21/21								6,298				$225,028
General Counsel and Secretary	08/16/21	07/21/21									0	(4)	$0	$0

Malloy, Brian J.	08/16/21	07/21/21	$125,600	$306,342	$ 612,684	2,729	9,096	18,192	(3)					$325,000
Sr. Vice President	08/16/21	07/21/21								9,096				$325,000
and Group President - SAO	08/16/21	07/21/21									0	(4)	$0	$0

Graf, David	08/16/21	07/21/21	$117,434	$286,425	$ 572,850	1,889	6,298	12,596	(3)					$225,028
Vice President	08/16/21	07/21/21								6,298				$225,028
and Group President - PEP	08/16/21	07/21/21									0	(4)	$0	$0

(1)

Represents target bonus opportunity established by the Board under the EIBCP for a one-year performance period beginning July 1, 2021 and ending June 30, 2022. The threshold is equal to 41% of target (based on a weighted average of 30% of target for Operating Income and 50% of target for Free Cash Flow and Safety), and the maximum is equal to 200% of target. For amounts of the actual awards, please see the Summary Compensation Table.

(2)

The grant date fair value of stock awards granted to our NEOs in fiscal year 2022 was computed in accordance with FASB ASC Topic 718, Compensation – Stock Compensation. The grant date fair value of the equity incentive awards was determined based on the probable outcome at the time of grant.

(3)

Represents target equity opportunity established by the Board for a three-year performance period beginning July 1, 2021, and ending June 30, 2024. The threshold is equal to 30% of target, and the maximum is equal to 200% of target.

(4)	No stock options were granted to our NEOs in fiscal years 2022 and 2021.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	83

Executive Compensation • Outstanding Equity Awards at End of Fiscal Year 2022 Table

Outstanding Equity Awards at End of Fiscal Year 2022 Table

The following table contains information about outstanding equity awards held by the NEOs at the end of fiscal year 2022.

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(1) (#)	Market Value of Shares or Units of Stock That Have Not Vested(2) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(2) ($)
Name	Exercisable	Unexercisable
Thene, Tony R.	8,479	0		0	$52.41	07/30/23	96,157	$2,683,742	111,392	$3,108,951
President	10,524	0		0	$53.95	08/01/24
and Chief Executive Officer	19,446	0		0	$36.82	08/03/25
	64,660	0		0	$39.02	08/01/26
	225,273	0		0	$39.02	08/01/26
	61,650	0		0	$40.43	07/31/27
	29,930	0		0	$58.94	08/06/28
	29,000	14,500	(4)	0	$44.13	08/15/29
Lain, Timothy	252	0		0	$48.85	08/27/22	23,954	$668,556	28,461	$794,347
Sr. Vice President	1,212	0		0	$52.41	07/30/23
and Chief Financial Officer	2,255	0		0	$53.95	08/01/24
	6,630	0		0	$36.82	08/03/25
	3,811	0		0	$39.02	08/01/26
	34,097	0		0	$39.02	08/01/26
	3,303	0		0	$40.43	07/31/27
	1,604	0		0	$58.94	08/06/28
	2,727	0		0	$58.23	09/14/28
	4,999	2,499	(4)	0	$44.13	08/15/29
Dee, James D.	3,596	0		0	$47.86	07/31/22	13,478	$376,171	15,658	$437,015
Sr. Vice President,	3,392	0		0	$52.41	07/30/23
General Counsel and Secretary	4,210	0		0	$53.95	08/01/24
	8,751	0		0	$36.82	08/03/25
	9,238	0		0	$39.02	08/01/26
	61,938	0		0	$39.02	08/01/26
	8,808	0		0	$40.43	07/31/27
	4,276	0		0	$58.94	08/06/28
	4,150	2,074	(4)	0	$44.13	08/15/29
Malloy, Brian J.	6,630	0		0	$36.82	08/03/25	16,276	$454,263	18,456	$515,107
Sr. Vice President	5,774	0		0	$39.02	08/01/26
and Group President - SAO	56,981	0		0	$39.02	08/01/26
	5,505	0		0	$40.43	07/31/27
	4,276	0		0	$58.94	08/06/28
	4,150	2,074	(4)	0	$44.13	08/15/29
Graf, David	2,837	0		0	$56.41	09/10/28	10,623	$296,488	11,938	$333,190
Vice President	2,500	1,249	(4)	0	$44.13	08/15/29
and Group President - PEP

84	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Executive Compensation • Outstanding Equity Awards at End of Fiscal Year 2022 Table

(1)	The table in this footnote provides specific information about the grant and vesting dates for outstanding shares reflected in the above table.

Named Executive	# of Shares Granted	Grant Date	Vest Date	Percentage Vesting

Thene, Tony R.	6,573	08/15/19	08/15/22	100%
	21,807	08/17/20	08/17/22	100%
	21,807	08/17/20	08/17/23	100%
	15,324	08/16/21	08/16/22	100%
	15,323	08/16/21	08/16/23	100%
	15,323	08/16/21	08/16/24	100%
Lain, Timothy	1,133	08/15/19	08/15/22	100%
	5,638	08/17/20	08/17/22	100%
	5,638	08/17/20	08/17/23	100%
	3,849	08/16/21	08/16/22	100%
	3,848	08/16/21	08/16/23	100%
	3,848	08/16/21	08/16/24	100%
Dee, James D.	940	08/15/19	08/15/22	100%
	3,120	08/17/20	08/17/22	100%
	3,120	08/17/20	08/17/23	100%
	2,100	08/16/21	08/16/22	100%
	2,099	08/16/21	08/16/23	100%
	2,099	08/16/21	08/16/24	100%
Malloy, Brian J.	940	08/15/19	08/15/22	100%
	3,120	08/17/20	08/17/22	100%
	3,120	08/17/20	08/17/23	100%
	3,032	08/16/21	08/16/22	100%
	3,032	08/16/21	08/16/23	100%
	3,032	08/16/21	08/16/24	100%
Graf, David	566	08/15/19	08/15/22	100%
	1,880	08/17/20	08/17/22	100%
	1,879	08/17/20	08/17/23	100%
	2,100	08/16/21	08/16/22	100%
	2,099	08/16/21	08/16/23	100%
	2,099	08/16/21	08/16/24	100%

(2)	Market value is based on the June 30, 2022, closing price of the Company’s common stock ($27.91).

(3)

Represents the target opportunity established by the Board for three-year performance awards granted during fiscal years 2021 and 2022, based on projected attainment percentages on the last day of fiscal year 2022. The actual number of shares earned, if any, will be determined at the end of the applicable performance period. The threshold for these awards is 30% of target and the maximum is 200% of target.

The table in this footnote provides details for the performance-based stock awards reflected in the above table.

Named Executive	Fiscal Year	Number of Unearned Shares	Vest Date	Percentage

Thene, Tony R.	2021	65,422	06/30/23	100%
	2022	45,970	06/30/24	100%

Lain, Timothy	2021	16,916	06/30/23	100%
	2022	11,545	06/30/24	100%

Dee, James D.	2021	9,360	06/30/23	100%
	2022	6,298	06/30/24	100%

Malloy, Brian J.	2021	9,360	06/30/23	100%
	2022	9,096	06/30/24	100%

Graf, David	2021	5,640	06/30/23	100%
	2022	6,298	06/30/24	100%

(4)	Stock options granted on August 15, 2019; one-third vested on each of August 15, 2020 and 2021, and one-third will vest on August 15, 2022.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	85

Executive Compensation • Fiscal Year 2022 Option Exercises and Stock Vested Table

Fiscal Year 2022 Option Exercises and Stock Vested Table

The following table contains information about options exercised by, and stock vested for the benefit of, NEOs during fiscal year 2022.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Thene, Tony R.	0	$0	44,799	$1,513,334
President
and Chief Executive Officer

Lain, Timothy	0	$0	9,467	$318,554
Sr. Vice President
and Chief Financial Officer

Dee, James D.	0	$0	6,409	$216,493
Sr. Vice President,
General Counsel and Secretary

Malloy, Brian J.	0	$0	6,409	$216,493
Sr. Vice President
and Group President - SAO

Graf, David	0	$0	3,896	$129,285
Vice President
and Group President - PEP

86	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Executive Compensation • Pension Benefits

Pension Benefits

Carpenter Technology maintains several pension and related benefit plans in which only Messrs. Dee and Lain are eligible to participate. These plans are described after the footnotes to the Pension Benefits Table. Messrs. Graf, Malloy and Thene are not participants in Carpenter Technology’s pension and related benefit plans.

The following table contains information about the value of accumulated benefits and number of years of credited service under each of the defined benefit pension plans and supplemental executive retirement plans available to Messrs. Dee and Lain at the end of fiscal year 2022, based upon assumed retirement dates and the satisfaction of other applicable eligibility criteria.

Pension Benefits Table

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)

Lain, Timothy	General Retirement Plan (GRP)(2)	9.58	$202,169	$0
Sr. Vice President	Benefits Restoration Plan (BRP)(3)	9.58	$6,760	$0
and Chief Financial Officer

Dee, James D.	General Retirement Plan (GRP)(2)	6.33	$262,975	$0
Sr. Vice President, General	Benefits Restoration Plan (BRP)(3)	6.33	$234,671	$0
Counsel and Secretary

(1)

Present Value of Accumulated Benefit. The amounts in this column are actuarial present values of the applicable plan accumulated benefits using the same assumptions used for financial statement reporting purposes described in Note 12 to the financial statements contained in Carpenter Technology’s 2022 Annual Report on Form 10-K and further assuming that the NEO retires on his earliest possible retirement date. The projected ages of Messrs. Dee and Lain at their earliest retirement date is 60 and 55, respectively. Assumptions regarding the value of survivor benefits are that 85% of executives are married and wives are two years younger than husbands. Though all amounts in this column are presented as lump sum present values, only the benefit payable under the GRP is actually payable in the form of a lump sum, and only when the executive is eligible for a monthly GRP annuity in the month following separation.

(2)

The GRP is a tax-qualified defined benefit pension plan provided to a broad group of employees. It is described in greater detail in the section titled “Tax- Qualified Defined Benefit Pension Plans.” The GRP was closed to new hires and rehires effective January 1, 2012, and frozen on December 31, 2016.

(3)

The BRP of Carpenter Technology Corporation restores benefits not paid under the GRP because of (a) limitations on the amount of compensation that may be considered under a tax-qualified plan, (b) limitations on the annual benefit that may be paid under tax-qualified plans, or (c) the application of section 415 of the Internal Revenue Code. Effective December 31, 2016, all benefit and service accruals were frozen for all BRP participants.

Benefits under the applicable plan or plans are generally paid in the form of an annuity.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	87

Executive Compensation • Tax-Qualified Defined Benefit Pension Plans

Tax-Qualified Defined Benefit Pension Plans

Participation

During fiscal year 2022, Messrs. Dee and Lain were the only NEOs eligible to participate in the GRP. The GRP was closed to new hires and rehires effective January 1, 2012, and therefore does not apply to Messrs. Graf, Malloy and Thene.

GRP Calculation

Retirement benefits pursuant to the GRP are calculated using a formula that considers a participant’s years of credited service and average compensation during the five highest 12-month calculation periods that occurred during the last 240 full calendar months of employment. Average compensation includes cash bonuses and excludes income attributable to equity-based compensation. These retirement benefits are subject to certain limitations under the Internal Revenue Code relating to the maximum amount of compensation that may be taken into account under a tax-qualified plan and the maximum annual benefit that may be paid to any participant by such a plan.

Effective December 31, 2016, Carpenter Technology froze the GRP for benefit and service accrual. Compensation earned and employment after that date will not count toward determining a participant’s pension benefit, but will continue to count toward determining eligibility for early or normal retirement.

GRP Payment

All payments to a participant or any beneficiary pursuant to the GRP are conditioned upon the circumstances surrounding the participant’s separation from employment, which dictate (a) whether the participant is entitled to an annuity payable beginning in the month immediately following separation (an “immediate annuity”) or an annuity payable beginning at a later date (a “deferred annuity”), and (b) whether an immediate annuity, if applicable, will be reduced to account for the participant’s age at the commencement of the annuity. An unreduced immediate annuity is referred to as a “full pension.”

Full Pension: A participant is entitled to a full pension if separation from employment occurs:

▶	At or after age 65 with at least five years of service;

▶	At any age with at least 30 years of service; or

▶	At age 62 with at least ten years of service.

A full pension is also available based upon permanent disability if the participant has provided at least 15 years of service to the Company, or where the participant’s age plus service equals one of the following totals:

Employee’s Age	Employee’s Service	Age + Service =

Under 55	At least 20 years	65 but not 80

Under 55	At least 15 years	At least 80

55 but not 62	At least 15 years	At least 70

Early Pension (payable immediately with age discount): Early retirement is available at age 55 after at least ten years of service (with the benefit amount otherwise payable at age 65 discounted to account for the time during which benefits are paid before the participant reaches age 62), or at age 60 after at least five years of service (with the benefit amount otherwise payable at age 65 discounted for the time during which benefits are paid before the participant reaches age 65).

Deferred Vested Pension: A participant with a vested pension who separates from service without being eligible for an immediate annuity is entitled to receive a deferred annuity that is generally payable without discount at age 65 (or at age 62 if the participant terminated employment after at least 15 years of service). A participant with a deferred vested pension who terminates employment prior to age 55 after at least ten years of employment may elect to have a discounted benefit commence at age 55 in lieu of a benefit commencing at age 65. A participant with a deferred vested pension who terminates employment prior to age 55 with less than ten years of employment may elect to have a discounted benefit commence at age 60 in lieu of a benefit commencing at age 65.

88	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Executive Compensation • Non-Qualified Defined Benefit Pension Plans

Form of GRP Payments

Benefits collected pursuant to the GRP are typically paid as a monthly annuity for either the life of the participant or, if longer, the life of the beneficiary. Alternatively, a participant who is eligible for an immediate annuity may elect an immediate or delayed lump sum payment.

Non-Qualified Defined Benefit Pension Plans

Participation

During fiscal year 2022, Messrs. Dee and Lain participated in the BRP that restores various payments that are restricted under the GRP. Messrs. Graf, Malloy and Thene are not participants in the BRP.

Non-Qualified Plan Calculations

Carpenter Technology sponsors the BRP, which restores benefits that would have been payable under the GRP but for Internal Revenue Code limits on the amount of compensation payable under a tax-qualified plan or that are lost under the GRP due to voluntary deferrals under Carpenter Technology’s Non-Qualified Deferred Compensation Plan for Officers and Key Employees (“NQDCP”).

Generally, the BRP provides the following benefits:

▶	Restores benefits not paid under the GRP because of limitations on the amount of compensation that may be considered under a tax-qualified plan ($305,000 in 2022);

▶	Restores benefits not paid under the GRP because of limitations on annual benefits that may be paid from a tax- qualified plan ($245,000 in 2022); and

▶	Restores benefits not paid under the GRP due to voluntary deferrals under the NQDCP.

Effective December 31, 2016, all benefit and service accruals were frozen for all BRP participants.

Non-Qualified Payments

All non-qualified payments to an executive or any beneficiary are conditioned upon the participant’s separation from employment or (in some instances) on the occurrence of a Change in Control (as defined in the BRP). The following paragraphs describe the eligibility and commencement timing for benefits under the BRP.

Full Pension: A participant is entitled to a full pension if the participant separates from employment (i) at or after age 62 after at least five years of service, or (ii) at any age after at least 30 years of service. Such full pension is payable on or about the first day of the month following separation from employment.

Early Pension (payable immediately with age discount): A participant with a vested pension who separates from employment is eligible for an immediate annuity so long as the participant meets the following requirements: (i) attainment of age 55, having provided at least ten years but fewer than 30 years of service, or (ii) attainment of age 60, having provided fewer than 10 years of service. The benefit equals the benefit amount otherwise payable at age 62, discounted to account for the time during which benefits are paid before the participant reaches age 62. A disabled participant may commence early pension payments pursuant to the BRP at any age.

Deferred Vested Pension: A participant with a vested pension who separates from employment without being eligible for an immediate annuity as described above is entitled to a deferred annuity, payable beginning in the first month after the participant attains age 55 if the participant provided at least ten years of service (with the benefit amount otherwise payable at age 65, discounted to account for the time during which benefits are paid before the participant reaches age 62), or age 60 if the participant provided fewer than ten years of service (with the benefit amount otherwise payable at age 65, discounted to account for the time during which benefits are paid before the participant reaches age 65).

With respect to all of the non-qualified plans, payment of benefit amounts for “Specified Employees,” as defined under Internal Revenue Code Section 409A, that are payable upon a separation from service are subject to a six-month delay.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	89

Executive Compensation • Non-Qualified Deferred Compensation Plan for Officers and Key Employees

Form of Non-Qualified Pension Payments

Benefits under the BRP are generally paid in the form of an annuity. Participants may not elect a lump sum payment, although benefits are paid as a lump sum if they become payable because of a Change in Control.

Eligibility of Named Executive Officers on June 30, 2022

As of June 30, 2022, Mr. Dee was the only NEO eligible for a Full or Early Pension under these plans without special circumstances.

Non-Qualified Deferred Compensation Plan for Officers and Key Employees

Under the NQDCP, a participant may defer an additional amount (beyond the amount deferred under a tax-qualified defined contribution plan), not to exceed 35% of base salary, plus all or a portion of bonuses earned under the EIBCP. Accounts under the NQDCP were credited for fiscal year 2022 with an employer contribution equal to 3% of the portion of a participant’s base salary that exceeds the Internal Revenue Code limitations on compensation that may be taken into account under the retirement plans ($305,000 in 2022). These contributions vest immediately.

A participant’s NQDCP account has the same investment options as those available under the Carpenter Technology Corporation 401(k) Retirement Plan (the “Retirement Plan”), except that the NQDCP does not include the Standish Mellon Stable Value Fund, the Prudential Core Plus Bond Fund, Collective Trust, or Carpenter Technology stock investment options. In addition, the NQDCP provides the Prudential Total Return Bond Fund class as an investment option. While the NQDCP is intended to be an unfunded plan, benefits may be payable from a trust established by Carpenter Technology to assist in meeting the obligations of the NQDCP at stated times or on the occurrence of stated events. Participants may elect distribution in a lump sum or annual installments (over either 10 or 15 years).

Fiscal Year 2022 Non-Qualified Deferred Compensation Table

Name	Executive Contributions in Last Fiscal Year(1) ($)	Registrant Contributions in Last Fiscal Year(2) ($)	Aggregate Losses in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End(3) ($)

Thene, Tony R.	$0	$ 19,931	$(41,368)	$0	$277,373
President
and Chief Executive Officer

Lain, Timothy	$0	$ 5,244	$(2,835)	$0	$ 15,691
Sr. Vice President
and Chief Financial Officer

Dee, James D.	$0	$ 4,239	$(7,294)	$0	$ 49,655
Sr. Vice President,
General Counsel and Secretary

Malloy, Brian J.	$0	$ 4,519	$(4,326)	$0	$ 26,301
Sr. Vice President
and Group President - SAO

Graf, David	$0	$ 3,226	$(1,167)	$0	$ 6,483
Vice President
and Group President - PEP

(1)	The amounts shown in this column are included in the amounts disclosed for the respective NEOs in column (c) of the Summary Compensation Table.

(2)	Reflects the fiscal year 2022 Company contributions to the NQDCP, which amounts are also included in column (i) of the Summary Compensation Table.

(3)	The balances shown in this column include amounts disclosed in prior fiscal years for each NEO, as follows: Thene—$298,810; Lain—$13,282; Dee—$52,710; Malloy—$26,108; and Graf—$4,424.

90	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Executive Compensation • Tax-Qualified Defined Contribution Pension Plans

Tax-Qualified Defined Contribution Pension Plans

The Retirement Plan credits the account of every eligible participant annually with an employer contribution of 3% of base salary and an employer matching contribution up to 6% (subject to IRS limits on the maximum compensation that may be taken into account for this purpose). In addition, an eligible participant may contribute up to 100% of base, overtime and premium salary (subject to the same IRS limit). Participant contributions during a calendar year may not exceed an annual limit of $20,500 for calendar year 2022 and $19,500 for 2021, unless the participant is or will become age 50 or older during such calendar year, in which event the annual limit is $27,000 for 2022 and $26,000 for 2021. The Retirement Plan allows for immediate participation by all eligible employees and immediate vesting of all contributions.

CEO Pay Ratio

As permitted under the SEC rules, to determine our median employee, we chose “base salary, bonus and overtime pay” as our consistently applied compensation measure. Using a determination date of June 30, 2022, our employee population excluding our CEO was comprised of 4,053 employees. The following jurisdictions constituting 153 employees were excluded under the 5% de minimis rule: Asia Pacific (26), Canada (12), Germany (2), Sweden (39), the UK (45) and other European countries (29).

From the remaining 3,900 employees, we leveraged a valid statistical sampling approach from the prior year to produce a sample of employees who were paid within a 5% range of the estimated median base salary, bonus and overtime pay, and selected an employee from within that group as our Median Employee. We determined that the Median Employee’s 2022 Summary Compensation Table (“SCT”) total compensation was $89,885. The 2022 SCT total compensation for our CEO was $4,814,008. Our estimate of the ratio of CEO pay to median worker pay is 54:1.

This ratio is a reasonable estimate calculated using a methodology consistent with the SEC rules, as described above. As the SEC rules allow for companies to adopt a wide range of methodologies, to apply country exclusions and to make reasonable estimates and assumptions that reflect their compensation practices to identify the median employee and calculate the CEO pay ratio, the pay ratios reported by other companies may not be comparable to the pay ratio reported above.

2022 Summary Compensation Table Total Compensation Breakdown

The compensation of Carpenter Technology’s CEO, Tony R. Thene, and Median Employee is broken down as follows:

Name/ Employee ID	Year	Salary	Bonus	Stock Awards	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension Value and Non-qualified Deferred Compensation Earnings	All Other Compensation	Total

Thene, Tony R.	2022	$924,272	$0	$3,285,016	$0	$477,186	$0	$127,534	$4,814,008

Median Employee	2022	$80,634	$0	$0	$0	$ 2,493	$0	$ 6,758	$89,885

CEO Pay Ratio = $4,814,008 / $89,885 = 54:1

Potential Payments Upon Termination of Employment

Severance and Employment Arrangements

Severance Pay Plan for Executives of Carpenter Technology Corporation (“Executive Severance Plan”)

The Executive Severance Plan provides a standard practice of addressing executive severance following a termination without cause or resignation for good reason in the absence of a Change in Control (as defined for purposes of the Change-in-Control Severance Plan below). The Plan provides for the continuation of certain elements of compensation and benefits, which are more fully described below. All current NEOs employed with Carpenter Technology as of June 30, 2022, were covered under the Executive Severance Plan.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	91

Executive Compensation • Potential Payments Upon Termination of Employment

The following table shows benefits an executive will receive if the executive’s employment is terminated without cause or the executive resigns with good reason in the absence of a Change in Control.

Benefit	CEO (Pay Grade Level 31)	Senior and Corporate Vice Presidents (Pay Grade Levels 23 – 30)	Key Employees (Pay Grade Level 22)

Severance payment (lump sum or installments at Carpenter Technology’s discretion), subject to applicable law (including Section 409A of the Code)	18 months of base salary	12 months of base salary	6 months of base salary

Annual bonus (prorated)	Yes	Yes	Yes

Lump sum payment of cost of medical and prescription coverage	18 months	12 months	6 months

Executive outplacement services	12 months	12 months	6 months

Amended and Restated Carpenter Technology Corporation Change-in-Control Severance Plan (“Change-in-Control Severance Plan”)

The Change-in-Control Severance Plan provides for certain payments and benefits to a covered executive whose employment with Carpenter Technology ceases during the two-year period following a Change in Control of the Company due to a termination without “cause” or a resignation for “good reason,” as more fully described in the Change-in-Control Severance Plan. The Change-in-Control Severance Plan does not provide for any gross-up on excise taxes for any executive that may be imposed under Section 4999 of the Code and provides that a participant will receive the greater of (i) the amount payable, as reduced by the minimum amount necessary to avoid application of the excise tax; or (ii) the amount the participant would receive if the benefits were not reduced and the excise tax was payable, whichever provides the participant with the greatest after-tax benefit.

Following a Change in Control, if an executive’s employment is terminated without cause or an executive resigns with good reason, in addition to any other rights or benefits to which the executive is entitled in the ordinary course, the executive will receive the benefits outlined below.

Benefit	CEO (Pay Grade Level 31)	Senior and Corporate Vice Presidents (Pay Grade Levels 23 – 30)	Key Employees (Pay Grade Level 22)

Lump sum severance payment	3x base salary 1x target annual bonus	2x base salary 1x target annual bonus	1x base salary 1x target annual bonus

Lump sum payment of cost of medical, prescription and dental coverage	36 months	24 months	12 months

Executive outplacement services	12 months	12 months	12 months

Reimbursement of any reasonable legal fees incurred to enforce the Plan	Yes	Yes	Yes

The Potential Payments Upon Termination or Change-in-Control Table illustrates the benefits that would be payable to each of the NEOs in connection with a hypothetical termination of employment or Change in Control on the last day of our most recently completed fiscal year. All current NEOs employed with Carpenter Technology as of June 30, 2022 were covered at fiscal year-end.

For purposes of the Executive Severance Plan and the Change-in-Control Severance Plan, the terms set forth below have the meanings ascribed to them:

“Cause” means any termination of an Employee’s employment with an Employer which results from:

▶	Employee’s conviction of a crime involving moral turpitude;

▶	Employee becoming incapable of performing the duties of his employment with Employer due to loss or suspension of any license or certification required for the performance of those duties;

92	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Executive Compensation • Potential Payments Upon Termination of Employment

▶	Conduct by Employee that is found by Employer to constitute fraud, embezzlement, or theft that occurs during or in the course of Employee’s employment with Employer;

▶	Intentional damage by Employee to Employer’s assets or property or the assets or property of Employer’s customers, vendors, or employees;

▶

Intentional disclosure by Employee of Employer’s confidential information contrary to Employer’s policies or instructions received by Employee during or in the course of Employee’s employment with Employer;

▶	Intentional engagement by Employee in any activity which would constitute a breach of duty of loyalty to Employer;

▶

Conduct by Employee found by Employer to constitute a willful and continued failure or refusal by Employee to substantially perform Employee’s duties for Employer (except as a result of incapacity due to physical or mental illness);

▶	Employee’s failure to comply with Employer’s policies or practices despite having been advised and/or instructed regarding those policies or practices; or

▶

Conduct by Employee that is demonstrably and materially injurious to Employer, monetarily or otherwise, as determined by Employer, including injury to Employer’s reputation or conduct by Employee otherwise having an adverse effect upon Employer’s interests, as determined by Employer.

“Good Reason” means an Employee’s voluntary termination within the ninety (90) day period following the initial existence of one or more of the following conditions arising without the Employee’s consent:

▶	A material diminution in the Employee’s Base Salary;

▶	A material permanent diminution in the Employee’s authority, duties, or responsibilities;

▶	A material change in the geographic location at which the Employee must perform services which is at least fifty (50) miles from his current principal place of work; or

▶	Any other action or inaction that constitutes a material breach by the Employer of any employment agreement between the Employee and the Employer.

“Change in Control” includes:

▶

Acquisition by a person or group of more than 50% of Carpenter Technology’s outstanding common stock or more than 50% of the combined voting power of Carpenter Technology’s then outstanding securities;

▶	Change in the composition of the majority of the Board without the approval of the incumbent directors;

▶	Certain mergers, sales of assets or similar transactions where the Company’s stockholders, determined immediately before the transaction, do not control the surviving entity; or

▶	Stockholder approval of a liquidation or dissolution of the Company.

Stock-Based Incentive Compensation Plan

For purposes of the Stock-Based Incentive Compensation Plan for Officers and Key Employees, “Change in Control” includes:

▶	Acquisition by a person or group, during any time period, of more than 50% of Carpenter Technology’s outstanding Common Stock;

▶	Acquisition by a person or group, during any 12-month period, of stock representing more than 35% of the combined voting power of Carpenter Technology’s then outstanding securities;

▶	Change in the composition of the majority of the Board without the approval of the incumbent directors; or

▶	Sale of 50% or more of Carpenter Technology’s assets.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	93

Executive Compensation • Fiscal Year June 30, 2022 Potential Payments Upon Termination or Change in Control Table

Fiscal Year June 30, 2022 Potential Payments Upon Termination or Change in Control Table

The table does not include benefits that are generally available to salaried employees on a non-discriminatory basis, previously vested stock awards, or benefits disclosed in the Pension Benefits Table and the Non-Qualified Deferred Compensation Plan Table to the extent payable in the ordinary course (i.e., without enhancement attributable to the severance event or Change in Control). The table in all cases assumes the termination event occurred on June 30, 2022, and values equity awards based on the per share closing price of the company’s common Stock on June 30, 2022 ($27.91). This table is intended only for illustrative purposes; the rights and benefits due to any executive upon an actual termination of employment or Change in Control can only be determined at the time of such event, based on circumstances then existing and arrangements then in effect.

94	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Executive Compensation • Fiscal Year June 30, 2022 Potential Payments Upon Termination or Change in Control Table

				Before Change in Control	After Change in Control(2)
Named Executive	Benefit	Before Change in Control Retirement or Resignation(1)	Before Change in Control Death or Disability	Termination by the Company without Cause or Resignation for Good Reason	Termination by the Company without Cause or Resignation for Good Reason
Thene, Tony R. President and Chief Executive Officer	Restricted Stock Unit Award (08/15/19)	$175,777	$183,452	$175,777	$183,452
	Restricted Stock Unit Award (08/17/20)	$947,740	$1,217,267	$947,740	$1,217,267
	Restricted Stock Unit Award (08/16/21)	$0	$1,283,023	$0	$1,283,023
	Performance Share Opportunity (08/17/20)(3)	$1,216,736	$1,216,736	$1,216,736	$1,825,928
	Performance Share Opportunity (08/16/21)(4)	$426,521	$426,521	$426,521	$1,283,023
	Severance—Executive Severance Plan(5)	$0	$0	$1,444,228	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$3,826,013
Totals		$2,766,774	$4,326,999	$4,211,002	$9,618,706
Lain, Timothy Sr. Vice President and Chief Financial Officer	Restricted Stock Unit Award (08/15/19)	$0	$31,622	$0	$31,622
	Restricted Stock Unit Award (08/17/20)	$0	$314,713	$0	$314,713
	Restricted Stock Unit Award (08/16/21)	$0	$322,221	$0	$322,221
	Performance Share Opportunity (08/17/20)(3)	$0	$314,750	$0	$472,126
	Performance Share Opportunity (08/16/21)(4)	$0	$107,407	$0	$322,221
	Severance—Executive Severance Plan(5)	$0	$0	$531,128	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$1,418,561
Totals		$0	$1,090,713	$531,128	$2,881,464
Dee, James D. Sr. Vice President, General Counsel and Secretary	Restricted Stock Unit Award (08/15/19)	$25,147	$26,235	$25,147	$26,235
	Restricted Stock Unit Award (08/17/20)	$135,615	$174,159	$135,615	$174,159
	Restricted Stock Unit Award (08/16/21)	$0	$175,777	$0	$175,777
	Performance Share Opportunity (08/17/20)(3)	$174,102	$174,102	$174,102	$261,238
	Performance Share Opportunity (08/16/21)(4)	$58,444	$58,444	$58,444	$175,777
	Severance—Executive Severance Plan(5)	$0	$0	$481,792	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$1,196,048
Totals		$393,308	$608,717	$875,100	$2,009,234
Malloy, Brian J. Sr. Vice President and Group President— SAO	Restricted Stock Unit Award (08/15/19)	$0	$26,235	$0	$26,235
	Restricted Stock Unit Award (08/17/20)	$0	$174,159	$0	$174,159
	Restricted Stock Unit Award (08/16/21)	$0	$253,869	$0	$253,869
	Performance Share Opportunity (08/17/20)(3)	$0	$174,158	$0	$261,238
	Performance Share Opportunity (08/16/21)(4)	$0	$84,623	$0	$253,869
	Severance—Executive Severance Plan(5)	$0	$0	$504,358	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$1,297,658
Totals		$0	$713,044	$504,358	$2,267,028
Graf, David Vice President and Group President— PEP	Restricted Stock Unit Award (08/15/19)	$0	$15,797	$0	$15,797
	Restricted Stock Unit Award (08/17/20)	$0	$104,914	$0	$104,914
	Restricted Stock Unit Award (08/16/21)	$0	$175,777	$0	$175,777
	Performance Share Opportunity (08/17/20)(3)	$0	$104,942	$0	$157,413
	Performance Share Opportunity (08/16/21)(4)	$0	$58,592	$0	$175,777
	Severance—Executive Severance Plan(5)	$0	$0	$465,040	$0
	Severance—Change in Control Plan(6)	$0	$0	$0	$1,197,781
Totals		$0	$460,022	$465,040	$1,827,459

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	95

Executive Compensation • Fiscal Year June 30, 2022 Potential Payments Upon Termination or Change in Control Table

(1)

Messrs. Dee and Thene were retirement eligible under the Stock Plan as of June 30, 2022. Values shown as a result of retirement are prorated as applicable based on the number of days in service during each respective performance and/or restriction period.

(2)	Benefits received under the Change-in-Control Severance Plan require a Change in Control and a subsequent severance event.

(3)	Values represent approximately two-thirds of the target performance opportunity in the case of Death or Disability, and 100% of the target performance opportunity in the case of a Change in Control.

(4)	Values represent approximately one-third of the target performance opportunity in the case of Death or Disability, and 100% of the target performance opportunity in the case of a Change in Control.

(5)

The Board of Directors approved the Executive Severance Plan to create a standard practice of addressing executive severance in certain circumstances. All NEOs are subject to the provisions of this Plan. Details of the Executive Severance Plan are summarized above. The values of the described benefits are as follows:

Named Executive	Base Salary	Benefit Continuation	Outplacement	Total
Thene, Tony R.	$1,387,811	$36,417	$20,000	$1,444,228
Lain, Timothy	$486,850	$24,278	$20,000	$531,128
Dee, James D.	$443,088	$18,704	$20,000	$481,792
Malloy, Brian J.	$460,080	$24,278	$20,000	$504,358
Graf, David	$437,000	$8,040	$20,000	$465,040

Pursuant to the Executive Severance Plan, the severance would be paid in a lump sum to the extent such amounts were subject to Section 409A of the Internal Revenue Code, and to the extent such severance was exempt from Section 409A of the Internal Revenue Code, would be in a lump sum or in installments at Carpenter Technology’s discretion.

(6)	All NEOs are subject to the Change-in-Control Severance Plan, the details of which are summarized above. The values of the described benefits are as follows:

Named Executive	Base Salary and Bonus	Benefit Continuation	Outplacement	Total
Thene, Tony R.	$3,729,993	$76,020	$20,000	$3,826,013
Lain, Timothy	$1,347,369	$51,192	$20,000	$1,418,561
Dee, James D.	$1,137,084	$38,964	$20,000	$1,196,048
Malloy, Brian J.	$1,226,502	$51,156	$20,000	$1,297,658
Graf, David	$1,160,425	$17,356	$20,000	$1,197,781

Pursuant to the Change-in-Control Severance plan, the severance would be paid in a lump sum.

All NEOs, with the exception of Mr. Graf, would have an aggregate parachute value, consisting of payments or distributions payable pursuant to the Change-in-Control Severance Plan and the Stock-Based Incentive Compensation Plan, below the threshold amount that would subject them to the excise tax under Section 4999 of the Code. A cutback in the amount of $30,137 would be applied to severance benefits payable to Mr. Graf to bring his payments or distributions below the threshold amount that would subject him to the excise tax under Section 4999 of the Code if it is determined that this method provides him with the best after-tax benefit.

96	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

General Information

Why We Solicit Proxies

Carpenter Technology’s Board of Directors is soliciting proxies so that every stockholder will have an opportunity to vote during the Annual Meeting—even those who cannot attend the Annual Meeting in person. You are being asked to vote on four proposals:

▶	The election of four directors, Dr. Viola L. Acoff, Dr. Kathy Hopinkah Hannan, I. Martin Inglis and Stephen M. Ward, Jr., each to a three-year term that will expire in 2025;

▶	Approval of the appointment of PricewaterhouseCoopers LLP as Carpenter Technology’s independent registered public accounting firm to perform its integrated audit for fiscal year 2023;
▶	Approval of the compensation of Carpenter Technology’s Named Executive Officers, in an advisory vote; and

▶	Approval of the amended and restated Carpenter Technology Corporation Stock-Based Incentive Compensation Plan for Officers and Key Employees.

Method and Cost of Solicitation

Carpenter Technology will pay the cost of preparing, assembling, and delivering the Notice of Annual Meeting, Proxy Statement, and proxy card. Directors, officers, and other employees of Carpenter Technology may solicit proxies in person or by telephone without additional compensation. The Company has also hired Georgeson Inc. to assist with the solicitation of proxies for a fee of $11,500. Brokers and persons holding shares for the benefit of others may incur expenses in forwarding proxies and accompanying materials and in obtaining permission from beneficial owners to execute proxies. On request, Carpenter Technology will reimburse those expenses.

Who Can Vote

Stockholders who were record owners of Carpenter Technology common stock at the close of business on August 12, 2022, which is the record date for the Annual Meeting, may vote at the Annual Meeting. On August 12, 2022, there were 48,304,311 shares of Carpenter Technology common stock issued and outstanding and entitled to vote. Each share of common stock is entitled to one vote.

Each participant in the Carpenter Technology Corporation 401(k) Retirement Plan or the Latrobe Steel Company 401(k) Retirement Plan may direct The Vanguard Group, as trustee, how to vote the shares credited to the participant’s account. Vanguard will vote the shares as directed and will treat any such directions it receives as confidential. Vanguard will vote any blank proxies or any shares for which no direction is received in the same proportion or manner as the directed shares. Vanguard must receive voting instructions no later than Thursday, October 6, 2022.

How to Vote

You may vote in one of four ways

VOTE ONLINE

If your shares are held in the name of a broker, bank, or other nominee: Vote your Carpenter Technology shares by accessing the website address given on the proxy card you received from your broker, bank, or other nominee. You will need the control number that appears on your proxy card when you access the web page.

If your shares are registered in your name: Vote your Carpenter Technology shares by visiting the website www.proxyvote.com and following the on-screen instructions. You will need the control number that appears on your proxy card when you access the web page.

VOTE BY TELEPHONE

If your shares are held in the name of a broker, bank, or other nominee: Vote your Carpenter Technology shares by following the telephone voting instructions, if any, provided on the proxy card you received from such broker, bank, or other nominee.

If your shares are registered in your name: Vote your Carpenter Technology shares by calling toll-free 1-800-690-6903 and following the instructions, which will lead you through the voting process. You will need the control number that appears on your proxy card when you call.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	97

General Information • Broker Non-Votes and Abstentions

VOTE BY RETURNING YOUR PROXY CARD BY MAIL

You may vote by signing and returning your proxy card by mail. Stockholders of record receive the proxy materials, including a proxy card, from Carpenter Technology. Stockholders who beneficially own their shares through a bank or brokerage firm in “street name” will receive the proxy materials, together with a voting instruction form, from their bank or broker. The proxy holders will vote your shares according to your directions. If you sign and return your proxy card without specifying choices, your shares will be voted as recommended by the Board of Directors. If you are a stockholder of record, unless you tell us to vote differently, we plan to vote signed and returned proxies for the nominees for director; to approve the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal year 2023; to approve the compensation of Carpenter Technology’s named executive officers in an advisory vote and to approve the amended and restated Carpenter Technology Corporation Stock-Based Incentive Compensation Plan for Officers and Key Employees.

Stockholders who hold their shares in street name should refer to “Broker Non-Votes and Abstentions” below for information about how their shares will be voted on any matter for which they do not provide instructions to their bank or broker.

If you wish to give a proxy to someone other than those designated on the proxy card, you may do so by crossing out the names of the designated proxies and inserting the name of another person. The person representing you should then present your signed proxy card at the meeting.

VOTE BY BALLOT AT THE MEETING

You may attend the Annual Meeting and vote at the meeting. This year’s annual meeting will be held entirely online and will allow greater participation. Stockholders may participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/CRS2022. To participate in the Annual Meeting, you will need the 16-digit control number included on your notice, on your proxy card or on the instructions that accompanied your proxy materials. Shares held in your name as the stockholder of record may be voted electronically during the Annual Meeting. Shares for which you are the beneficial owner but not the stockholder of record also may be voted electronically during the Annual Meeting. However, even if you plan to attend the Annual Meeting, the Company recommends that you vote your shares in advance, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Broker Non-Votes and Abstentions

A broker non-vote occurs when the bank or brokerage firm holding shares on behalf of a stockholder does not receive timely voting instructions from the beneficial owner of the shares and does not have discretionary authority to vote those shares on specified matters.

If you are a beneficial owner and hold your shares in street name, and you do not give your broker or other nominee instructions on how to vote your shares with respect to the election of directors (Proposal 1), the advisory vote on executive compensation (Proposal 3) or the approval of the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees (Proposal 4), no votes will be cast on your behalf with respect to those proposals.

Your broker or nominee will be permitted to exercise discretionary authority to vote your shares to ratify our selection of PwC as our independent registered public accounting firm (Proposal 2) if you do not give voting instructions with respect to that proposal. As a result, we do not expect any broker non-votes to Proposal 2.

The election of directors will be determined by a majority of the votes cast for each nominee. Abstentions and broker non-votes are not considered votes cast for a nominee, and will therefore have no effect on the vote for such nominee. Withholding authority to vote for a director will have the effect of a vote against such nominee.

Proposals 2, 3 and 4 will be determined by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on such proposal. Broker non-votes will have no effect on the outcome of Proposals 3 or 4 because they are not entitled to be voted on such proposals. With respect to Proposals 2, 3 and 4, an abstention will have the same effect as a vote against such proposal.

98	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

General Information • If You Change Your Mind After Voting

Quorum and Required Votes

We need a quorum of stockholders to conduct business at the Annual Meeting. A quorum will be present if the holders of at least a majority of the outstanding shares entitled to vote on any proposal either attend or are represented by proxy at the Annual Meeting. Broker non-votes and votes withheld (abstentions) are counted as present for the purpose of establishing a quorum.

Carpenter Technology’s By-Laws and Delaware law govern the vote needed to approve the proposals. Assuming the presence of a quorum, directors may be elected by a majority of the votes cast for each nominee and Proposals 2, 3 and 4, as well as any other proposals properly presented at the Annual Meeting, may be approved by a majority of the shares present in person or represented by proxy at the meeting and entitled to vote on such proposal.

Carpenter Technology’s By-Laws and Delaware law govern the vote needed to approve the proposals. Assuming the presence of a quorum, directors may be elected by a majority of the votes cast for each nominee and Proposal 2, as well as any other proposal properly presented at the Annual Meeting, may be approved by a majority of the shares present in person or represented by proxy at the end of the meeting and entitled to vote on such proposal.

If You Change Your Mind After Voting

You can revoke your proxy at any time before it is voted at the Annual Meeting. You can write to Carpenter Technology’s Corporate Secretary at 1735 Market Street, 15th Floor, Philadelphia, PA 19103, stating that you wish to revoke your proxy and that you need another proxy card. More simply, you can vote again, either over the Internet or by telephone. Your last vote is the vote that will be counted. If you attend the Annual Meeting, you may vote at the meeting which will cancel your previous proxy vote.

Stockholder Nominations to the Board of Directors

Under Carpenter Technology’s By-Laws, in order to nominate a person for election at the 2023 Annual Meeting of Stockholders, you must provide written notice of your proposed nomination to the Corporate Secretary at Carpenter Technology’s headquarters, 1735 Market Street, 15th Floor, Philadelphia, PA 19103, between June 13, 2023, and July 13, 2023. Your notice must contain your name, address, and the number of shares of Carpenter Technology stock you own, in addition to the other information required in our By-Laws, together with a signed statement from the person recommended for nomination indicating that he or she consents to be considered as a nominee and will serve as a director if elected.

Carpenter Technology may require any proposed nominee to furnish other information reasonably necessary to determine the person’s eligibility to serve as a director. Only individuals nominated in accordance with Carpenter Technology’s By-Laws and applicable Delaware law are eligible for election as a director.

2023 Stockholder Proposals

If you wish to include a proposal in the Proxy Statement for the 2023 Annual Meeting of Stockholders, we must receive your written proposal no later than May 17, 2023. The proposal should be mailed by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the SEC, the laws of the State of Delaware, and Carpenter Technology’s By-Laws. Stockholder proposals may be mailed to the Corporate Secretary, Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA 19103.

Under Carpenter Technology’s By-Laws, stockholder proposals that are not included in the proxy materials may be presented at the 2023 Annual Meeting of Stockholders only if they meet the above requirements and the Corporate Secretary is notified in writing of the proposals between June 13, 2023, and July 13, 2023. For each matter that you wish to bring before the meeting, you must provide the information required in Carpenter Technology’s By-Laws.

In addition, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide notice that sets forth the information required by Rule 14a-19 under the Securities Exchange Act of 1934, as amended, no later than August 12, 2023.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	99

General Information • Where You Can Find More Information

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and related materials for two or more stockholders sharing the same address by delivering a single proxy statement to that address unless contrary instructions have been received from one of the affected stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for Carpenter Technology. Carpenter Technology uses householding unless stockholder(s) request otherwise in accordance with the instructions below.

If you prefer, Carpenter Technology will promptly deliver a separate copy of the Proxy Statement and related materials to you if you request one by writing or calling as follows: Corporate Secretary at Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA 19103, telephone 610-208-2102. If you want to receive separate copies of the Proxy Statement and related materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the address and phone number above.

Where You Can Find More Information

Carpenter Technology files annual, quarterly and current reports, proxy statements, and other information with the SEC. These SEC filings are also available to the public from the website maintained by the SEC at www.sec.gov or at www.carpentertechnology.com.

Upon request of any stockholder, a copy of Carpenter Technology’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022, including a list of the exhibits thereto, may be obtained, without charge, by writing to Carpenter Technology’s Corporate Secretary at Carpenter Technology Corporation, 1735 Market Street, 15th Floor, Philadelphia, PA 19103.

Other Matters

The Board of Directors is not aware of any matters to be presented at the Annual Meeting other than those set forth in this Proxy Statement. If any other business is properly brought before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the proxy holders to vote on such business in accordance with their judgment.

By order of the Board of Directors,

James D. Dee

Senior Vice President, General Counsel and Secretary

100	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Exhibit A

CARPENTER TECHNOLOGY CORPORATION

STOCK-BASED INCENTIVE COMPENSATION PLAN

FOR OFFICERS AND KEY EMPLOYEES

Originally Adopted June 22, 1993

As Amended and Restated August 9, 2022

To be Effective October 11, 2022

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	A-1

Exhibit A

CARPENTER TECHNOLOGY CORPORATION

STOCK-BASED INCENTIVE COMPENSATION PLAN

FOR OFFICERS AND KEY EMPLOYEES

Section 1.    Purpose of the Plan. The purpose of the Plan is to assist the Company and its Subsidiaries in attracting and retaining valued Employees by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s stock by such Employees.

Section 2.    Definitions. As used herein, the following definitions shall apply:

2.1    “Award” means the grant of Restricted Stock, Options or Restricted Stock Units under the Plan.

2.2    “Award Agreement” means the written agreement, instrument or document evidencing an Award.

2.3    “Board” means the Board of Directors of the Company.

2.4    “Cause” means the Employee’s: (a) willful misconduct or gross negligence in connection with the performance of the Employee’s duties for the Company or any Subsidiary; (b) conviction of, or a plea of guilty or nolo contendere to, a felony or a crime involving fraud or moral turpitude; (c) engagement in any business that directly or indirectly competes with the Company or any Subsidiary; (d) disclosure of trade secrets, customer lists or confidential information of the Company or any Subsidiary to a competitor or unauthorized person; or (e) act or omission that results in a violation of policy of either the Company or any Subsidiary, as reasonably determined by the Board in its sole discretion.

2.5    “Carve-Out Pool” means Awards representing no more than five percent (5%) of the shares of Common Stock available for Awards under this Plan.

2.6    “Change in Control” means and includes each of the following:

(a)    The acquisition by any person, entity, or group of persons (within the meaning of section 13(d)(3) or 14(d)(2) of the Exchange Act) (each, a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of either (i) more than 50% of the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or, (ii) within any 12 month period, 35% or more of the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, or (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any affiliated company;

(b)    individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board during any 12 month period; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)    the acquisition by any Person during any 12 month period of assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to the acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets; provided, however, that with respect to the payment of Restricted Stock Units, such event must also constitute a “change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation” within the meaning of Code Section 409A and the Treasury regulations issued thereunder.

A-2	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Exhibit A

2.7    “Code” means the Internal Revenue Code of 1986, as amended. A reference to any provision of the Code shall include reference to any successor provision of the Code.

2.8    “Committee” means the committee designated by the Board to administer the Plan under Section 4.

2.9    “Common Stock” means the Common Stock of the Company, par value $5.00 per share.

2.10    “Company” means Carpenter Technology Corporation, a Delaware corporation, or any successor corporation.

2.11    “Disability” means a qualified physician designated by the Company has reviewed and approved the determination that an Employee:

(a)    is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or

(b)    is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company or any Subsidiary.

2.12    “Employee” means an officer or other key employee of the Company or a Subsidiary including a director who is such an employee.

2.13    “Exchange Act” means the Securities Exchange Act of 1934, as amended. A reference to any provision of the Exchange Act or rule promulgated under the Exchange Act shall include reference to any successor provision or rule.

2.14    “Fair Market Value” means on any given date, the closing price of a share of Common Stock on the New York Stock Exchange, or, in the absence of a closing price on such date, the closing price on the last trading day preceding such date. Notwithstanding the foregoing, the Committee may use the closing price as of the indicated date, the average price or value as of the indicated date or for a specified period of not more than 30 days ending on the indicated date (provided that such period begins after the date of grant), the price determined at the time the transaction is processed, the tender offer price for shares of Common Stock, or any other method which the Committee determines is reasonably indicative of the fair market value of the Common Stock; provided, however, that for purposes of granting Non-Qualified Stock Options or Restricted Stock Units, Fair Market Value of Stock shall be determined in accordance with the requirements of Code Section 409A.

2.15    “Non-Employee Director” means a member of the Board who is not an Employee as defined in Rule 16b-3 promulgated by the U.S. Securities and Exchange Commission under the Exchange Act.

2.16    “Non-Qualified Option” means an Option or portion thereof not intended to be an “Incentive Stock Option” as defined in section 422 of the Code.

2.17    “Option” means a right granted under the Plan to purchase a specified number of shares of Common Stock at a specified price. All Options available under the Plan are Non-Qualified Options.

2.18    “Participant” means any individual who receives an Award.

2.19    “Performance Goal” means any one or more of the performance goals established by the Committee, either individually, alternatively, or in any combination, applied to either the Company as a whole or to a business unit or Affiliate, either individually, alternatively or in combination, and measured either quarterly, annually, or cumulatively over a period of quarters or years, on an absolute basis or relative to a pre-established target, to previous quarter’s or years’ results or to a designated comparison group, in each case as specified by the Committee in the Award. The Committee may appropriately adjust any evaluation of performance under a Performance Goal to remove the effect of equity compensation expense under ASC 718, amortization of acquired technology and intangibles, asset write-downs; litigation or claim judgments or settlements; the effect of changes in or provisions under tax law,

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	A-3

Exhibit A

accounting principles or other such laws or provisions affecting reported results; accruals for reorganization and restructuring programs; discontinued operations; and any items that are extraordinary, unusual in nature, non-recurring or infrequent in occurrence.

2.20    “Performance Period” means a period of one or more consecutive fiscal years, or portions thereof, of the Company specified by the Committee during which the performance of the Company, any Subsidiary or any department thereof, or any individual is measured for the purpose of determining the extent to which a Performance Goal is achieved. Nothing in this Plan shall prevent the Committee from establishing a Performance Period that commences prior to the termination of one or more other Performance Periods.

2.21    “Plan” means the Carpenter Technology Corporation Stock-Based Incentive Compensation Plan for Officers and Key Employees herein set forth, as amended from time to time.

2.22    “Restricted Stock” means Common Stock granted by the Committee under Section 6.1 of the Plan.

2.23    “Restricted Stock Unit” means a book-entry unit with a value equal to one share of Common Stock.

2.24    “Restriction Period” means the period during which Restricted Stock granted under Section 6.1 of the Plan or Restricted Stock Units granted under Section 6.3 of the Plan are subject to forfeiture.

2.25    “Retirement” means the Participant’s termination of employment with the Company with eligibility to receive a monthly retirement benefit payment in the following month under either the General Retirement Plan for Employees of Carpenter Technology Corporation (the “GRP”) or the Supplemental Retirement Plan for Executives of Carpenter Technology Corporation (the “SERP”). In the event that the Participant is eligible to participate in neither the GRP or the SERP, “Retirement” shall mean the Participant’s termination of employment with the Company having attained the age and with the service that would have otherwise been credited under the GRP or the SERP if the Participant was eligible to participate in such plans, that would have qualified the Participant for a monthly retirement benefit payment in the following month under one or both such plans.

2.26    “Separation from Service” means a “separation from service” within the meaning of section 409A of the Code and the Treasury regulations and other guidance issued thereunder.

2.27    “Subsidiary” means any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

Section 3.    Eligibility. Any Employee may be selected by the Company to receive an Award.

Section 4.    Administration and Implementation of Plan.

4.1    The Plan shall be administered by the Committee. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, their employees, Participants, persons claiming rights from or through Participants and stockholders of the Company.

4.2    Subject to the provisions of the Plan, and specifically including Section 3 hereof, the Committee shall have full and final authority in its discretion (a) to select the Employees who will receive Awards pursuant to the Plan, (b) to determine the type or types of Awards to be granted to each Participant, (c) to determine the number of shares of Common Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement of an Award and waivers or accelerations thereof as set forth in Section 6, and waivers of or modifications to performance conditions relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (d) to determine whether, to what extent, and under what circumstances an Award may be canceled, forfeited, or surrendered; (e) to determine whether, and to certify that, Performance Goals to which the settlement of an Award is subject are satisfied; (f) to correct any defect or supply any omission or reconcile any inconsistency in the Plan, and to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable in the administration of the Plan; and (g) to make all other determinations as it may deem necessary or advisable for the administration of the Plan.

4.3    The Committee may delegate to the Company’s Chief Executive Officer (the “CEO”), its authority under Section 4.2(a)-(d) above, to grant or amend Awards covering a pre-determined aggregate number of shares of Common Stock. Such delegation is limited to the authority to grant and amend Awards to Participants who are not

A-4	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Exhibit A

subject to the requirements of Rule 16b-3 of the Exchange Act. Any Awards granted or amended by the CEO shall be subject to the terms of the Plan. The CEO shall report to the Committee, in a form and manner to be determined by the Committee, at least annually on the disposition of shares subject to Awards granted or amended by the CEO.

Section 5.    Shares of Common Stock Subject to the Plan.

5.1    Subject to adjustment as provided in Section 9, the total number of shares of Common Stock available for Awards under the Plan as of October 11, 2022, shall be 2,300,000 shares, increased by (a) any shares of Common Stock that remained available for issuance under the Plan immediately prior to such date and (b) shares that are subject to outstanding Awards, some of which may be forfeited, canceled or expire unexercised and again become available for issuance under new Awards. Notwithstanding the foregoing, in determining the number of shares of Common Stock available for Awards under the Plan, a share of Common Stock subject to an award of Restricted Stock, Restricted Stock Unit, or any other full value share award shall count against the number of shares available for Awards under the Plan as two and one-half (2.5) shares of Common Stock for Awards granted prior to October 13, 2020 and two (2.0) shares of Common Stock for Awards on or after October 13, 2020, and a share of Common Stock subject to an Option shall count against the number of shares available for Awards under the Plan as one (1) share of Common Stock. For the avoidance of doubt, the following will not again become available for issuance under the Plan: (a) any shares of Common Stock withheld in respect of taxes, (b) any shares tendered or withheld to pay the exercise price of stock options, and (c) any shares repurchased by the Company from the optionee with the proceeds from the exercise of stock options. Common Stock granted under the Plan may be reserved or made available from the Company’s authorized and unissued Common Stock or from Common Stock reacquired and held in the Company’s treasury.

5.2    Subject to adjustment as provided for in Section 9, the maximum number of shares that may be granted to any Employee as Awards under the Plan during any calendar year shall not exceed 500,000.

5.3    If any shares subject to an Award are forfeited or such Award otherwise terminates without an actual distribution of shares to the Participant, any shares counted against the number of shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt procedures for the counting of shares relating to any Award to ensure appropriate counting, avoid double counting, and provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with such Award. For the avoidance of doubt, with respect to Awards granted on or after October 8, 2019, (a) any shares of Common Stock tendered or withheld in respect of taxes relating to an Award, (b) any shares of Common Stock tendered or withheld to pay the exercise price of stock options issued under the Plan, whether through “cashless exercise” or net exercise, and (c) any shares of Common Stock repurchased by the Company from the optionee with proceeds from the exercise of stock options shall not be treated as forfeited shares or in settlement of an Award, and shall not again be available for Awards under the Plan.

Section 6.    Awards. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the exercise thereof, at the date the Award is granted or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of the termination of employment or other relationship with the Company or any Subsidiary by the Participant; provided, however, that the Committee shall retain full power to accelerate or waive any such additional term or condition as it may have previously imposed as provided for in this Section 6. Except as provided for below in this Section 6, all Awards issued under the Plan on or after October 8, 2019 shall be subject to a minimum Restriction Period or minimum vesting period of at least one (1) year; provided, however, that the Committee shall have full power to grant Awards covering shares of Common Stock not in excess of the Carve-Out Pool that are not subject to such minimum Restriction Period or minimum vesting requirements. Each Award shall be evidenced by an Award Agreement. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such Performance Goals as may be specified by the Committee.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	A-5

Exhibit A

6.1    Restricted Stock. An Award of Restricted Stock is a grant by the Company of a specified number of shares of Common Stock to the Participant, which shares are subject to forfeiture upon the happening of specified events. Such an Award shall be subject to the following terms and conditions:

(a)    Upon determination of the number of shares of Restricted Stock to be granted to the Participant, the Committee shall direct the Company to see that its transfer agent and registrar for the Common Stock (“Transfer Agent”) establishes a special account representing the number of restricted shares of Common Stock issued to the Participant. Following the Restriction Period, the Company will instruct the Transfer Agent to remove the restriction from such shares of Common Stock held for the Participant in the special account and transfer these shares to an unrestricted account in the Participant’s name.

(b)    From time to time during the Restriction Period, the Committee may, but is not required to, authorize the payment or accrual of an amount equivalent to a dividend declared and paid on the Company’s Common Stock to any Participant awarded Restricted Stock. With respect to Restricted Stock granted on or after October 8, 2019, any amount so accrued shall be settled as soon as practicable following, but not later than 30 days after, the end of the Restriction Period applicable to the underlying Restricted Stock, subject to the satisfaction of the performance, employment or other conditions set forth in the Award Agreement. Such payment may be made in cash or deemed reinvested in Restricted Stock as determined by the Committee in its sole discretion. For the avoidance of doubt, any dividend with respect to Restricted Stock under this Section 6.1(b) shall not be settled unless and until the performance, employment or other vesting conditions set forth in the applicable Award Agreement are satisfied. During the Restriction Period, the Participant shall have the right to vote the shares of Restricted Stock.

(c)    The Award Agreement shall specify the duration of the Restriction Period and the performance, employment or other conditions under which the Restricted Stock may be forfeited to the Company. The Restriction Period for such Awards shall be at least (i) three years for Awards that vest solely on the passage of time unless otherwise determined by the Committee, and (ii) one year for Awards that are earned in whole or in part upon the attainment of Performance Goals. At the end of the Restriction Period applicable to all or a portion of the Restricted Stock, as applicable, the restrictions imposed hereunder shall lapse with respect to that number of shares of Restricted Stock and these shares will be transferred to an unrestricted account in the Participant’s name.

6.2    Options. Options give a Participant the right to purchase a specified number of shares of Common Stock from the Company for a specified time period at a fixed (or other determinable) price. The Award of Options shall be subject to the following terms and conditions:

(a)    Option Price: The price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee and set forth in the applicable Award Agreement, but shall not be less than the Fair Market Value of a share of Common Stock on the date the Award is granted. Other than in connection with a change in the Company’s capitalization under Section 9, the exercise price of an Option may not be reduced without approval by the Company’s shareholders.

(b)    Term of Options: The Award Agreement shall specify when an Option may be exercisable and the terms and conditions applicable thereto. The term of an Option shall in no event be greater than ten years and no Option may be exercisable sooner than one year from the date the Award is granted.

(c)    Payment of Option Price: The Committee shall determine the time or times at which an Option may be exercised by the Participant in whole or in part, whether the exercise price for an Option shall be paid in cash, by the surrender at Fair Market Value of Common Stock held by the Participant, by any combination of cash and shares of Common Stock, the means or methods of payment, including “cashless exercise” arrangements such as through a broker or by net exercise, to the extent permitted by applicable law, and the methods by which, or the time or times at which, Common Stock will be delivered or deemed to be delivered to the Participant upon the exercise of such Option. Notwithstanding the foregoing, the Committee shall not permit payment through any method that would constitute a prohibited extension of credit to those officers of the Company who are subject to the provisions of the Sarbanes-Oxley Act of 2002.

(d)    No Reload Grants: Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other option held by a Participant.

A-6	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Exhibit A

(e)    No Dividend Equivalent Rights: Options shall not be granted with dividend equivalent rights associated with the underlying shares of Common Stock subject to such Options.

6.3    Restricted Stock Units. Restricted Stock Units shall confer on the Participant the right to receive the Fair Market Value of the Restricted Stock Units upon the attainment of Performance Goals, after a Restriction Period, or a combination thereof, as specified by the Committee. The Award of Restricted Stock Units shall be subject to the following terms and conditions:

(a)    A Participant may not receive Awards of Restricted Stock Units totaling more than the limit set forth in Section 5.2 hereof.

(b)    Dividend Equivalents: The Committee may, but is not required to, authorize the payment or accrual of an amount equivalent to a dividend declared and paid on the Company’s Common Stock to any Participant awarded Restricted Stock Units.

(i)    With respect to Restricted Stock Units awarded prior to October 8, 2019, any such payment, if authorized, shall be made within 30 days following the date the dividend was paid to the holders of the Company’s Common Stock and shall be in the form of (i) cash or (ii) additional Restricted Stock Units that shall be subject to the provisions of the Award Agreement governing the Restricted Stock Units upon which the dividend equivalent is paid and added to the number of Restricted Stock Units awarded under such Award Agreement. Notwithstanding the preceding, such a dividend equivalent shall be forfeited if the Participant terminates employment with the Company for any reason prior to the payment date of the dividend equivalent.

(ii)    With respect to Restricted Stock Units awarded on or after October 8, 2019, any such accrual, if authorized, shall be settled as soon as practicable following, but not later than 30 days after, the later of the close of the Performance Period or the close of the Restriction Period applicable to the underlying Restricted Stock Units, and subject to the satisfaction of the terms and conditions applicable to such Restricted Stock Units. Such dividend equivalent shall be settled in the form of (i) cash or (ii) additional Restricted Stock Units that shall be subject to the provisions of the Award Agreement governing the Restricted Stock Units upon which the dividend equivalent is paid and added to the number of Restricted Stock Units awarded under such Award Agreement. For the avoidance of doubt, any dividend equivalent amount with respect to Restricted Stock Units under this Section 6.3(b)(iii) shall not be settled unless and until the performance, employment or other vesting conditions set forth in the applicable Award Agreement are satisfied.

(c)    Voting Rights: A Participant shall not have voting rights with respect to Restricted Stock Units prior to payment of Common Stock in satisfaction of such Restricted Stock Units.

(d)    Form and Timing of Payment of Restricted Stock Units: Payment of Restricted Stock Units shall be made as soon as practicable but not later than 30 days following the later of the close of the Performance Period or the close of the Restriction Period, as determined by the Committee and specified in the applicable Award Agreement. Payment shall be made in the form specified in the Award Agreement, which may be either in:

(i)    Common Stock which has an aggregate Fair Market Value equal to the Fair Market Value of the Restricted Stock Units at the close of the Performance Period or other applicable period determined at the Committee’s discretion and specified in the applicable Award Agreement; or

(ii)    cash in an amount equal to the aggregate Fair Market Value of the Restricted Stock Units at the close of the Performance Period or other applicable period determined at the Committee’s discretion and specified in the applicable Award Agreement.

The provisions of Section 6.4 below shall apply to any Award that is subject to the application of Code Section 409A.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	A-7

Exhibit A

6.4    Deferral of Restricted Stock Units. The Committee may, but need not, permit a Participant to defer receipt of payment in satisfaction of earned Restricted Stock Units, provided that any such deferral shall be administered in good faith compliance with section 409A of the Code and the guidance thereunder, including the following rules:

(a)    A Participant may elect to defer payment of Restricted Stock Units by making a valid, irrevocable election prior to: (i) in the case of Restricted Stock Units that qualify as “performance based compensation” (within the meaning of Code Section 409A), six months prior to the end of the applicable performance period, provided that such election is made before the amount of the compensation is readily ascertainable, or (ii) in the case of Restricted Stock Units that are not “performance based compensation” (within the meaning of Code Section 409A), 30 days following the grant of Restricted Stock Units provided that the election is made at least 12 months in advance of the earliest date on which the Restricted Stock Units may otherwise vest (disregarding for this purpose any vesting that may occur as a result of death, Disability or Change of Control);

(b)    Unless otherwise provided by the Committee, during the deferral period, the Participant shall have those rights with respect to Restricted Stock Units set forth in Section 6.3(b);

(c)    A Participant may elect to have such Restricted Stock Units paid upon:

(i)    such Participant’s Separation from Service on or after the Participant’s Retirement;

(ii)    a Change in Control;

(iii)    Disability;

(iv)    the earlier to occur of (i), (ii) or (iii) above;

(v)    the occurrence of an “Unforeseeable Emergency” within the meaning of section 409A of the Code and the guidance thereunder; or

(vi)    a date specified by the Participant, provided that such date shall be no earlier than the first day of the fourth month of the Company’s fiscal year following the year during which such Restricted Stock Units are earned or time-vested;

(d)    Notwithstanding the foregoing, with respect to a Participant who, as of the date of the Participant’s Separation from Service, is a “Specified Employee” within the meaning of section 409A of the Code and the Treasury regulations and other guidance thereunder, any payment of deferred Restricted Stock Units on account of the Participant’s Separation from Service in accordance with Section 6.4(c)(i) may not be made earlier than 6 months following such Participant’s Separation from Service, except that in the event of any Participant’s earlier death, such Restricted Stock Units shall be paid within 30 days after the Company receives notice of the Participant’s death; and

(e)    The Committee is authorized to take such action as it deems necessary and reasonable to avoid the application of the additional tax described in section 409A(a)(1)(B) of the Code to any Award deferred hereunder.

(f)    Restricted Stock Units deferred pursuant to this Section 6.4 shall continue to be credited in the number of shares subject to the Award that are being deferred and shall be paid in the same form as provided for in the applicable Award Agreement based on the Fair Market Value of the shares subject to the Award at the time of payment.

6.5    Effect of Termination on Awards. Unless otherwise specified in the Award Agreement applicable to the relevant Award, the following rules shall apply:

(a)    Options: Provided the Participant has remained in service for at least 12 months following the grant of an Option to such Participant, such Participant’s Option will be exercisable following such Participant’s termination of employment as follows:

(i)    If the Participant’s termination of employment is by reason of such Participant’s death or Disability, all Options that were granted more than 12 months before such event shall become fully vested and exercisable by the Participant or his or her estate at any time prior to the expiration of the original term of the Option.

A-8	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Exhibit A

(ii)    If the Participant’s termination of employment is by reason of such Participant’s Retirement, all unexercisable Options that were granted more than 12 months before such Retirement date shall be immediately vested and exercisable by the Participant or his or her estate prior to the expiration of the original term of the Option; provided, however, that the Committee (or the CEO in the case of an Option granted under Section 4.3 hereof) reserves the right to determine that unvested Options are forfeited. Options that were exercisable at the Participant’s Retirement shall continue to be exercisable by the Participant, or his or her estate, prior to the expiration of the original term.

(iii)    If the Participant’s termination of employment is for any reason other than as described in Sections 6.5(a)(i) and 6.5(a)(ii) above, any then unexercisable Option shall expire upon such termination and any then exercisable Option shall expire, and no longer be exercisable, by the Participant or his or her estate as of the earlier of three months following such termination or the original term of the Option.

(b)    Restricted Stock and Restricted Stock Units:

(i)    If the Participant’s termination of employment is by reason of such Participant’s death or Disability, all earned Restricted Stock or Restricted Stock Units shall become immediately vested and payable to the Participant, or his or her estate. The Participant, or his or her estate, shall also be eligible to receive a prorated payout of any unearned performance-based Restricted Stock or Restricted Stock Units, payable at the time such payment would otherwise have been made had the Participant’s employment continued, based upon the extent to which Performance Goals were met during the Performance Period.

(ii)    If the Participant’s termination is by reason of Retirement, all earned Restricted Stock and Restricted Stock Units shall become immediately vested and payable to the Participant, or his or her estate. The Participant, or his or her estate, shall also be eligible to receive a pro-rated payout of any unearned performance-based Restricted Stock or Restricted Stock Units, payable at the time such payment would otherwise have been made had the Participant’s employment continued, based upon the extent to which Performance Goals were met during the Performance Period. Notwithstanding the foregoing, the Committee (or the CEO in the case of an Award granted under Section 4.3 hereof) reserves the right to determine that unvested Restricted Stock and Restricted Stock Units are forfeited.

(iii)    In the event of the Participant’s termination of employment for any reason other than death, Disability or Retirement, any Award of Restricted Stock or Restricted Stock Units subject to Performance Goals or other restrictions or conditions not satisfied at the time of such termination shall be forfeited.

(c)    Termination for Cause: Notwithstanding anything in the Plan to the contrary, in the event a Participant’s employment with the Company or any Subsidiary is terminated for Cause, the Committee (or the CEO in the case of an Award granted under Section 4.3 hereof) may, in its sole discretion, cancel each unexercised or unvested Award granted to such Participant effective upon such termination.

6.6    Additional Provisions Applicable to Awards. Awards granted under the Plan may, in the discretion of the Committee, be granted either alone or in addition to, in tandem with, or in substitution for, any other Award granted under the Plan or any Award granted under any other plan of the Company or any Subsidiary or any business entity acquired by the Company or any Subsidiary, or any other right of a Participant to receive payment from the Company or any Subsidiary. For the avoidance of doubt, any Awards granted in substitution for any other Award granted under the Plan or any Award granted under any other plan of the Company or any Subsidiary or any business entity acquired by the Company or any Subsidiary that constitute or have the effect of a repricing shall be required to be subject to the approval of the Company’s stockholders pursuant to Section 10.1(a).

Section 7.    Exchange and Buy Out Provisions. Subject to the restrictions of Section 10 hereof, the Committee may at any time exchange or buy out any previously granted Award other than an Award with an exercise price that is less than Fair Market Value or may provide in any Award Agreement terms and conditions under which the Participant must sell, or offer to sell, to the Company any vested unexercised Award or any Common Stock acquired pursuant to such Award for a payment in cash, Common Stock or other property based on such terms and conditions as the Committee shall determine and communicate to the Participant at the time that such offer is made or as may be set forth in the Award Agreement.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	A-9

Exhibit A

Section 8.    Change in Control.

8.1    Notwithstanding any provision in this Plan and any Award Agreement to the contrary,

(a)    if any Awards granted under this Plan are assumed or converted into awards under another plan of a successor entity or business, then the following provisions apply to such Awards:

(i)    if within two (2) years immediately following a Change in Control, a Participant’s employment is terminated by the Company other than for Cause or terminated by the Participant for Good Reason (as defined in this Section 8), (i) each Option then outstanding shall become immediately exercisable to the full extent of any shares of Common Stock subject thereto, (ii) any remaining restrictions on shares of Restricted Stock shall immediately lapse, and (iii) the Performance Goals or other performance criteria and/or Restriction Period(s) applicable to any Restricted Stock or Restricted Stock Units shall be deemed satisfied, either on an absolute basis or at the pre-established target level as applicable, and settlement and/or payment shall be made pursuant to Sections 6.1(c) and 6.3(d), respectively; and

(ii)    if Participant’s employment with the Company or a Subsidiary continues after a Change in Control and during the two (2) years immediately following the Change in Control the Participant’s employment is either not terminated or is terminated by the Company for Cause or by the Participant for reasons other than for Good Reason, then the otherwise applicable terms of this Plan and the Award Agreement continue to apply to the Award.

(b)    if any Awards granted under this Plan are not assumed or converted into awards under another plan of a successor entity or business as contemplated under Section 8.1(a), (a) each Option then outstanding shall become immediately exercisable to the full extent of any shares of Common Stock subject thereto, (b) any remaining restrictions on shares of Restricted Stock shall immediately lapse, and (c) the Performance Goals or other performance criteria and/or Restriction Period(s) applicable to any Restricted Stock or Restricted Stock Units shall be deemed satisfied, either on an absolute basis or at the pre-established target level as applicable, and settlement and/or payment shall be made pursuant to Sections 6.1(c) and 6.3(d), respectively. However, this provision shall not apply to the extent that this Plan is terminated pursuant Section 10.2(b).

For purposes of this Section 8, “Good Reason” shall mean a Participant’s termination of employment within the ninety (90) day period following the initial existence of one (1) or more of the following conditions arising without the Participant’s consent: (i) a material diminution in the Participant’s base salary; (ii) a material permanent diminution in the Participant’s authority, duties or responsibilities; (iii) a material change in the geographic location at which the Participant must perform services which is at least fifty (50) miles from his or her current principal place of work; (iv) if a Participant holds the title of CEO, a change in such title to a non-CEO title; (v) if a Participant holds the title of Chief Financial Officer, a change in such title to a non-CEO or non-Chief Financial Officer title; or (vi) any other action or inaction that constitutes a material breach by the Company or a Subsidiary of any employment agreement between the Participant and the Company or Subsidiary; and within thirty (30) days following the initial existence of a condition described in subsections (i) through (vi) above, the Participant must provide notice to the Company or Subsidiary of the existence of the condition, and the Company or Subsidiary must fail to remedy the condition within thirty (30) days of receipt of such notice.

Section 9.    Adjustments upon Changes in Capitalization.

9.1    In the event that the Committee shall determine that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards, (b) the number and kind of shares of Common Stock issuable in respect of outstanding Awards, (c) the aggregate number and kind of shares of Common Stock available under the Plan, and (d) the exercise or Award-date price relating to any Award, or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award.

9.2    In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including any Performance Goals, in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 15.1) affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

A-10	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Exhibit A

Section 10.    Changes to the Plan and Awards.

10.1    The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company’s stockholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s stockholders if (a) such action would (i) increase the number of shares subject to the Plan, except as permitted at Section 9.1 hereof, (ii) constitute a repricing or exchange of any Awards issued hereunder or involve the buy-out, whether in cash or otherwise, by the Company of any previously granted Award with an exercise price that is greater than Fair Market Value, or (iii) change the provisions of this Section 10.1 that require shareholder approval; (b) such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted; or (c) the Board determines, in its discretion, to submit other such changes to the Plan to the stockholders for approval; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any outstanding Award unless required to comply with any provision of the Code, applicable securities laws, or the rules of any exchange upon which the Company’s Common Stock is listed.

10.2    Upon termination of this Plan, each Participant may receive payment of all outstanding Restricted Stock Unit Awards if and to the extent permitted under Code Section 409A and the related Treasury regulations and other guidance issued under Code Section 409A. Accordingly, payment of a Participant’s Restricted Stock Unit Award may be made hereunder in accordance with one of the following:

(a)    the termination of the Plan within twelve (12) months of a corporate dissolution taxed under Code Section 331 or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(A); or

(b)    the termination of the Plan within the thirty (30) days preceding or the twelve (12) months following a Change in Control, provided that all substantially similar arrangements are also terminated, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(B); or

(c)    the termination of the Plan, provided that the termination does not occur proximate to a downturn in the financial health of the Company, if all arrangements that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) are terminated, and no payments other than payments that would be payable under the terms of the Plan if the termination had not occurred are made within twelve (12) months of the Plan termination, and all payments are made within twenty-four (24) months of the Plan termination, and no new arrangement that would be aggregated with the Plan under Treasury Regulation Section 1.409A-1(c) is adopted within three (3) years following the Plan termination, as provided in Treasury Regulation Section 1.409A-3(j)(4)(ix)(C); or

(d)    such other events and conditions as the IRS may prescribe in generally applicable published regulatory or other guidance under Code Section 409A.

Section 11.    No Right to Award, Employment or Service. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation that the terms of Awards be uniform or consistent among Participants. Neither the Plan nor any action taken hereunder shall be construed as giving any Employee any right to be retained in the employ of the Company or any Subsidiary. For purposes of this Plan, transfer of employment between the Company and its Subsidiaries and affiliates shall not be deemed a termination of employment.

Section 12.    Taxes. Each Participant must make appropriate arrangements for the payment of any taxes relating to an Award granted hereunder. The Company or any Subsidiary is authorized to withhold from any payment relating to an Award under the Plan, including from a distribution of Common Stock or any payroll or other payment to a Participant amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include authority to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. Withholding of taxes in the form of shares of Common Stock from the profit attributable to the Award shall not occur at a rate that exceeds the maximum individual federal and state statutory tax rates in the applicable jurisdiction.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	A-11

Exhibit A

Section 13.    Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company, any Subsidiary or affiliate, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

Section 14.    Foreign Nationals. Without amending the Plan, Awards may be granted to Employees who are foreign nationals or employed outside the United States or both. The Committee may adopt, amend or rescind rules, procedures or sub-plans relating to the operation and administration of the Plan to accommodate the specific requirements of local laws, procedures, and practices. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules, procedures, and sub-plans with provisions that limit or modify rights on death, disability or retirement or on termination of employment; available methods of exercise or settlement of an award; payment of income, social insurance contributions and payroll taxes; the withholding procedures and handling of any stock certificates or other indicia of ownership which vary with local requirements. The Committee may also adopt rules, procedures, or sub-plans applicable to particular affiliates or locations.

Section 15.    Securities Law Requirements.

15.1    No Award granted hereunder shall be exercisable if the Company shall at any time determine that (a) the listing upon any securities exchange, registration or qualification under any state or federal law of any Common Stock otherwise deliverable upon such exercise, or (b) the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities, is necessary or appropriate in connection with such exercise. In any of the events referred to in clause (a) or clause (b) above, the exercisability of such Awards shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Award or any portion of any Award during the period when exercisability has been suspended.

15.2    The Committee may require, as a condition to receive or exercise any Award, that the Participant deliver to the Company representations, warranties and agreements to the effect that any shares of Common Stock to be purchased or acquired pursuant to such Award are for investment only and without any present intention to sell or otherwise distribute such shares and that the Participant will not dispose of such shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder. The certificates issued to evidence such shares shall bear appropriate legends summarizing such restrictions on the disposition thereof.

Section 16.    Termination. The Plan shall terminate and expire on the date which is ten (10) years after the most recent shareholder approval of the Plan.

Section 17.    Fractional Shares. The Company will not be required to issue any fractional shares of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions and settlement of such fractional shares of Common Stock in cash.

Section 18.    Discretion. In exercising, or declining to exercise, any grant of authority or discretion hereunder, the Committee may consider or ignore such factors or circumstances and may accord such weight to such factors and circumstances as the Committee alone and in its sole judgment deems appropriate and without regard to the effect such exercise, or declining to exercise such grant of authority or discretion, would have upon the affected Participant, any other Participant, any employee, the Company, any Subsidiary, any affiliate, any stockholder or any other person.

A-12	CARPENTER TECHNOLOGY 2022 PROXY STATEMENT

Exhibit A

Section 19.    Governing Law. To the extent that Federal laws (such as the Exchange Act or the Code) do not apply, the validity and construction of the Plan and any Award Agreements entered into thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the choice of law principles thereof.

Section 20.    Adoption of the Plan and Effective Date. This amendment and restatement of the Plan shall become effective upon its approval by the stockholders of the Company, and no Award granted under this restatement shall become exercisable, realizable or vested prior to such approval.

CARPENTER TECHNOLOGY 2022 PROXY STATEMENT	A-13

CARPENTER TECHNOLOGY CarpenterTechnology.com OUR VALUES ZERO INJURY WORKPLACE We believe that all injuries are preventable and that the safety of alI employees is our top priority. PERFORMANCE We choose to excel at what we do, and we are intolerant of not meeting or beating expectations, goals, and promises. DIGNITY AND RESPECT We value each person as an individual, respect their aspirations, and act honorably in our interactions. TRANSPARENCY We speak to each other openly and honestly and are proactive in communicating up, down, and across the organization. PROFESSIONAL CONFRONTATION We speak up and we speak out, but once we make well-informed decisions, supported by reliable data, we move on. INTEGRITY AND ETHICS We act responsibly and maintain high ethical standards in the way we interact with each other, customers, suppliers, and communities. ABOVE THE LINE ACCOUNTABILITY We require each of us to take personal responsibility to "See It, Own It, Solve It, and Do It' to obtain desired results. COLLABORATION We are invested in our teammates' success and in cross-functional initiatives in order to make the organization better.

CARPENTER TECHNOLOGY CarpenterTechnology.com Carpenter Technology Corporation (NYSE:CRS) is a recognized leader in high-performance specialty alloy-based materials and process solutions for critical applications in the aerospace, defense, transportation, energy, medical, industrial, and consumer electronics markets. Founded in 1889, Carpenter Technology has evolved to become a pioneer in premium specialty alloys, including titanium, nickel, and cobalt, as well as alloys specifically engineered for additive manufacturing (AM) processes and soft magnetics applications. Carpenter Technology has expanded its AM capabilities to provide a complete "end-to-end" solution to accelerate materials innovation and streamline parts production. Carpenter Technology Corporation info@cartech.com 610 208 2000 1735 Market Street, Philadelphia, PA 19103, United States

CARPENTER TECHNOLOGY CORPORATION 1735 MARKET STREET PHILADELPHIA, PA 19103

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D90109-P79842                    KEEP  THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARPENTER TECHNOLOGY CORPORATION		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Elect four directors of the corporation to serve for a term of three years and until their successors shall have been elected and qualified;	☐	☐	☐

Nomination for three-year term, expiring in 2025:

01) Dr. Viola L. Acoff
02) Dr. Kathy Hopinkah Hannan
03) I. Martin Inglis
04) Stephen M. Ward, Jr.

The Board of Directors recommends you vote FOR the following proposals:						For	Against	Abstain

2.	Approve the Audit/Finance Committee’s appointment of PricewaterhouseCoopers LLP as the corporation’s independent registered public accounting firm to audit and to report on the corporation’s financial statements for the fiscal year ending June 30, 2023;					☐	☐	☐

3.	Approve the compensation of the corporation’s named officers, in an advisory vote; and					☐	☐	☐

4.	Approve the Amended and Restated Stock-Based Incentive Compensation Plan for Officers and Key Employees.					☐	☐	☐

Note: Transact such other business as may properly be presented at the Annual Meeting.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

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D90110-P79842

CARPENTER TECHNOLOGY CORPORATION

Annual Meeting of Stockholders

October 11, 2022

This proxy is solicited by the Board of Directors

The undersigned stockholder of Carpenter Technology Corporation appoints James D. Dee and Timothy Lain, or either of them, proxies with full power of substitution, to vote all shares of stock which the stockholder would be entitled to vote if present at the Annual Meeting of Stockholders of CARPENTER TECHNOLOGY CORPORATION and at any adjournment thereof. The meeting will be held online at www.virtualshareholdermeeting.com/CRS2022 on October 11, 2022 at 11:00 a.m. local time. Said proxies are hereby granted all powers the stockholder would possess if present. The stockholder hereby revokes any proxies previously given with respect to such meeting.

THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE, BUT IF NO SPECIFICATION IS MADE, IT WILL BE VOTED FOR ALL OF THE NOMINEES IN PROPOSAL 1 AND FOR PROPOSALS 2, 3 AND 4 AND WILL BE VOTED IN THE DISCRETION OF THE PROXIES ON OTHER MATTERS AS MAY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

Continued and to be signed on reverse side